Exhibit 10.25
Private & Confidential		EXECUTION VERSION
Dated March 23, 2015

DORIAN LPG FINANCE LLC
as Borrower

THE ENTITIES
listed in Schedule 1, Part B
as Upstream Guarantors

DORIAN LPG LTD.
as Facility Guarantor

ABN AMRO CAPITAL USA LLC
CITIBANK N.A., LONDON BRANCH
and
THE OTHER BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1, Part D
as Bookrunners

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1, Part E
as Mandated Lead Arrangers

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1, Part F
as Commercial Lenders

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1, Part G
as KEXIM Lenders

THE EXPORT-IMPORT BANK OF KOREA
as KEXIM

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1, Part I
as K-sure Lenders

THE BANKS AND FINANCIAL INSTITUTIONS
Listed in Schedule 1, Part J
as Swap Banks

ABN AMRO CAPITAL USA LLC
as Global Coordinator, Administrative Agent and Security Agent

CITIBANK N.A., LONDON BRANCH
or any of its holding companies, subsidiaries or affiliates
as ECA coordinator

CITIBANK N.A., LONDON BRANCH
as ECA Agent

FACILITY AGREEMENT for a Loan of up to $758,105,296

SECTION 1 -	INTERPRETATION	2
1	Definitions and interpretation	2
SECTION 2 -	THE FACILITY	31
2	The Facility	31
3	Purpose	34
4	Conditions of Utilization	37
SECTION 3 -	UTILIZATION	39
5	Utilization	39
SECTION 4 -	REPAYMENT, PREPAYMENT AND CANCELLATION	41
6	Repayment	41
7	Illegality, prepayment and cancellation	42
SECTION 5 -	COSTS OF UTILIZATION	48
8	Interest	48
9	Interest Periods	48
10	Changes to the calculation of interest	49
11	Fees	50
SECTION 6 -	ADDITIONAL PAYMENT OBLIGATIONS	53
12	No Set-Off or Tax Deduction; Tax Indemnity; FATCA	53
13	Increased Costs	57
14	Other indemnities	58
15	Mitigation by the Lenders	61
16	Costs and expenses	61
SECTION 7 -	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT	63
17	Representations	63
18	Information undertakings	71
19	Financial Covenants	74
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20	General undertakings	76
21	Dealings with Ship	80
22	Condition and operation of Ship	82
23	Insurance	86
24	Minimum security value	91
25	Bank accounts	94
26	Business restrictions	96
27	Hedging Contracts	100
28	Events of Default	101
29	Position of Swap Bank	106
SECTION 8 -	CHANGES TO PARTIES	108
30	Changes to the Lenders	108
31	Changes to the Obligors	112
SECTION 9 -	THE FINANCE PARTIES	113
32	Roles of Administrative Agent, Security Agent, Mandated Lead Arrangers and ECA Agent	113
33	ECA Specific Provisions	130
34	Conduct of business by the Finance Parties	140
35	Sharing among the Finance Parties	141
SECTION 10 -	ADMINISTRATION	144
36	Payment mechanics	144
37	Notices	147
38	Calculations and certificates	149
39	Partial invalidity	149
40	Remedies and waivers	149
41	Amendments and Waivers	149
42	Counterparts	153
SECTION 11 -	GOVERNING LAW AND ENFORCEMENT	150
43	Governing law	154
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THIS AGREEMENT is dated March 23, 2015 and made between:
(1)	DORIAN LPG FINANCE LLC, as borrower (the Borrower);
(2)	THE ENTITIES listed in Schedule 1 (The original parties) Part B, as owners and upstream guarantors (the Upstream Guarantors and each an Upstream Guarantor);
(3)	DORIAN LPG LTD., as facility guarantor (the Facility Guarantor and collectively with the Upstream Guarantors, the Guarantors and each a Guarantor);
(4)	ABN AMRO CAPITAL USA LLC, CITIBANK N.A., LONDON BRANCH, ING BANK N.V., LONDON BRANCH and DVB BANK SE, as bookrunners (the Bookrunners and each a Bookrunner);
(5)	ABN AMRO CAPITAL USA LLC, CITIBANK N.A., LONDON BRANCH, ING BANK N.V., LONDON BRANCH, DVB BANK SE, BANCO SANTANDER, S.A. and THE EXPORT-IMPORT BANK OF KOREA, as mandated lead arrangers (the Mandated Lead Arrangers and each a Mandated Lead Arranger);
(6)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) Part F, as commercial lenders (the Commercial Lenders and each a Commercial Lender);
(7)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) Part G, as KEXIM lenders (the KEXIM Lenders and each a KEXIM Lender);
(8)	THE EXPORT-IMPORT BANK OF KOREA, as KEXIM (KEXIM);
(9)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) Part I, as K-sure lenders (the K-sure Lenders and each a K-sure Lender, and collectively with the Commercial Lenders, the KEXIM Lenders and KEXIM, the Original Lenders and each an Original Lender);
(10)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) Part J, as swap banks (the Swap Banks and each a Swap Bank);
(11)	ABN AMRO CAPITAL USA LLC, as global coordinator (the Global Coordinator), administrative agent (the Administrative Agent) and security agent for and on behalf of the Finance Parties (the Security Agent);
(12)	CITIBANK N.A., LONDON BRANCH, or any of its holding companies, subsidiaries or affiliates, as ECA coordinator (the ECA Coordinator); and
(13)	CITIBANK N.A., LONDON BRANCH, as ECA agent (post-closing) (the ECA Agent),
IT IS AGREED as follows:

SECTION 1 - INTERPRETATION
1	Definitions and interpretation
1.1	Definitions
In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:
Acceptable Charter means for any Ship, a charterparty, and if approved by the Required Lenders, any contract of affreightment entered into between the relevant Upstream Guarantor and an Acceptable Charterer at a monthly rate of at least $680,000.

Acceptable Charterer means either (i) a charterer listed in Schedule 10 (List of Acceptable Charterers) or (ii) another charterer at the consent of the Administrative Agent (acting with the instructions of the Required Lenders), such consent not to be unreasonably withheld or delayed.

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with Clause 25 (Bank accounts).

Account Bank means, in relation to any Account, a Lender, an affiliate of a Lender or another bank or financial institution which is approved by the Administrative Agent at the request of the Borrower, such approval not to be unreasonably withheld or delayed.

Account Holder(s) means, in relation to any Account, the Borrower or each Upstream Guarantor in whose name that Account is held.

Account Security means, in relation to an Account, (i) a pledge by the relevant Account Holder(s) in favor of the Security Agent in Agreed Form conferring a Security Interest over that Account, and all of the funds maintained from time to time in that Account and, if needed, (ii) a control agreement entered into or to be entered into among relevant Account Holder(s), the Account Bank and the Security Agent in Agreed Form.

Accounting Reference Date means March 31 or such other date as may be approved by the Lenders.

Administrative Agent is defined in the preamble and includes any person who may subsequently be appointed as successor Administrative Agent under the Finance Documents.

Advance means each of the Ship 1 Advance, the Ship 2 Advance, the Ship 3 Advance, the Ship 4 Advance, the Ship 5 Advance, the Ship 6 Advance, the Ship 7 Advance, the Ship 8 Advance, the Ship 9 Advance, the Ship 10 Advance, the Ship 11 Advance, the Ship 12 Advance, the Ship 13 Advance, the Ship 14 Advance, the Ship 15 Advance, the Ship 16 Advance, the Ship 17 Advance, and the Ship 18 Advance and Advances means all of them, each of which shall be made available according to the Advance Allocation.

Advance Allocation means, in respect of each Advance, an allocation of such Advance in which (i) 32.862% of such Advance shall be the Commercial Tranche, (ii) 26.657% of such Advance shall be the KEXIM Guaranteed Tranche, (iii) 26.946% of such Advance shall be the KEXIM Funded Tranche, and (iv) 13.535% of such Advance shall be the K-sure Tranche.

Affiliate means, in relation to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a person means the possession, direct or indirect, of the power to vote 50% or more of the Equity Interests of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of Equity Interests, by contract or otherwise.
Age Adjusted Delivered Price means, in relation to Ship 1 and Ship 2, the Delivered Price of such Ship as adjusted to account for amortization from the Delivery Date of such Ship and as identified in Schedule 2 (Ship Information).
Agreed Form means in relation to any document, that document in the form approved by the Administrative Agent (acting with the consent of all the Lenders), the Swap Banks and K-sure (such approval not to be unreasonably withheld or delayed), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document (such approval not to be unreasonably withheld or delayed).
Anti-Bribery and Corruption Laws means the US Foreign Corrupt Practices Act of 1977 as amended and the rules and regulations thereunder (FCPA), the UK Bribery Act of 2010, and/or any similar laws, rules or regulations issued, administered or enforced by the United States, United Kingdom, the European Union or any of its member states, or any other country or Governmental Agency having jurisdiction over the Lenders or the Obligors
Approved Manager means, in relation to a Ship, the Approved Commercial Manager and the Approved Technical Manager.
Approved Commercial Manager means, in relation to a Ship, a Subsidiary of the Facility Guarantor, Dorian (Hellas) S.A., or any other manager acceptable to the Administrative Agent (acting with the instructions of the Required Lenders), provided that no change of commercial management shall be permitted without the prior written consent of the Required Lenders, such consent not to be unreasonably withheld or delayed.
Approved Pooling Arrangement shall mean the pooling arrangement with respect to any of the Ships pursuant to the pool agreement dated March 23, 2015, entered into between Helios LPG Pool LLC, as pool company, Phoenix Tankers Pte. Ltd., as member, and the Facility Guarantor, as member.
Approved Technical Manager means, in relation to a Ship, a Subsidiary of the Facility Guarantor, Dorian (Hellas) S.A., or any other manager acceptable to the Administrative Agent (acting with the instructions of the Required Lenders), provided that no change of technical management shall be permitted without the prior written consent of the Required Lenders, such consent not to be unreasonably withheld or delayed.
Approved Valuers means Fearnleys A.S., Clarksons Shipbroking Group, Braemar Seascope Ltd., Joachim Grieg & Co., or E.A. Gibson Shipbrokers Ltd., or any other experienced valuer mutually agreed by the Borrower and the Administrative Agent (acting with the instructions of the Required Lenders) in accordance with Clause 24.8 (Approval of valuers), such agreement not to be unreasonably withheld or delayed.
Auditors means Deloitte, Hadjipavlou, Sofianos & Campanis, Deloitte US, Ernst &Young, PricewaterhouseCoopers, KPMG or another firm mutually agreed by the Borrower and the Administrative Agent (acting with the instructions of the Required Lenders), such agreement not to be unreasonably withheld or delayed.
Basel III means, together:
(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring"

and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
Benefit Plan means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by United States federal law or the law of another country) to or with respect to which any Obligor incurs or otherwise has any obligation or liability, direct or indirect, contingent or otherwise.
Borrower Change of Control means the Facility Guarantor ceases to maintain a 100% legal, beneficial and registered ownership interest in, and control of, the Borrower.
Break Costs means, other than with respect to the KEXIM Prepayment Fee, the amount of interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had such principal amount of the Loan or Unpaid Sum received been paid on the last day of that Interest Period.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, New York; London, United Kingdom; Hong Kong; Frankfurt am Main, Germany; and Seoul, South Korea.
Change in Law means (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in either case made after the date of this Agreement. For the purposes of this Agreement, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, (b) CRD IV, (c) CRR and (d) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.
Change of Control means:
(i)	in respect of the Borrower, a Borrower Change of Control;
(ii)	in respect of an Upstream Guarantor, an Upstream Guarantor Change of Control;
(iii)	in respect of the Facility Guarantor,
(A)	a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Seacor Holdings LLC, Dorian Holdings LLC or any individual director or individual officer who is holder of 5% or more of the Facility Guarantor's equity interests as of the Closing Date, becomes the ultimate "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act and including by reason of any change in the ultimate "beneficial ownership" of the Equity Interests of the Facility Guarantor) of more than 33% of the total voting power of the Voting Stock of the Facility Guarantor (calculated on a fully diluted basis); or
(B)	individuals who at the beginning of any period of two (2) consecutive calendar years constituted the Board of Directors or equivalent governing body of the Facility Guarantor (together with any new directors (or equivalent) whose election by such Board of Directors or equivalent governing body or whose nomination for election was approved by a vote of at least two-thirds of the members of such Board of Directors or equivalent governing body then still in office who either were members of such Board of Directors or equivalent governing body at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than as a result of compliance with NYSE rules on independent directors) to constitute at least 50% of the members of such Board of Directors or equivalent governing body then in office; or
(iv)	Mr. John Hadjipateras ceases to be a director of the Facility Guarantor.
Charter Assignment means, in relation to a Ship, a first priority charter assignment by the relevant Upstream Guarantor of its interest in any Long Term Charter and its other Charter Documents in favor of the Security Agent in Agreed Form and to be notified to the relevant Charterer, with the Borrower having used commercially reasonable efforts to ensure such assignment is acknowledged by the relevant Charterer.
Charter Documents means, in relation to a Ship, the Long Term Charter of that Ship, any documents supplementing it and any guaranty or security given by any person for the relevant charterer's obligations under it.
Classification means, in relation to a Ship, the highest classification available to vessels of this type (or, if applicable, being on the date of this Agreement the classification specified in respect of such Ship in Schedule 2 (Ship information)) with the relevant Classification Society or another classification approved by the Administrative Agent, upon the instruction of the Required Lenders, as its classification, at the request of the relevant Upstream Guarantor, such approval not to be unreasonably withheld or delayed.
Classification Letter means, in relation to a Ship, the instruction letter in the form set out in Schedule 5 (Form of Classification Letter) or in such other approved form.
Classification Society means, in relation to a Ship, any of Det Norske Veritas (DNV), American Bureau of Shipping (ABS), Lloyd's Register (LR), Nippon Kaiji Kyokai (NK), Bureau Veritas (BV) or such other first-class vessel classification society that is a member of IACS that the Administrative Agent may, with the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed) approve from time to time.
Closing Date means the date of this Agreement.
Code means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.
Collateral means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.
Commercial Lenders is defined in the preamble.
Commercial Tranche means the commercial term loan equal, in aggregate, to a maximum principal amount of $249,122,048.

Commercial Tranche Commitments means, in relation to an Original Lender, the amount set forth opposite its name in Schedule 11 (Tranches and Commitments) in respect of the Commercial Tranche, or, in relation to any other Lender, such amount assigned to it under this Agreement in respect of the Commercial Tranche; to the extent not cancelled, reduced or assigned by it under this Agreement.
Commission or SEC means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.
Commitment means, with respect to each of the Commercial Tranche, the KEXIM Guaranteed Tranche, the KEXIM Funded Tranche and the K-sure Tranche:
(a)	in relation to an Original Lender, the amount set opposite its name under the relevant tranche heading in Schedule 11 (Tranches and Commitments) and the amount of any other Commitment assigned to it under this Agreement; and
(b)	in relation to any other Lender, the amount of any Commitment assigned to it under this Agreement to the extent not cancelled, reduced or assigned by it under this Agreement.
Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
Compliance Certificate means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).
Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the Hedging Master Agreement.
Constitutional Documents means, in respect of an Obligor, its articles of incorporation and by-laws, certificate of formation and limited liability company operating agreement, or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).
Contingent Extras means, in relation to a Ship (other than Ship 1 and Ship 2), the amount of unforeseen costs, expenses and extras under the relevant Shipbuilding Contract that may arise between the Closing Date and the Delivery Date of such Ship, provided that the aggregate of Contingent Extras shall not exceed $2,336,364.
CRD IV means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.
CRR means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.
Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, a determination having been made under the Finance Documents or any combination of them) be an Event of Default.
Defaulting Lender means any Lender:
(a)	which has failed to make its participation in an Advance available (or has notified the Administrative Agent or the Borrower (which has notified the Administrative Agent) that it will not make its participation in an Advance available) by the Utilization Date of that Loan in accordance with Clause 5.4 (Lenders' obligation);
(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Payment Disruption Event; and,
payment is made within three (3) Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
Delivered Price means, in relation to a Ship, the Contract Price, Extras (as such terms are defined in the Shipbuilding Contract) and Contingent Extras, but up to a maximum Delivered Price per Ship as specified in Schedule 2 (Ship information).
Delivery means, in relation to a Ship, the delivery to and acceptance of such Ship by the relevant Upstream Guarantor under the relevant Shipbuilding Contract.
Delivery Date means, in relation to a Ship, the date on which its Delivery occurs.
Demand Date means the date on which the ECA Agent shall have properly documented its demand on KEXIM for payment in accordance with the procedures of the KEXIM Guarantee.
Disposal Repayment Date means in relation to:
(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; and
(b)	a sale of a Mortgaged Ship by the relevant Upstream Guarantor, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.
Earnings means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Upstream Guarantor owning that Ship or the Security Agent and which arise out of the use or operation of that Ship, including (but not limited to):
(a)	except to the extent that they fall within paragraph (b):
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to the Upstream Guarantor owning that Ship or the Security Agent in the event of requisition of that Ship for hire;
(iii)	remuneration for salvage and towage services;
(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and
(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and
(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.
Earnings Account means any Account designated as an "Earnings Account" under Clause 25.1 (Earnings Accounts).
ECA Agent is defined in the preamble.
ECAs means KEXIM and K-sure (individually, each an ECA).
EDGAR means the Electronic Data Gathering, Analysis and Retrieval System maintained by the SEC.
Eligible Contract Participant means an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder.
Environmental Claims means:
(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or
(b)	any claim made by any other person relating to a Spill.
Environmental Incident means:
(a)	any Spill from any Ship;
(b)	any incident in which there is a Spill and which involves a collision or allision between a Ship and another vessel or object, or some other incident of navigation or operation, in any case, in connection with which such Ship is actually or potentially liable to be arrested, attached, detained or injuncted, or where such Ship, any Obligor or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which there is a Spill otherwise than from a Ship and in connection with which such Ship is actually or potentially liable to be arrested, or where such Ship, any Obligor or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action.
Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.
Equity Interests of any person means:
(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

(b)	all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person.
ERISA means the Employee Retirement Income Security Act of 1974 as amended from time to time and the regulations promulgated thereunder.
ERISA Affiliate means, collectively, any Obligor and any person under common control or treated as a single employer with, any Obligor, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
ERISA Event means any of the following:
(a)	a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan;
(b)	the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
(c)	the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan;
(d)	with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA;
(e)	the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA;
(f)	the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by any Obligor;
(g)	the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, which is not corrected within 30 days after the due date;
(h)	the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate;
(i)	the revocation by the IRS of the qualified or tax-exempt status of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other requirements of law;
(j)	a Title IV plan is in "at risk" status within the meaning of Code Section 430(i);
(k)	a Multiemployer Plan is in "endangered status" or "critical status" within the meaning of Section 432(b) of the Code; and
(l)	any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA.
Event of Default means any event or circumstance specified as such in Clause 28 (Events of Default).

Exchange Act means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor act thereto, and (unless the context otherwise requires) the rules and regulations of the Commission promulgated thereunder.
Excluded Hedging Liabilities means, with respect to any Obligor individually determined on an Obligor by Obligor basis, any Hedging Liabilities if, and to the extent that, all or a portion of the Hedging Liabilities of such Obligor of, or the grant by such Obligor of security to secure, such Hedging Liabilities (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor's failure for any reason to constitute an Eligible Contract Participant at the time such Obligor's guaranty of such Hedging Liabilities or the grant of such security becomes effective with respect to such Hedging Liabilities.  If Hedging Liabilities arise under a master agreement governing more than one hedging transaction, such exclusion shall apply only to the portion of such Hedging Liabilities that are attributable to hedging transactions for which such guaranty or security is or becomes illegal.
Existing Lender has the meaning given to such term in Clause 30.1 (Assignments by the Lenders).
Facility means the term loan facility made available under this Agreement as described in Clause 2 (the Facility).
Facility Office means:
(a)	in respect of a Lender, the office notified by that Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office through which it will perform its obligations under this Agreement; and
(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
Facility Period means the period from and including the Closing Date to and including the date on which the Total Commitments have been reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.
Fair Market Value means, in relation to a Ship, the value of such Ship determined in accordance with Clause 24 (Minimum security value).
FATCA means Sections 1471 through 1474 of the Code and any regulations thereunder issued by the United States Treasury, or any legally effective official interpretations or administrative guidance relating thereto.
FATCA Application Date means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), July 1, 2014;
(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), January 1, 2017; or
(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, January 1, 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
FATCA Deduction means a deduction or withholding from a payment under any Finance Document required by or under FATCA.
FATCA Exempt Party means a FATCA Relevant Party who is entitled under FATCA to receive payments free from any FATCA Deduction.
FATCA Non-Exempt Party means a FATCA Relevant Party who is not a FATCA Exempt Party.
FATCA Relevant Party means each Finance Party and each Obligor.
Fee Letter means any letter, as amended from time to time, relating to the Facility entered into or to be entered into by the parties thereto setting out any of the fees referred to in this Agreement (subject to the limitations set out in Clause 16.1 (Transaction expenses)).
Final Repayment Date in relation to each Advance, subject to Clause 36.7 (Business Days), means (except that, if such date would otherwise fall on a day which is not a Business Day, it will instead be on the immediately preceding Business Day):
(a)	with respect to the Commercial Bank Tranche, the date falling on the seventh (7th) anniversary of the Closing Date;
(b)	with respect to the KEXIM Guaranteed Tranche applicable to each Advance, the date falling on the twelfth anniversary of the Delivery Date of such Ship;
(c)	with respect to the KEXIM Funded Tranche applicable to each Advance, the date falling on the twelfth anniversary of the Delivery Date of such Ship; and
(d)	with respect to the K-sure Tranche applicable to each Advance, the date falling on the twelfth anniversary of the Delivery Date of such Ship.
Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Hedging Contracts, any Hedging Master Agreement, any Utilization Request, any Substitution Certificate and any other document (whether creating a Security Interest or not) which is executed at any time by any person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition or which is entered or to be entered into by any Obligor and is designated as a Finance Document under and for the purposes of this Agreement.
Finance Party means a Bookrunner, a Mandated Lead Arranger, a Swap Bank, a Lender, the Administrative Agent, the Security Agent (in its capacity as security agent for and on behalf of the Finance Parties) and the ECA Agent.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed (including principal, interest and other sums related to such principal and interest) and debit balances at banks or other financial institutions;
(b)	any amount raised by acceptance under any acceptance credit facility or under any acceptance credit or other equivalent facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the negative marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account), it being understood and agreed that any positive marked to market value shall reduce the Financial Indebtedness accordingly;
(g)	any counter-indemnity obligation in respect of a guaranty, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;
(i)	any amount raised under any other transaction (including any forward sale or purchase sale and sale back, sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and
(j)	the amount of any liability in respect of any guaranty or indemnity for any of the items referred to in paragraphs (a) to (i) above.
First Repayment Date means, in relation to each Advance, the date falling three (3) months after the Utilization Date for the Ship 1 Advance or a date falling at three (3) monthly intervals thereafter; provided that, to the extent necessary, the First Repayment Date for each Advance other than the Ship 1 Advance shall be lengthened so that it falls on the next succeeding Repayment Date for the Ship 1 Advance so that it is at least ninety (90) days after the making of such Advance.
Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), or such other state or territory as may be approved by the Security Agent (acting on the instructions of the Required Lenders), such approval not to be unreasonably withheld or delayed), at the request of the relevant Upstream Guarantor, as being the "Flag State" of such Ship for the purposes of the Finance Documents; it being understood and agreed by the parties that The Commonwealth of the Bahamas, the Republic of the Marshall Islands, the Republic of Liberia and Greece are acceptable Flag States.
Fleet Vessel means each Mortgaged Ship and any other vessel owned by any Obligor or Subsidiary of the Borrower.
Foreign Benefit Plan shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by any Obligor, with respect to which such Obligor has an obligation to contribute for the benefit of its employees.
GAAP means generally accepted accounting principles in the United States and includes, for the avoidance of doubt, any change in GAAP from time to time.

General Assignment means, in relation to a Ship, a first assignment of its interest in the Ship's Insurances, Earnings, Requisition Compensation and Management Agreements by the relevant Upstream Guarantor in favor of the Security Agent in Agreed Form, and in the case of the assignment of its interest in the Ship's Insurances, together with a notification to the relevant insurers.
Guaranties means each irrevocable and unconditional on first demand guaranty entered into by a Guarantor in favor of the Security Agent guaranteeing the obligations of each other Obligor under this Agreement, any Hedging Master Agreement and any other Finance Documents in Agreed Form.
Hedging Contract means any Hedging Transaction between the Borrower and a Swap Bank pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.
Hedging Contract Security means a first priority assignment or other instrument by the Borrower in favor of the Security Agent in the Agreed Form conferring a Security Interest over any Hedging Contracts.
Hedging Liabilities means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
Hedging Master Agreement means any agreement made or (as the context may require) to be made between the Borrower and a Swap Bank comprising an ISDA Master Agreement and the Schedule thereto in the Agreed Form and otherwise on terms approved by all the Lenders.
Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term "Transaction" in that Hedging Master Agreement.
Holding Company means a company or corporation which:
(a)	directly or indirectly controls a Subsidiary; or
(b)	is entitled to receive more than 50% of the dividends or distributions on the Equity Interests of such Subsidiary.
Increase Confirmation means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).
Increase Lender has the meaning given to that term in Clause 2.2 (Increase).
Increased Costs has the meaning given to that term in Clause 13.1(b) (Increased Costs).
Indemnified Person means:
(a)	each Finance Party and any attorney, agent or other person appointed by them under the Finance Documents and K-sure;
(b)	each Affiliate of those persons; and
(c)	any directors, officers, employees, representatives or agents of any of the above persons.

Insolvency Event in relation to any person means:
(a)	such person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or
(b)	any proceeding shall be instituted by or against such person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and solely in case of an involuntary proceeding:
(i)	such proceeding shall remain undismissed or unstayed for a period of 45 days; or
(ii)	any of the actions sought in such involuntary proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur.
Initial Valuations has the meaning given to such term in Clause 24.2(a) (Valuation frequency).
Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to its General Assignment or in another form approved by the Security Agent.
Insurances means, in relation to a Ship:
(a)	all policies and contracts of insurance; and
(b)	all entries in a protection and indemnity or war risks or other mutual insurance association, in the name of the Ship's owner or the joint names of its owner and any other person in respect of or in connection with the Ship and/or its owner's Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).
Interbank Market means the London Interbank market.
Interest Period means, in relation to each Advance, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
Interpolated Screen Rate means, in relation to LIBOR for the Loan or any part of it, the rate (rounded to the same number of decimal places as the two (2) relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period of that Loan or relevant part of it; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period of that Loan or relevant part of it, each as of 11:00 a.m. London time on the Quotation Day for the currency of that Loan or relevant part of it.

IRS means the US Internal Revenue Service or any successor agency.
ISM Code means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto.
ISPS Code means the International Ship and Port Facility Security Code adopted by the International Maritime Organization, as the same may be amended from time to time).
KEXIM is defined in the preamble.
KEXIM Funded Tranche means the KEXIM-funded tranche equal, in aggregate, to a maximum principal amount of $204,280,079.
KEXIM Funded Tranche Commitments means, in relation to an Original Lender, the amount set forth opposite its name in Schedule 11 (Tranches and Commitments) in respect of the KEXIM Funded Tranche, or, in relation to any other Lender, such amount assigned to it under this Agreement in respect of the KEXIM Funded Tranche; to the extent not cancelled, reduced or assigned by it under this Agreement.
KEXIM Guarantee means an absolute, irrevocable and unconditional on first demand guaranty entered into by KEXIM in the maximum principal amount of $202,087,805 plus interest in favor of the KEXIM Lenders, guaranteeing the obligations of the Borrower, in form and substance satisfactory to the ECA Agent (acting on the instructions of the KEXIM Lenders).
KEXIM Guaranteed Loan means the Advances made available by the KEXIM Lenders subject to the terms of the KEXIM Guarantee.
KEXIM Guaranteed Tranche means the KEXIM guaranteed tranche equal, in aggregate, to a maximum principal amount of $202,087,805, which includes the KEXIM Premium.
KEXIM Guaranteed Tranche Commitments means, in relation to an Original Lender, the amount set forth opposite its name in Schedule 11 (Tranches and Commitments) in respect of the KEXIM Guaranteed Tranche, or, in relation to any other Lender, such amount assigned to it under this Agreement in respect of the KEXIM Guaranteed Tranche; to the extent not cancelled, reduced or assigned by it under this Agreement.
KEXIM Lenders is defined in the preamble.
KEXIM Matters means all communications and dealings with KEXIM in connection with the KEXIM Guarantee, any Finance Document, the Borrower and/or any other Obligor or any matters relating thereto (including, without limitation, obtaining any approvals and/or instructions from KEXIM).
KEXIM Premium means such percentage of the KEXIM Guaranteed Tranche as specified in the relevant Fee Letter. The KEXIM Premium shall be payable from the proceeds of the KEXIM Guaranteed Tranche in relation to each Advance simultaneously with the date of Utilization of that Advance.
KEXIM Prepayment Fee means a prepayment fee of 50 basis points (one half of one percent) of the prepaid and/or cancelled amounts under the KEXIM Funded Tranche.
K-sure means Korea Trade Insurance Corporation.

K-sure Lenders is defined in the preamble.
K-sure Matters means all communications and dealings with K-sure in connection with each K-sure Insurance Policy, any Finance Document, the Borrower and/or any other Obligor or any matters relating thereto (including, without limitation, obtaining any approvals and/or instructions from K-sure);
K-sure Insurance Policy means, in respect of each Ship, the policy of the Medium and Long Term Export Insurance Policy, incorporating (i) the General Terms and Conditions of Medium and Long Term Export Insurance (Buyer's Credit, Standard Type) and (ii) the special terms and conditions attached thereto, and issued or to be issued by K-sure providing political and commercial risk cover in an amount of up to ninety-five percent (95%) of the Advances with respect to the K-sure Tranche (including, for the avoidance of doubt, the K-sure Premium) outstanding from time to time and accrued interest thereunder.
K-sure Premium means, subject to Clause 11.5 (K-sure Premium), 2.977% of the uncapitalized K-sure Tranche (calculated as the K-sure Tranche minus the K-sure Premium), as calculated and confirmed by K-sure. The K-sure Premium shall be payable from the proceeds of the K-sure Tranche in relation to each Advance simultaneously with the date of Utilization of that Advance. The K-sure Premium, once paid, will not be refundable except in accordance with the relevant K-sure Insurance Policy and K-sure's internal regulations.
K-sure Tranche means the K-sure covered tranche equal, in aggregate, to a maximum principal amount of $102,615,364, which includes the K-sure Premium.
K-sure Tranche Commitments means, in relation to an Original Lender, the amount set forth opposite its name in Schedule 11 (Tranches and Commitments) in respect of the K-sure Tranche, or, in relation to any other Lender, such amount assigned to it under this Agreement in respect of the K-sure Tranche; to the extent not cancelled, reduced or assigned by it under this Agreement.
Last Availability Date means, in relation to (a) Ship 1 and Ship 2 (as described in Schedule 2 (Ship information)), the date falling five (5) Business Days after the Closing Date and (b) in relation to each Ship other than Ship 1 and Ship 2 (as described in Schedule 2 (Ship information)), the earlier of (i) the relevant Delivery Date of such Ship, (ii) the date falling six (6) months after the Scheduled Delivery Date for such Ship (as set forth in Schedule 2 (Ship information)), and (iii) the date the relevant Shipbuilding Contract is cancelled (or in any case, such later date as may be approved in writing by all of the Lenders), except that, if such date would otherwise fall on a day which is not a Business Day, it will instead be on the immediately preceding Business Day.
Legal Opinion means any legal opinion delivered to the Administrative Agent on behalf of the Lenders under Clause 4 (Conditions of Utilization) and Legal Opinions means all of them.
Legal Reservations means:
(a)	the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights;
(b)	the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and
(c)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
Lender means:

(a)	any Original Lender; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase), Clause 30 (Changes to the Lenders) or Clause 41.8 (Replacement of a Defaulting Lender),
which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.
Lending Office means, with respect to any Original Lender, the office of such Lender specified as its "Facility Office" under its name on Schedule 1 (The original parties), or in relation to any other Lender, the lending office designated by such Lender when it was assigned rights under this Agreement, or such other office of such Original Lender or Lender as each may from time to time specify to the Borrower and the Administrative Agent.
LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:
(a)	the applicable Screen Rate;
(b)	if no Screen Rate is available for the relevant currency or the relevant Interest Period of that Loan or relevant part of it the Interpolated Screen Rate for that Loan or relevant part of it; or
(c)	if:
(i)	no Screen Rate is available for the relevant currency of that Loan or relevant part of it; or
(ii)	no Screen Rate is available for the relevant Interest Period of that Loan or relevant part of it and it is not possible to calculate an Interpolated Screen Rate for that Loan or relevant part of it, the Reference Bank Rate, as of, in the case of paragraphs (a) and (c) above, 11:00 a.m. London time on the Quotation Day for a period equal in length to the Interest Period of the Loan or relevant part of it or Unpaid Sum and, if that rate is less than zero, LIBOR shall be deemed to be zero.
Liquidity Reserve Required Balance means an amount at least equal to the higher of (a) the aggregate of (i) $25,000,000 and (ii) $1,100,000 for each delivered vessel in the Facility Guarantor's fleet and (b) 5% of consolidated interest bearing debt outstanding of the Facility Guarantor and its Subsidiaries.
Loan means the aggregate of the Advances made or to be made under the Facility or the aggregate principal amount of the Advances outstanding for the time being.
London Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.
Long Term Charter means, in relation to a Ship, any Acceptable Charter or other charter with a term of thirteen (13) months or longer (including extension options).
Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship's Insurances in the form scheduled to such Ship's General Assignment or in another approved form.
Losses means any costs, expenses (including any fees and expenses of legal counsel, subject to the relevant limitations set out in Clause 16.1 (Transaction expenses)), payments, charges, losses, liabilities, penalties, fines and other monetary damages, judgments, orders or other sanctions.

Major Casualty means any casualty to a Ship for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.
Major Casualty Amount means, in relation to a Ship, the amount specified as such in Schedule 2 (Ship information) or the equivalent in any other currency.
Management Agreement means, in relation to a Ship, the management agreements referred to in Schedule 3 Part 2 Clause 11 (Management Agreements).
Manager's Undertaking and Subordination means, in relation to a Ship, an undertaking by any Approved Manager of that Ship, including, without limitation, an assignment of the interests of the manager in the insurances and a subordination undertaking, to the Security Agent in Agreed Form.
Margin means:
(a)	in relation to the Commercial Tranche: 2.75% per annum. However, the applicable Margin of the Commercial Tranche will be determined on a quarterly basis starting from the Closing Date. If the following conditions are applicable, the applicable Margin for any quarter in respect of the Commercial Tranche will be as follows:
(i)	if the average remaining tenor on the Acceptable Charters is greater than one (1) year;
(ii)	if within ten (10) Business Days before the first day of the quarter, the Facility Guarantor delivers to the Administrative Agent a certificate identifying the number of Ships employed on Acceptable Charters in the form specified in Schedule 12 (Margin Certificate); and
(iii)	(1)50% or more but less than 75% of the Ships are employed on Acceptable Charters, the applicable Margin shall be 2.50% per annum; or
(2)	75% or more of Ships are employed on Acceptable Charters, the applicable Margin shall be 2.25% per annum.
(b)	in relation to the KEXIM Guaranteed Tranche: 1.40% per annum.
(c)	in relation to the KEXIM Funded Tranche: 2.45% per annum.
(d)	in relation to the K-sure Tranche: 1.50% per annum.
Material Adverse Change means, in the reasonable opinion of the Lenders acting in good faith, a change in the financial condition of the Facility Guarantor, on a consolidated basis which would materially prejudice the successful and timely performance of the material payment obligations under any of the Finance Documents.
Minimum Value means at any time up until the end of the Facility Period, the amount in dollars which is at that time 135% of the outstanding Loan.
Money Laundering has the meaning given to it in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council of the European Union.
Mortgage means, in relation to a Ship, a first preferred or priority mortgage (and, if applicable, a deed of covenants collateral thereto) of such Ship by the relevant Upstream Guarantor in favor of the Security Agent in Agreed Form.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and recorded until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.
Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage.
Multiemployer Plan means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to or with respect to which any ERISA Affiliate incurs or otherwise has any obligation or liability, direct or indirect, contingent or otherwise.
Non-indemnified Tax means:
(a)	any tax on the net income of a Finance Party (but not a tax on gross income or individual items of income), whether collected by deduction or withholding or otherwise, which is levied by a taxing jurisdiction which:
(i)	is located in the country under whose laws such entity is formed (or in the case of a natural person is a country of which such person is a citizen); or
(ii)	with respect to any Lender, is located in the country of its Lending Office; or
(iii)	with respect to any Finance Party other than a Lender, is located in the country from which such party has originated its participation in this transaction; and
(b)	with respect to any FATCA Non-Exempt Party, any FATCA Deduction made on account of a payment to such FATCA Non-Exempt Party;
Obligors means the Borrower and the Guarantors and Obligor means any one of them at any time.
Original Financial Statements means the unaudited financial statements of the Facility Guarantor for the financial quarter ended December 31, 2014.
Original Lender is defined in the Preamble.
Original Obligor means each party to this Agreement and the Original Security Documents (other than the Finance Parties).
Original Security Documents means:
(a)	the Mortgages;
(b)	the General Assignments;
(c)	the Share Security;
(d)	any Charter Assignment;
(e)	any Manager's Undertakings and Subordinations;
(f)	the Account Security;
(g)	the Guaranties; and
(h)	the Hedging Contract Security.

Party means a party to this Agreement.
Payment Disruption Event means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,
(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Permitted Maritime Liens means, in relation to any Mortgaged Ship:
(a)	any ship repairer's or outfitter's possessory lien in respect of such Mortgaged Ship for an amount not exceeding the Major Casualty Amount;
(b)	any lien on such Mortgaged Ship for master's, officer's or crew's wages outstanding in accordance with usual maritime practice;
(c)	any lien for master's disbursements incurred in the ordinary course of trading, provided such liens do not secure amounts more than 30 days overdue (unless the amount is being contested by the Obligors in good faith by appropriate steps);
(d)	any lien on such Mortgaged Ship for collision or salvage;
(e)	liens in the aggregate amount of $1,000,000 or any other greater amount approved by all the Lenders, in favor of suppliers of necessaries or other similar liens arising in the ordinary course of its trading (including, without limitation, any liens incurred in connection with regular dry docking), accrued for not more than ninety (90) days (unless any such lien is being contested in good faith and by appropriate proceedings or other acts and the relevant Upstream Guarantor shall have set aside on its books adequate reserves in accordance with GAAP with respect to such lien and so long as such deferment in payment shall not subject its Ship to forfeiture or loss);
(f)	liens in the aggregate amount of $1,000,000 or any other amount approved by all the Lenders for loss, damage or expense which are not fully covered by Insurance, subject to applicable deductibles satisfactory to the Administrative Agent, or in respect of which a bond or other security has been posted by or on behalf of the relevant Upstream Guarantor with the appropriate court or other tribunal to prevent the arrest or secure the release of the Ship from arrest;
(g)	liens for taxes or assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate steps and in respect of which the Upstream Guarantor shall have set aside on its books adequate reserves in accordance with

GAAP with respect to such lien and so long as such deferment in payment shall not subject its Ship to forfeiture or loss;
(h)	any other lien arising by operation of law or otherwise in the ordinary course of operation, repair or maintenance of a Mortgaged Ship that does not subject its Ship to forfeiture or loss;
(i)	pledges of certificates of deposit or other cash collateral securing any Obligor's reimbursement obligations in connection with letters of credit now or hereafter issued for the account of such Obligor in connection with the establishment of the financial responsibility of such Obligor under 33 C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended or replaced; and
(j)	Security Interests for loss, damage or expense which are fully covered by insurance, subject to applicable deductibles satisfactory to the Administrative Agent.
Permitted Security Interests means, in relation to any Collateral, any Security Interest over it which is:
(a)	granted by the Finance Documents;
(b)	a Permitted Maritime Lien; or
(c)	is approved by the Required Lenders.
Pertinent Jurisdiction, in relation to a company, means:
(a)	the jurisdiction under the laws of which the company is incorporated or formed;
(b)	a jurisdiction in which the company has its principal place of business or in which the company's central management and control is or has recently been exercised;
(c)	a jurisdiction in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(d)	a jurisdiction in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; or
(e)	a jurisdiction the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (a) or (b) above.
Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalized by Environmental Laws.
Prepayment Allocations means (a) 32.862% towards the Commercial Tranche, (b) 13.535% towards the K-sure Tranche and (c) 53.603%, at the option of the Facility Guarantor, between the KEXIM Guaranteed Tranche and the KEXIM Funded Tranche, provided that following a prepayment pursuant to Clause 7.1 (Illegality), such percentages shall be adjusted accordingly.
Prepayment Fees means the fees set out in Clause 11.3 (KEXIM Prepayment Fee).

Qualified ECP Guarantor means, in respect of any Hedging Liabilities, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant Security Document becomes effective with respect to such Hedging Liabilities or such other person or entity as constitutes an Eligible Contract Participant and can cause another person or entity to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Quotation Day means, in relation to any period for which an interest rate is to be determined two (2) London Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Administrative Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).
RBS Facility Agreement means a facility agreement dated July 29, 2013 and entered into between (i) CJNP LPG Transport LLC, CMNL LPG Transport LLC, CNML LPG Transport LLC and CORSAIR LPG Transport LLC as borrowers (ii) the Facility Guarantor as parent guarantor and (iii) The Royal Bank of Scotland plc as arranger, facility agent and security agent.
Reference Banks means ABN AMRO Capital USA LLC, ING Bank N.V., London Branch and DVB Bank SE, or such other banks as may be appointed by the Administrative Agent in consultation with the Borrower.
Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Reference Banks in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorized and empowered to register the relevant Ship, the relevant Upstream Guarantor's title to such Ship and the relevant Mortgage under the laws of its Flag State.
Release Date means, in respect of each Advance, the date on which such Advance is released to the relevant Shipyard and/or its financial institution.
Relevant Jurisdiction means, in relation to an Obligor:
(a)	its jurisdiction of incorporation or formation;
(b)	any jurisdiction where any Collateral owned by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Repayment Date means in relation to an Advance:
(a)	the First Repayment Date;
(b)	each of the dates falling at three (3) monthly intervals thereafter up to, but not including, the Final Repayment Date; and

(c)	the Final Repayment Date.
Repeating Representations means each of the representations and warranties set out in Clauses 17.1 (Status) to 17.17 (Security and Financial Indebtedness), 17.19 (Legal and beneficial ownership), 17.20 (Shares), 17.22 (b) (No Adverse Consequences),17.24 (No breach of Charter Documents), 17.25 (No immunity) 17.28 (Compliance), 17.29 (Employees), 17.30 (ERISA Compliance), 17.31 (No Money Laundering) and 17.32 (Anti-Bribery and Corruption Laws).
Required Lenders means Lenders having in aggregate outstanding principal amounts and available commitments in excess of 66 2/3% provided that any Required Lenders' decision shall always include at least one Commercial Lender. For the avoidance of doubt, KEXIM alone shall not constitute a percentage in excess of 66 2/3% for any Required Lenders' decision.
Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.
Restricted Person means a person that is:
(a)	listed on, or owned or controlled by a person listed on any Sanctions List;
(b)	located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide Sanctions (including, at the date of this Agreement, Cuba, Burma/Myanmar, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine); or
(c)	otherwise a target of Sanctions.
Sanctions means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(a)	the United States;
(b)	the United Nations;
(c)	the European Union ("EU") or any of its Member States;
(d)	any country to which any Obligor or Lender, by reason of its participation in this transaction, is bound; or
(e)	the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and Her Majesty's Treasury (HMT) (together Sanctions Authorities).
Sanctions List means the "Specially Designated Nationals and Blocked Persons" list issued by OFAC, the Consolidated United Nations Security Council Sanctions list maintained by the United Nations Security Council, the Consolidated List of Persons and Entities Subject to Financial Sanctions maintained by the EU, the "Consolidated List of Financial Sanctions Targets and Investment Ban List" issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities.
Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower, Facility Guarantor and the Lenders.
Security Documents means:
(a)	the Original Security Documents;
(b)	any other document as may after the date of this Agreement be executed to guaranty and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.
Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the Fair Market Value of all the Mortgaged Ships which have not then become a Total Loss (or, if less, the maximum amount capable of being secured by the Mortgages of such Ships) and (b) the value of any additional security then held by the Security Agent provided under Clause 24.11 (Minimum security value), in each case as most recently determined in accordance with this Agreement. For the avoidance of doubt, the Liquidity Reserve Required Balance shall not be taken into account when calculating Security Value.
Share Security means, in relation to the Borrower and each Upstream Guarantor, a document constituting a first Security Interest by the Facility Guarantor or Borrower, respectively, in favor of the Security Agent in Agreed Form in respect of all of the issued shares and/or limited liability company membership interests in the Borrower or an Upstream Guarantor.
Ship 1 Advance means the advance described in Clause 3.1(a) (Purpose).
Ship 2 Advance means the advance described in Clause 3.1(b) (Purpose).
Ship 3 Advance means the advance described in Clause 3.1(c) (Purpose).
Ship 4 Advance means the advance described in Clause 3.1(d) (Purpose).
Ship 5 Advance means the advance described in Clause 3.1(e) (Purpose).
Ship 6 Advance means the advance described in Clause 3.1(f) (Purpose).
Ship 7 Advance means the advance described in Clause 3.1(g) (Purpose).
Ship 8 Advance means the advance described in Clause 3.1(h) (Purpose).
Ship 9 Advance means the advance described in Clause 3.1(i) (Purpose).
Ship 10 Advance means the advance described in Clause 3.1(j) (Purpose).
Ship 11 Advance means the advance described in Clause 3.1(k) (Purpose).
Ship 12 Advance means the advance described in Clause 3.1(l) (Purpose).
Ship 13 Advance means the advance described in Clause 3.1(m) (Purpose).

Ship 14 Advance means the advance described in Clause 3.1(n) (Purpose).
Ship 15 Advance means the advance described in Clause 3.1(o) (Purpose).
Ship 16 Advance means the advance described in Clause 3.1(p) (Purpose).
Ship 17 Advance means the advance described in Clause 3.1(q) (Purpose).
Ship 18 Advance means the advance described in Clause 3.1(r) (Purpose).
Shipyard means each of the shipyards described in Schedule 2 (Ship information) which have entered into the relevant Shipbuilding Contract with the relevant Upstream Guarantor in relation to the construction and delivery of the relevant Ship.
Shipbuilding Contract means, in relation to a Ship, the agreement specified in Schedule 2 (Ship information) between the relevant Shipyard and the relevant Upstream Guarantor.
Ship Representations means each of the representations and warranties set out in Clauses 17.18 (Ship status) and 17.26 (Ship's employment).
Ships means each of the vessels described in Schedule 2 (Ship information) which are to be purchased from the relevant Shipyard pursuant to the relevant Shipbuilding Contract and Ship means any of them.
Special Counsel to KEXIM means DR & AJU International Law Group LLC, in their capacity as legal advisors to KEXIM, or other counsel to be selected by KEXIM and acceptable to the Facility Guarantor and the Borrower.
Special Counsel to K-sure means Yulchon LLC, in their capacity as legal advisors to K-sure.
Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.
Subsidiary of a person means any other person:
(a)	directly or indirectly controlled by such person; or
(b)	of whose dividends or distributions on the Equity Interests of such person is entitled to receive more than 50%.
Substitute has the meaning given to such term in Clause 30.1 (Assignments by the Lenders).
Substitution Certificate means a certificate duly executed by the Administrative Agent, an Existing Lender and a Substitute substantially in the form of Schedule 7 (Form of Substitution Certificate) (or in such other form as the Administrative Agent and the Lenders shall approve or require).
Swap Bank means any Original Lender or any Affiliate of any Original Lender who enters into a Hedging Contract and/or Hedging Master Agreement with the Borrower at any time while it is an Original Lender.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.

Title IV Plan means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to or with respect to which any ERISA Affiliate incurs or otherwise has any obligation or liability, direct or indirect, contingent or otherwise.
Total Commitments means the aggregate amount of the Commercial Tranche Commitments, the KEXIM Funded Tranche Commitments, the KEXIM Guaranteed Tranche Commitments and the K-sure Tranche Commitments, being a maximum principal amount of $758,105,296 at the date of this Agreement.
Total Loss means, in relation to a Ship, its:
(a)	actual, constructive, compromised, agreed or arranged total loss; or
(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)	hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention for more than 30 days.
Total Loss Date means, in relation to the Total Loss of a Ship:
(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the Ship was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the Ship is given to its insurers; or
(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date upon which a binding agreement as to such constructive, compromised, agreed or arranged total loss has been entered into by the Ship's insurers;
(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)	in the case of hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened.
Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss, the earlier of:
(a)	the date 180 days after its Total Loss Date or at a later date as the Borrower may agree with the Administrative Agent (acting with the instructions of the Required Lenders); and
(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.
Transaction Document means:
(a)	each of the Finance Documents;
(b)	each of the Shipbuilding Contracts; and
(c)	each of the Charter Documents.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
Trust Property means, collectively:
(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;
(b)	any portion of the balance on any Account held by or subject to a Security Interest in favor of the Security Agent at any time;
(c)	the Security Interests, guaranties, security, powers and rights granted to the Security Agent under and pursuant to the Finance Documents;
(d)	all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and
(e)	all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).
Unpaid Sum means any sum due and payable but unpaid by an Obligor under any of the Finance Documents.
Upstream Guarantor Change of Control means the Borrower ceases to maintain a 100% legal, beneficial and registered ownership interest in, and control of, any Upstream Guarantor.
US or U.S. means the United States of America.
Utilization means the making of an Advance.
Utilization Date means the date on which a Utilization is made.
Utilization Request means a notice substantially in the form set out in Schedule 4 (Utilization Request).
Voting Stock of any person as of any date means the Equity Interests of such person that are at the time entitled to vote in the election of the board of directors or similar governing body of such person.
War and Allied Risks means, without limitation, the risks covered by a standard form of policy being the Institute War and Strikes Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions or mutual association rules, together with piracy, terrorism, barratry and other risks transferred from the marine risks coverage and together with war protection and indemnity risks excluded from the owner's P&I club entry.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in any of the Finance Documents to:
(i)	Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, supplemented, novated, assigned and assumed or replaced, however fundamentally;
(iii)	words importing the plural shall include the singular and vice versa;
(iv)	any person includes its successors in title, permitted assignees or transferees;
(v)	the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the actual knowledge, awareness and beliefs of the director, member, manager or officers of such Obligor, after having made reasonable enquiry;
(vi)	assets includes present and future properties, revenues and rights of every description;
(vii)	an authorization means any authorization, consent, concession, approval, resolution, license, exemption, filing, notarization or registration;
(viii)	charter commitment means, in relation to a Ship, any charter or contract for the use, employment or operation of that Ship or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;
(ix)	the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;
(x)	USD/dollar/$ means the lawful currency of the United States of America;
(xi)	a government entity means any government, state or agency of a country or state;
(xii)	a guaranty means any guaranty, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(xiii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xiv)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(A)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and
(B)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (A) to (B) will only apply to the last month of any period;
(xv)	an obligation means any duty, obligation or liability of any kind;
(xvi)	something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);
(xvii)	a person includes any individual, firm, company, corporation, limited liability company, government entity or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(xviii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization and includes (without limitation) any Basel II or Basel III regulation;
(xix)	right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;
(xx)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxi)	(i) the winding up, dissolution, or administration of a person or (ii) a receiver or trustee or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganization, dissolution, administration, arrangement, adjustment, protection or relief of debtors;
(xxii)	a time of day is a reference to Eastern Standard Time (EST) or Eastern Daylight Savings Time (EDST), as applicable, unless otherwise specified;
(xxiii)	know your customer requirements are identification checks that a Finance Party (acting for itself or on behalf of a prospective new Lender) requests in order to meet its obligations under any anti-money laundering laws and regulations and anti-corruption laws and regulations to identify a person who is (or is to become) its customer; and
(xxiv)	a provision of law is a reference to that provision as amended or re-enacted.
(b)	Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.
(c)	Section, clause and Schedule headings are for ease of reference only.
(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.3	Third party rights
(a)	Except for a provision expressed to be in favor of K-sure and the rights expressed to be for its benefit or exercisable by it under a Finance Document or unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right to enforce or to enjoy the benefit of any term of the relevant Finance Document.
(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).
(c)	An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.
1.4	Finance Documents
Where any other Finance Document provides that this Clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.
1.5	Conflict of documents
The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any other Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.
In case of any conflict or inconsistency between the terms of any Finance Document and the K-sure Insurance Policies, as between the K-sure Lenders and K-sure, the terms of the K-sure Insurance Policies shall prevail, and to the extent of such conflict or inconsistency, none of the Finance Parties shall assert to K-sure the terms of the relevant Finance Document.

SECTION 2 - THE FACILITY
2	The Facility
2.1	The Facility
Subject to the terms of this Agreement, the Lenders shall make available to the Borrower a post-delivery senior secured term loan facility, in the aggregate amount equal to the Total Commitments, consisting of: (a) the Commercial Tranche, to be made available by the Commercial Lenders to the Borrower, (b) the KEXIM Guaranteed Tranche, to be made available by the KEXIM Lenders to the Borrower, (c) the KEXIM Funded Tranche, to be made available by KEXIM to the Borrower, and (d) the K-sure Tranche, to be made available by the K-sure Lenders, subject to the terms of the K-sure Insurance Policies.
2.2	Increase
(a)	The Borrower may by giving prior notice to the Administrative Agent by no later than the date falling three (3) Business Days after the effective date of a cancellation of:
(i)	the undrawn Commitment of a Defaulting Lender in accordance with Clause 7.9(d) (Right of replacement or cancellation and prepayment in relation to a single Lender); or
(ii)	the Commitment of a Lender in accordance with:
(A)	Clause 7.1 (Illegality); or
(B)	Clause 7.9 (Right of replacement or cancellation and prepayment in relation to a single Lender), request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount of up to the amount of the Commitment so cancelled as follows:
(1)	the increased Commitments will be assumed by one or more Lenders, at such Lender's sole discretion (each an Increase Lender), each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;
(2)	the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;
(3)	each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;
(4)	the Commitments of the other Lenders shall continue in full force and effect; and
(5)	any increase in the Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in Clause 2.2(b) (Increase) are satisfied and the remaining undrawn Commitments shall then be increased ratably among each Advance.
(b)	An increase in the Commitments will only be effective on:
(i)	the execution by the Administrative Agent of an Increase Confirmation from the relevant Increase Lender; and
(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Administrative Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Administrative Agent shall promptly notify the Borrower and the Increase Lender upon being so satisfied.
(c)	Each of the other Finance Parties and the Borrower hereby appoints the Administrative Agent as its agent to execute on its behalf any Increase Confirmation delivered to the Administrative Agent in accordance with Clauses 2.2(a) and 2.2(b) (Increase).
(d)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Administrative Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.
(e)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this Clause 2.2(e).
(f)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Administrative Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 30.2 (Substitution) if the increase was an assignment and assumption pursuant to Clause 30.2 (Substitution) and if the Increase Lender was a Substitute.
2.3	Finance Parties' rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.
(c)	A Finance Party may, except as otherwise stated in the Finance Documents (including Clause 32.25 (All enforcement action through the Security Agent)) and Clause 34.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents.
2.4	Obligors' rights and obligations
(a)	The obligations of each Obligor under this Agreement are joint and several. Failure by an Obligor to perform its obligations under this Agreement shall constitute a failure by all of the Obligors.

(b)	Each Obligor irrevocably and unconditionally jointly and severally with each other Obligor:
(i)	agrees that it is responsible for the performance of the obligations of each other Obligor under this Agreement;
(ii)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Obligors under this Agreement; and
(iii)	agrees with each Finance Party that, if any obligation of another Obligor under this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of another Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Obligor under this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
(c)	The obligations of the Obligors under the Finance Documents shall continue until all amounts which may be or become payable by each Obligor under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.
(d)	If any payment by any Obligor or any discharge given by a Finance Party (whether in respect of the obligations of such Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(i)	the liability of such Obligor under the Finance Documents shall continue as if the payment, release, avoidance or reduction had not occurred; and
(ii)	each Finance Party shall be entitled to recover the value or amount of that security or payment from such Obligor, as if the payment, release, avoidance or reduction had not occurred.
(e)	The obligations of the Obligors under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:
(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;
(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(v)	any amendment, assignment, assumption, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(vii)	any insolvency or similar proceedings.
(f)	Each Obligor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from such Obligor under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
(g)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:
(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit against those amounts; and
(ii)	hold in an interest-bearing suspense account any money received from any Obligor or on account of any Obligor's liability under any Finance Document.
(h)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Administrative Agent otherwise directs (on such terms as it may reasonably require), none of the Obligors shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:
(i)	to be indemnified by another Obligor;
(ii)	to claim any contribution from any other Obligor or any Guarantor of or provider of security for any Obligor's obligations under the Finance Documents; and/or
(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guaranty or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
3	Purpose
3.1	Purpose
The Borrower shall apply all amounts borrowed under the Facility in accordance with this Clause 3.1.
(a)	The Ship 1 Advance (which shall be made available in the lesser of (a) 55% of the Age Adjusted Delivered Price of Ship 1 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 1, tested in accordance with Clause 24.2(a) (Valuation frequency), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 1.

(b)	The Ship 2 Advance (which shall be made available in the lesser of (a) 55% of the Age Adjusted Delivered Price of Ship 2 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 2, tested in accordance with Clause 24.2(a) (Valuation frequency), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 2.
(c)	The Ship 3 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 3 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 3, tested at the time of delivery of Ship 3, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 3.
(d)	The Ship 4 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 4 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 4, tested at the time of delivery of Ship 4, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 4.
(e)	The Ship 5 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 5 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 5, tested at the time of delivery of Ship 5, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 5.
(f)	The Ship 6 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 6 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 6, tested at the time of delivery of Ship 6, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 6.
(g)	The Ship 7 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 7 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 7, tested at the time of delivery of Ship 7, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 7.
(h)	The Ship 8 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 8 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 8, tested at the time of delivery of Ship 8, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 8.
(i)	The Ship 9 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 9 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 9, tested at the time of delivery of Ship 9, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 9.

(j)	The Ship 10 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 10 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 10, tested at the time of delivery of Ship 10, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 10.
(k)	The Ship 11 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 11 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 11, tested at the time of delivery of Ship 11, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 11.
(l)	The Ship 12 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 12 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 12, tested at the time of delivery of Ship 12, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 12.
(m)	The Ship 13 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 13 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 13, tested at the time of delivery of Ship 13, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 13.
(n)	The Ship 14 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 14 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 14, tested at the time of delivery of Ship 14, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 14.
(o)	The Ship 15 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 15 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 15, tested at the time of delivery of Ship 15, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 15.
(p)	The Ship 16 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 16 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 16, tested at the time of delivery of Ship 16, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 16.
(q)	The Ship 17 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 17 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 17, tested at the time of delivery of Ship 17, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 17.

(r)	The Ship 18 Advance (which shall be made available in the lesser of (a) 55% of the Delivered Price of Ship 18 (as identified in Schedule 2 (Ship Information)), plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship and (b) 55% of the Fair Market Value of Ship 18, tested at the time of delivery of Ship 18, plus an amount equal to the K-sure Premium and KEXIM Premium for such Ship) shall be made available solely for the purpose of financing part of the Delivered Price in respect of Ship 18.
3.2	Monitoring
Other than as provided elsewhere in this Agreement with respect to the Administrative Agent, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4	Conditions of Utilization
4.1	Conditions precedent to Closing Date
On or prior to the Closing Date, the Administrative Agent, or its duly authorized representative, shall have received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent) in form and substance reasonably satisfactory to the Administrative Agent.
4.2	Conditions precedent to each Utilization Date
Each Advance (including the first Advance) shall become available for borrowing under this Agreement only if the Administrative Agent, or its duly authorized representative, has received, no later than 12:00 p.m. EST on the Utilization Date, all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent) in form and substance reasonably satisfactory to the Administrative Agent.
4.3	Conditions precedent to each Release Date
Each Advance (including the first Advance) shall be released to the relevant Shipyard (or, in the case of Ship 1 and Ship 2, the Borrower) under this Agreement only if the Administrative Agent, or its duly authorized representative, has received on the Release Date all of the documents and evidence listed in Part 3 of Schedule 3 (Conditions precedent) in form and substance reasonably satisfactory to the Administrative Agent.
4.4	Notice to Lenders and Borrower
The Administrative Agent shall notify the Lenders and the Borrower promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under this Clause 4. The Administrative Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving such notice.
4.5	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' obligation) if on the date of the Utilization Request and on the proposed Utilization Date and Release Date:
(a)	no Default is continuing or would result from the proposed Utilization;
(b)	all of the representations set out in Clause 17 (Representations) are true;
(c)	the Administrative Agent and the ECA Agent have received, and found to be reasonably acceptable to each of them, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Administrative Agent or the ECA Agent may request by notice to the Borrower prior to the Utilization Date;
(d)	the ECA Agent has not received any notice from K-sure requesting the K-sure Lenders to suspend the making of any Advance under the K-sure Tranche and/or the K-sure Lenders are not required by the terms of any of the K-sure Insurance Policies to suspend the making of the of any Advance under the K-sure Tranche;
(e)	no occurrence, event or circumstances exist which prohibits any of the K-sure Lenders from participating in any Advance under the K-sure Tranche pursuant to the terms of any of the K-sure Insurance Policies;
(f)	none of the Obligors or the Finance Parties have received any notice from KEXIM suspending (or purporting to suspend) any Advance under the KEXIM Funded Tranche and/or the KEXIM Guarantee; and
(g)	the KEXIM Guarantee is in full force and effect and (i) has not been declared by KEXIM to be ineffective as to the coverage provided by KEXIM and (ii) has not ceased to be in full force and effect as to the full amount of coverage provided by KEXIM.
4.6	Waiver of conditions precedent
The conditions in this Clause 4 are inserted solely for the benefit of the Finance Parties and may be waived in writing in whole or in part and with or without conditions by the Administrative Agent acting on the instructions of the Required Lenders.

SECTION 3 - UTILIZATION
5	Utilization
5.1	Delivery of a Utilization Request
The Borrower may utilize the Facility by delivering to the Administrative Agent a duly completed Utilization Request at least five (5) Business Days before the proposed Utilization Date.
5.2	Completion of a Utilization Request
A Utilization Request is irrevocable (except for a correction in relation to a purely administrative or technical error and with the consent of the Administrative Agent (acting on the instructions of the Required Lenders), such consent not to be unreasonably withheld or delayed)) and will not be regarded as having been duly completed unless:
(a)	it specifies the Ship(s) to which it relates;
(b)	the proposed Utilization Date is a Business Day falling on or before the Last Availability Date for that Ship;
(c)	the proposed Release Date is a Business Day;
(d)	the currency and amount of the Utilization comply with Clause 5.3 (Currency and amount);
(e)	the proposed Interest Period complies with Clause 9 (Interest Periods);
(f)	it identifies the purpose for the Utilization and that purpose complies with Clause 3 (Purpose);
(g)	it specifies the account bank details to which the proceeds of the Loan are to be credited; and
(h)	it is duly signed by authorized signatories of the Borrower;
provided that only one Advance per Ship shall be permitted.
5.3	Currency and amount
The currency specified in a Utilization Request must be dollars and, unless otherwise approved by all the Lenders, each Advance shall be for the amount specified in Clause 3.1 (Purpose) relative to such Advance.
5.4	Lenders' obligation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the relevant Utilization Date through its Facility Office.
(b)	The amount of each Lender's participation in the Advance will be equal to the proportion borne by its undrawn Commitment to the undrawn Total Commitments immediately prior to making the Advance.
(c)	The Administrative Agent shall promptly notify each Lender of the amount of the Advance and the amount of its participation in the Advance, and, if different, the amount of that participation to be made available in accordance with Clause 36.1 (Payments to the Administrative Agent), in each case no later than four (4) Business Days before the Utilization Date.

(d)	Except for the Ship 1 Advance and the Ship 2 Advance, the Administrative Agent shall ensure that each Advance is remitted to the suspense account specified by the Borrower in the Utilization Request. If the conditions set out in Clause 4.3 (Conditions precedent to each Release Date) are met, in addition to the other conditions set out in this Agreement, the Administrative Agent shall release the Advance to the relevant Shipyard and/or its financial institution on the Release Date.
(e)	The Borrower irrevocably authorizes and directs the Administrative Agent to remit the proceeds of each Advance to the account specified in the relevant Utilization Request.

SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION
6	Repayment
6.1	Repayment
The Borrower shall, on each Repayment Date, repay such part of the Loan as is required to be repaid by Clause 6.2 (Scheduled Repayment of Advances).
6.2	Scheduled Repayment of Advances
(a)	Repayment of Commercial Tranche of each Advance: Subject to Clause 7 (Illegality, prepayment and cancellation), the Borrower shall repay the Commercial Tranche of each Advance in equal quarterly installments, one such installment to be repaid on each of the Repayment Dates relative to such Advance, excluding the first installment and the final installment as set out in Clause 6.3 (Repayment of First Installment and Final Installment of each Advance), in accordance with an 18-year age adjusted loan repayment profile.
(b)	Repayment of KEXIM Guaranteed Tranche: Subject to Clause 7 (Illegality, prepayment and cancellation), the Borrower shall repay the KEXIM Guaranteed Tranche of each Advance in equal quarterly repayments, one such installment to be repaid on each of the Repayment Dates relative to such Advance, excluding the first installment and the final installment as set out in Clause 6.3 (Repayment of First Installment and Final Installment of Each Advance), in accordance with a 12-year age adjusted loan repayment profile.
(c)	Repayment of KEXIM Funded Tranche: Subject to Clause 7 (Illegality, prepayment and cancellation), the Borrower shall repay the KEXIM Funded Tranche of each Advance in equal quarterly repayments, one such installment to be repaid on each of the Repayment Dates relative to such Advance, excluding the first installment and the final installment as set out in Clause 6.3 (Repayment of First Installment and Final Installment of Each Advance), in accordance with a 12-year age adjusted loan repayment profile.
(d)	Repayment of K-sure Tranche: Subject to Clause 7 (Illegality, prepayment and cancellation), the Borrower shall repay the K-sure Tranche of each Advance in equal quarterly repayments, one such installment to be repaid on each of the Repayment Dates relative to such Advance, excluding the first installment and the final installment as set out in Clause 6.3 (Repayment of First Installment and Final Installment of Each Advance), in accordance with a 12-year age adjusted loan repayment profile.
6.3	Repayment of First Installment and Final Installment of each Advance
(a)	The first installment payable under each Advance shall be increased pro rata to account for the relevant Ship's Delivery Date falling between two Repayment Dates and shall be calculated as the relevant fraction (the numerator of which is the number of days elapsed between the relevant Ship's Delivery Date and the First Repayment Date, and the denominator of which is the number of days between the next Repayment Date following the relevant Ship's Delivery Date and the First Repayment Date) multiplied by the installment relevant to the Advance.
(b)	On the Final Repayment Date for each Advance, the Advance shall be paid in full.
(c)	If the Delivery Date of a Ship is also a Repayment Date, or in the case of Ship 1 and Ship 2, there shall be no requirement to increase the first installment as set forth in this Clause 6.3, and repayment of such Advance shall commence on the next Repayment Date.

7	Illegality, prepayment and cancellation
7.1	Illegality
If at any time there is a law binding upon the Lenders in any jurisdiction which renders it unlawful for any Lender to perform any of its obligations or to exercise any of its rights under this Agreement or any of the other Finance Documents or for any Lender to contribute to or maintain or fund its participation in the Loan:
(a)	the Lender shall promptly notify the Administrative Agent upon becoming aware of that event;
(b)	upon the Administrative Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled;
(c)	to the extent that the Lender's participation has not been assigned pursuant to Clauses 2.2 (Increase) or 41.8(a) to 41.8(c) (Replacement of a Defaulting Lender), the Borrower shall repay (without any fees, premium or penalty) all amounts outstanding to the Lender on the last day of the Interest Period occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law); and
(d)	no prepayment fee shall be payable pursuant to Clause 11.3 (KEXIM Prepayment Fee) in connection with prepayments in accordance with this Clause 7.1.
7.2	Change of Control
(a)	The Facility Guarantor shall promptly notify the Administrative Agent upon any Obligor becoming aware of a Change of Control.
(b)	If a Change of Control occurs (other than an Upstream Guarantor Change of Control), the Administrative Agent may, and shall if so directed by the Required Lenders, by notice to the Borrower, cancel the Total Commitments with effect from a date specified in that notice which is at least 30 days after the giving of the notice and declare that all or part of the Loan be payable on demand after such date, on which date it shall become payable on demand by the Administrative Agent on the instructions of the Required Lenders or, if the Change of Control relates to an Upstream Guarantor Change of Control, then the Administrative Agent may declare that the higher of (i) the drawn and outstanding amount of the Advance with respect to the relevant Ship owned by such Upstream Guarantor and (ii) the amount required to comply with the provisions in Clause 24 (Minimum security value) after such prepayment shall be prepaid.
(c)	Any partial prepayment of the Loan under this Clause 7.2 shall be applied to the outstanding principal amount of each Advance on a pro rata basis and shall reduce future installments payable in respect of each Advance under Clause 6.2 (Scheduled Repayment of Advances) in inverse chronological order unless such Change of Control relates to one or more of the Upstream Guarantors, in which case the Advance with respect to the relevant Ship owned by such Upstream Guarantor shall be paid in full together with the amount required (if any) to comply with the provisions in Clause 24 (Minimum security value) which additional amounts shall reduce future installments payable in respect of each remaining Advance under Clause 6.2 (Scheduled Repayment of Advances) in inverse chronological order.
7.3	Loss of ECA Support

(a)	If at any time the KEXIM Guarantee is lost, cancelled, unenforceable or invalid while any amounts remain outstanding under the KEXIM Guaranteed Tranche, the Administrative Agent shall immediately cancel the Total Commitments and declare that the entire Loan be payable on demand.
(b)	If at any time, in relation to an Advance, the relevant K-sure Insurance Policy is lost, cancelled, unenforceable or invalid while any amounts remain outstanding under the K-sure Tranche in relation to such Advance, the Administrative Agent shall immediately cancel the Total Commitments and declare that the entire Loan be payable on demand.
7.4	Voluntary prepayment
(a)	Prepayment of the Loan
(i)	Subject to the payment of any fees payable by the Borrower pursuant to Clause 11.3 (KEXIM Prepayment Fee), the Borrower may, if it gives the Administrative Agent and the ECA Agent not less than ten (10) Business Days' prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $1,000,000 or any whole number multiples thereof) on the last day of an Interest Period in respect of the amount to be prepaid.
(ii)	Any partial prepayment of the Loan under this Clause 7.4 (i) shall be applied to the outstanding principal amount of each Advance according to the Prepayment Allocations and (ii) shall reduce future installments payable in respect of each Advance under Clause 6.2 (Scheduled Repayment of Advances), excluding the final payments, other than prepayments pursuant to Clause 24.11(b) (Security shortfall), which shall reduce future installments, on a pro rata basis, payable in respect of each Advance, including the final payments.
(b)	Refund of K-sure Premium
Upon any voluntary prepayment of the Loan (whether in whole or in part), the Borrower may request the ECA Agent to seek a refund by K-sure of such portion of the K-sure Premium paid by the Borrower. In the event that K-sure (in its absolute sole discretion) consents to such request and refunds any portion of the K-sure Premium, the amount of which shall be determined and calculated solely by K-sure pursuant to the terms of the relevant K-sure Insurance Policy and its internal regulations, to the ECA Agent or the Administrative Agent (as the case may be), such refund shall be remitted to the Borrower in accordance with Clause 36 (Payment Mechanics), provided that neither the Administrative Agent nor the ECA Agent shall be obliged to take any further action if K-sure refuses or fails for whatever reason to refund any portion of the K-sure Premium.
7.5	Put Options
(a)	KEXIM shall have a put option to require prepayment of the KEXIM Funded Tranche and the KEXIM Guaranteed Tranche, and K-sure shall have a put option to call for prepayment on the K-sure Tranche to be exercised on the Final Repayment Date of the Commercial Tranche, if the Commercial Tranche is not committed to be refinanced/renewed prior to the date that falls two (2) months before the Final Repayment Date of the Commercial Tranche, provided that the ECA Agent shall provide written notice to K-sure and KEXIM as to whether the refinancing/renewal of the Commercial Tranche has been obtained on or prior to the date which is two (2) months prior to the final maturity date of the Commercial Tranche. Upon exercise of the above put options (the Put Options and each a Put Option), all outstanding amounts under the KEXIM Funded Tranche, the KEXIM Guaranteed Tranche and the K-sure Tranche must be repaid on the Final Repayment Date of the Commercial Tranche.

(b)	No KEXIM Prepayment Fee shall be payable in connection with a prepayment following any exercise of the Put Option.
7.6	Sale or Total Loss
(a)	If a Ship becomes a Total Loss before its Advance has become available for borrowing under this Agreement, the Total Commitments shall be reduced by an amount equal to the maximum amount of the respective Advance as specified in the definition of that Advance in Clause 1.1 (Definitions).
(b)	On a Mortgaged Ship's Disposal Repayment Date, the Borrower shall immediately pay the Administrative Agent the higher of (i) the drawn and outstanding amount of the Advance with respect to the relevant Mortgaged Ship and (ii) the amount required (if any) to comply with the provisions in Clause 24 (Minimum security value) after such prepayment, such amount to be applied first, to repay the Advance with respect to the relevant Mortgaged Ship and second, to repay the remaining Advances on a pro rata basis and to reduce future installments in respect of such Advances pro rata in inverse chronological order.
7.7	Voluntary cancellation
Subject to the payment of any fees payable by the Borrower pursuant to Clause 11.3 (KEXIM Prepayment Fee), the Borrower may, without premium or penalty, if it gives the Administrative Agent not less than five (5) Business Days' prior written notice, cancel the whole or any part of the Total Commitments (but in a minimum amount of $2,000,000 and a multiple of $2,000,000). Upon such cancellation, the Total Commitments shall be reduced pro rata by the same amount.
7.8	Automatic cancellation
Any part of the Total Commitments which has not been drawn upon by the relevant Last Availability Date shall be automatically cancelled at close of business in New York on such Last Availability Date and the Total Commitments shall be reduced accordingly.
7.9	Right of replacement or cancellation and prepayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2 (Grossing-up for taxes); or
(ii)	any Lender claims indemnification from the Borrower under Clause 12.5 (Indemnity for taxes) or Clause 13 (Increased Costs), the Borrower may, while the circumstance giving rise to the requirement for that increase or indemnification continues, give the Administrative Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Administrative Agent notice in form and substance satisfactory to the Administrative Agent of its intention to replace that Lender.
(b)	On receipt of a notice referred to in Clause 7.9(a) (Right of replacement or cancellation and prepayment in relation to a single Lender) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)	On the last day of each Interest Period which ends after the Borrower has given notice under Clause 7.9(a) (Right of replacement or cancellation and prepayment in relation to a single

Lender) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan.
(d)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time while the Lender continues to be a Defaulting Lender give the Administrative Agent two (2) Business Days' notice of cancellation of the undrawn Commitment of that Lender.
(e)	On the notice provided pursuant to Clause 7.9(c) (Right of replacement or cancellation and prepayment in relation to a single Lender) becoming effective, the undrawn Commitment of the Defaulting Lender shall immediately be reduced to zero and the remaining undrawn Commitments shall each be reduced ratably and the Administrative Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.
7.10	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement, including but not limited to Clause 7.2 (Change of control), shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and Prepayment Fees, without premium or penalty (other than the KEXIM Prepayment Fee (subject to the provisions of Clause 11.3)).
(c)	The Borrower may not reborrow any part of the Facility which is repaid or prepaid under this Agreement.
(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	Subject to Clause 2.2 (Increase), no amount of the Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Administrative Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender or Lenders, as appropriate.
(g)	If the Total Commitments are partially reduced under this Agreement other than under Clause 7.1 (Illegality) and Clause 7.9 (Right of replacement or cancellation and prepayment in relation to a single Lender), the Commitments of the Lenders shall be reduced ratably.
(h)	Any prepayment under this Agreement shall be made together with payment to a Swap Bank of any amount falling due to the relevant Swap Bank under a Hedging Contract as a result of the termination or close out of that Hedging Contract or any Hedging Transaction under it in accordance with Clause 27.3 (Unwinding of Hedging Contracts) in relation to that prepayment. The Borrower must inform and deliver satisfactory evidence to the Administrative Agent to be forwarded to the Lenders of any required close-out payments to any Swap Bank within five (5) Business Days after the relevant prepayment date.
(i)	In the case of prepayment of the KEXIM Guaranteed Tranche, the unutilized portion of the KEXIM Premium shall be refunded in accordance with the terms and conditions as contained in the KEXIM Guarantee and KEXIM's internal regulations, and the ECA Agent shall use commercially reasonable efforts for such refund to be effected.
7.11	Conditions to the Replacement of a Lender

The replacement of a Lender pursuant to Clause 7.9 (Right of repayment and cancellation in relation to a single Lender) shall be subject to the following additional conditions:
(a)	no Finance Party shall have any obligation to find a replacement Lender; and
(b)	any Lender replaced pursuant to Clause 7.9 (Right of repayment and cancellation in relation to a single Lender) shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by the replaced Lender under any Finance Document.

SECTION 5 - COSTS OF UTILIZATION
8	Interest
8.1	Calculation of interest
The rate of interest on each Advance for each Interest Period relative to such Advance is the percentage rate per annum which is the aggregate of the applicable:
(a)	Margin; and
(b)	LIBOR.
8.2	Payment of interest
The Borrower shall pay accrued interest on each Advance on the last day of each Interest Period relative to such Advance. However, if the Interest Period is greater than three (3) months, the Borrower shall pay accrued interest on each Advance quarterly.
8.3	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3(b) (Default interest) below, is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance for successive ninety (90)-day Interest Periods. Any interest accruing in accordance with this Clause 8.3 shall be immediately payable by the Obligors on demand by the Administrative Agent.
(b)	If any overdue amount consists of all or part of an Advance which became due on a day which was not the last day of an Interest Period relating to such Advance or the relevant part of it:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to such Advance; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
8.4	Notification of rates of interest
The Administrative Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	Interest Periods
9.1	Commencement of Interest Periods.
The first Interest Period applicable to an Advance shall commence on the relevant Utilization Date and each subsequent Interest Period for such Advance shall commence on the expiry of the preceding Interest Period.
9.2	Duration of normal Interest Periods.
Subject to Clauses 9.3 (Duration of Interest Periods for repayment installments) and 9.4 (Non-availability of matching deposits for Interest Period selected), each Interest Period shall be:
(a)	in respect of the Commercial Tranche:
(i)	three (3) or six (6) months as notified by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) three (3) Business Days before the commencement of the Interest Period;
(ii)	in the case of the first Interest Period applicable to each Advance other than the first Advance, a period commencing on the relevant Utilization Date and ending on the last day of the then current Interest Period for outstanding Advances;
(iii)	three (3) months, if the Borrower fails to notify the Administrative Agent by the time specified in paragraph (i); or
(iv)	such other period as the Administrative Agent may, with the authorization of the Commercial Lenders, agree with the Borrower;
(b)	in respect of the KEXIM Guaranteed Tranche, the KEXIM Funded Tranche and the K-sure Tranche:
(i)	three (3) months; or
(ii)	in the case of the first Interest Period applicable to each Advance other than the first Advance, a period commencing on the relevant Utilization Date and ending on the last day of the then current Interest Period for outstanding Advances.
9.3	Duration of Interest Periods for repayment installments.
In respect of an amount due to be repaid under Clause 6 (Repayment) on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
9.4	Non-availability of matching deposits for Interest Period selected.
If, after the Borrower has selected and the Lenders have agreed an Interest Period, any Lender notifies the Administrative Agent by 11:00 a.m. (New York time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of three (3) months.
9.5	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10	Changes to the calculation of interest
10.1	Absence of quotations
Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. London time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
10.2	Market disruption
(a)	If a Market Disruption Event under 10.3(a) occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender's share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.
(b)	If a Market Disruption Event under 10.3(b) occurs in relation to any Lender's Participation in the Loan for any Interest Period, then the rate of interest on such Lender's share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate notified to the Administrative Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.
(c)	If a Market Disruption Event occurs the Administrative Agent shall, promptly and as soon as is practicable after the occurrence thereof, notify the Borrower.
10.3	In this Agreement:
Market Disruption Event means:
(a)	at or about noon in London on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine LIBOR for the relevant Interest Period; or
(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Administrative Agent receives notifications from a Lender or Lenders (whose participations in the Loan are at least equal to or greater than 50 per cent of the Loan) that the cost to it of funding its participation in the Loan from the London Interbank Market or if cheaper from whatever source it may reasonably select would be in excess of LIBOR.

10.4	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.
(b)	Any alternative basis agreed pursuant to clause (a) above shall, with the prior consent of all the Lenders be binding on all Parties.
10.5	Break Costs
(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for an Advance or, as the case may be, an Unpaid Sum or relevant part of it.
(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Administrative Agent, confirm the amount of its Break Costs for any Interest Period in which they accrue.
11	Fees
11.1	Commitment commission
(a)	The Borrower shall pay to the Administrative Agent (for the account of each of the Lenders) a fee in dollars computed at the rate of 40% of the Margin (and in the case of the Commercial Tranche, the applicable Margin as the same may be adjusted from time to time) per annum on the undrawn and uncancelled portion of that Lender's Commitment which shall accrue from the Closing Date until the Last Availability Date of each of the Commercial Tranche, the KEXIM Funded Tranche, the KEXIM Guaranteed Tranche and the K-sure Tranche.
(b)	The accrued commitment commission shall be payable in arrears starting on the date falling three (3) months after the Closing Date and every three (3) months thereafter and also on each date on which an Advance is made with respect to the relevant amount drawn down until the undrawn portion of the Total Commitments is permanently reduced to zero, and any unpaid portion of the accrued commitment commission shall be paid on the date the undrawn portion of the Total Commitments is permanently reduced to zero.
(c)	No commitment fee is payable to the Administrative Agent (for the account of a Lender) on any undrawn Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
11.2	Other fees
The Obligors shall pay to the relevant party any other fees specified in the relevant Fee Letters at the times and in the amounts specified therein.
11.3	KEXIM Prepayment Fee
In the case of a voluntary prepayment pursuant to Clause 7.4 (Voluntary prepayment), the sale or disposal of a Ship permitted under Clause 21.4 (Sale or other disposal of a Ship), or the voluntary cancellation of the KEXIM Funded Tranche pursuant to Clause 7.7. (Voluntary cancellation), the Borrower shall pay to the Administrative Agent, for further distribution to KEXIM, the KEXIM Prepayment Fee. For the avoidance of doubt, no KEXIM prepayment fee will be payable in case of a prepayment made under Clause 24.11(b) and/or under Clause 7.6 (Sale or Total Loss) in connection with a Total Loss.
11.4	KEXIM Premium
(a)	The Borrower acknowledges that the KEXIM Lenders benefit from the KEXIM Guarantee once issued and in effect.
(b)	The Borrower and each KEXIM Lender acknowledge and agree that:
(i)	the amounts of the KEXIM Premium will be as set forth in the relevant Fee Letter and will be payable on the dates as specified in that Fee Letter (but, for the avoidance of doubt, no KEXIM Premium or any part thereof is payable on the Closing Date); and
(ii)	no KEXIM Lender is in any way involved in the calculation or payment (otherwise than as financed in whole or in part pursuant to this Agreement) of any part of the KEXIM Premium.
11.5	K-sure Premium.
Without prejudice to Clause 7.4(b) (Refund of K-sure Premium), the Borrower:
(a)	agrees, and each K-sure Lender acknowledges and agrees, that:
(i)	the amount of any K-sure Premium will be calculated in accordance with the percentage included in the relevant defined term as of the date of this Agreement, but otherwise subject to the terms of the relevant K-sure Insurance Policy and K-sure's internal regulations; and
(ii)	no K-sure Lender is in any way involved in the calculation or payment (otherwise than as financed in whole or in part pursuant to this Agreement) of any part of any K-sure Premium;
(b)	agrees that their obligation to pay any K-sure Premium or any part of any K-sure Premium in accordance with the relevant K-sure Insurance Policy shall be an absolute and unconditional obligation and, without limitation, shall not be affected by any failure by the Borrower to draw down funds under this Agreement or the prepayment or acceleration of the whole or any part of the Loan;
(c)	acknowledges that it shall pay an amount equivalent to each K-sure Premium (including default interest under the relevant K-sure Insurance Policy) to K-sure on the relevant due date, and no K-sure Premium will be refundable in whole or in part in any circumstances, unless otherwise provided in the relevant K-sure Insurance Policy and Clause 7.4(b) (Refund of K-sure Premium);
(d)	agrees that if, for any reason whatsoever, any additional premium is or becomes payable to K-sure in respect of any K-sure Insurance Policy, the Borrower shall promptly pay such additional premium in full and the Borrower shall fully cooperate with the Administrative Agent and the ECA Agent on their reasonable request to take all steps necessary on the part of the Borrower to ensure that each K-sure Insurance Policy remains in full force and effect throughout the Facility Period; and
(e)	shall indemnify K-sure in relation to any costs or expenses (including reasonable legal fees) suffered or incurred by K-sure in connection with any transfer to K-sure undertaken pursuant to Clause 30.1 (Assignments by the Lenders) or in connection with any review by K-sure of or in relation to any Event of Default and/or amendment or supplement to any of the Finance Documents and/or a request for a consent or approval from K-sure.

SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS

12	No Set-Off or Tax Deduction; Tax Indemnity; FATCA
12.1	No deductions
All amounts due to each Indemnified Person under a Finance Document shall be paid:
(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which such Obligor is required by law to make.
12.2  Grossing-up for taxes
If an Obligor is required by law to make a tax deduction from any payment:
(a)	such Obligor shall notify the Administrative Agent as soon as it becomes aware of the requirement;
(b)	such Obligor shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and
(c)	except if the deduction is for collection or payment of a Non-indemnified Tax of an Indemnified Person, the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Indemnified Person receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.
12.3  Evidence of payment of taxes
Within one (1) month after making any tax deduction, the relevant Obligor shall deliver to the Administrative Agent documentary evidence satisfactory to the Administrative Agent that the tax had been paid to the appropriate taxation authority.
12.4  Tax credits
An Indemnified Person which receives for its own account a repayment or credit in respect of tax on account of which an Obligor has made an increased payment under Clause 12.2 (Grossing-up for taxes) shall pay to such Obligor a sum equal to the proportion of the repayment or credit which such Indemnified Person allocates to the amount due from such Obligor in respect of which such Obligor made the increased payment, provided that:
(a)	such Indemnified Person shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;
(b)	nothing in this Clause 12.4 shall oblige an Indemnified Person to disclose the contents of any tax filings or other confidential information or to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;
(c)	nothing in this Clause 12.4 shall oblige an Indemnified Person to make a payment which would leave it in a worse position than it would have been in if the Obligor had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by an Indemnified Person under or in connection with this Clause 12.4 shall be conclusive and binding on each Obligor.
12.5  Indemnity for taxes
The Borrower and each Guarantor hereby indemnifies and agrees to hold each Indemnified Person harmless from and against all taxes other than Non-indemnified Taxes levied on such Indemnified Person (including, without limitation, taxes imposed on any amounts payable under this Clause 12.5) paid or payable by such person, whether or not such taxes or other taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which such Indemnified Person makes written demand therefor specifying in reasonable detail the nature and amount of such taxes or other taxes.
12.6  Exclusion from indemnity and gross-up for taxes
The Borrower and each Guarantor shall not be required to indemnify any Indemnified Person for a tax pursuant to Clause 12.5 (Indemnity for taxes), or to pay any additional amounts to any Indemnified Person pursuant to Clause 12.2 (Grossing-up for taxes), to the extent that the tax is collected by withholding on payments (a "Withholding") and is levied by a Pertinent Jurisdiction of the payer and:
(a)	the person claiming such indemnity or additional amounts was not an original party to this agreement and under applicable law (after taking into account relevant treaties and assuming that such person has provided all forms it may legally and truthfully provide) on the date such person became a party to this Agreement, a Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such indemnity or additional amounts do not exceed the indemnity or additional amounts that would have been applicable if such payment had been made to the person from whom such person acquired its rights under the Agreement, and this exclusion shall not apply to the extent that such indemnity or additional amounts exceed the indemnity or additional amounts that would have been required under the law in effect on the date such person became a party to this Agreement; or
(b)	the person claiming such indemnity or additional amounts is a Lender which has changed its Lending Office and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender changed its Lending Office Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such indemnity or additional amounts do not exceed the indemnity or additional amounts that would have been applicable to such payment if such Lender had not changed its Lending Office, and this exclusion shall not apply to the extent that the indemnity or additional amounts exceed the indemnity or additional amounts that would have been required under the law in effect immediately after such Lender changed its Lending Office; or
(c)	in the case of a Lender, to the extent that Withholding would not have been required on such payment if such Lender had complied with its obligations to deliver certain tax form pursuant to Clause 12.7 (Delivery of tax forms) below.
12.7	Delivery of tax forms
(a)	Upon the reasonable written request of the Borrower, each Lender or transferee that is organized under the laws of a jurisdiction outside the United States (a "Non-U.S. Lender") shall deliver to the Administrative Agent and the Borrower two properly completed and duly executed copies of (as applicable) IRS Form W-8BEN-E, W-8ECI or W-8IMY or, upon written request of the Borrower or the Administrative Agent, any subsequent versions thereof or successors thereto, in each case claiming such reduced rate (which may be zero) of U.S.

Federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments of interest hereunder as such Non-U.S. Lender may properly claim. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall, when so requested in writing by the Borrower provide to the Administrative Agent and the Borrower in addition to the IRS Form W-8BEN-E required above a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Administrative Agent in the event any representation in such certificate is no longer accurate.
(b)	In the event that Withholding taxes may be imposed under the laws of any Pertinent Jurisdiction (other than the United States or any political subdivision or taxing jurisdiction thereof or therein) in respect of payments on the Loan or other amounts due under this Agreement and if certain documentation provided by a Lender could reduce or eliminate such Withholding taxes under the laws of such Pertinent Jurisdiction or any treaty to which the Pertinent Jurisdiction is a party, then, upon written request by an Obligor, a Lender that is entitled to an exemption from, or reduction in the amount of, such Withholding tax shall deliver to such Obligor (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or promptly after receipt of the Obligor's request, whichever is later, such properly completed and executed documentation requested by the Obligor, if any, as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or delivery would not materially prejudice the legal or commercial position of such Lender.
(c)	Each Lender shall deliver such forms as required in this Clause 12.7 within twenty (20) days after receipt of a written request therefor from the Administrative Agent or the Obligor.
(d)	Notwithstanding any other provision of this Clause 12.7, a Lender shall not be required to deliver any form pursuant to this Clause 12.7 that such Lender is not legally entitled to deliver.
12.8  Application to Hedging Master Agreements
For the avoidance of doubt, Clause 12 (No Set-Off or Tax Deduction; Tax Indemnity; FATCA) does not apply in respect of sums due from any Obligor to a hedge counterparty under or in connection with a Hedging Master Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of that Hedging Master Agreement shall apply.
12.9	FATCA information
(a)	Subject to paragraph (c) below, within ten (10) Business Days of a reasonable request by another FATCA Relevant Party, each FATCA Relevant Party shall:
(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and
(ii)	supply to the requesting party (with a copy to the Administrative Agent) such other form or forms (including IRS Form W-8BEN-E or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable "passthru percentage" or other information required under FATCA or other official guidance, including any applicable intergovernmental agreements) as the requesting party reasonably requests for the purpose of determining whether any payment to such party may be subject to any FATCA Deduction.

(b)	If a FATCA Relevant Party confirms to any other FATCA Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8BEN-E or W-9 to show that it is a FATCA Exempt Party, and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify all other FATCA Relevant Parties reasonably promptly.
(c)	Nothing in this Clause 12.9 shall obligate any FATCA Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided that nothing in this paragraph shall excuse any FATCA Relevant Party from providing a true complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.
(d)	If a FATCA Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with the provisions of this Agreement, or if the provided information is insufficient under FATCA, then:
(i)	such party shall be treated as a FATCA Non-Exempt Party; and
(ii)	if, to the extent relevant, that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.
12.10	FATCA withholding
(a)	A FATCA Relevant Party making a payment to any FATCA Non-Exempt Party shall make such FATCA Deduction as it determines is required by law and shall render payment to the IRS within the time allowed and in the amount required by FATCA.
(b)	If a FATCA Deduction is required to be made by any FATCA Relevant Party to a FATCA Non-Exempt Party, the amount of the payment due from such FATCA Relevant Party to such FATCA Non-Exempt Party shall be reduced by the amount of the FATCA Deduction reasonably determined to be required by such FATCA Relevant Party.
(c)	Each FATCA Relevant Party shall promptly upon becoming aware that a FATCA Deduction is required with respect to any payment owed to it (or that there is any change in the rate or basis of a FATCA Deduction) notify each other FATCA Relevant Party accordingly.
(d)	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the party making such FATCA Deduction shall deliver to the Administrative Agent for delivery to the party on account of whom the FATCA Deduction was made evidence reasonably satisfactory to that party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS.
(e)	A FATCA Relevant Party who becomes aware that it must make a FATCA Deduction in respect of a payment to another FATCA Relevant Party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Administrative Agent.
(f)	The Administrative Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Lender which relates to a payment by a Borrower (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrower and the relevant Lender.
(g)	If a FATCA Deduction is made as a result of any Finance Party failing to be a FATCA Exempt Party, such party shall indemnify each other Finance Party against any loss, cost or expense to it resulting from such FATCA Deduction.
13	Increased Costs
13.1	Increased Costs
(a)	Subject to Clause 13.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by the Administrative Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates which arises as a result of a Change in Law.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
13.2	Increased Cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Administrative Agent of the event giving rise to that claim, following which the Administrative Agent shall promptly notify the Borrower.
(b)	Each Finance Party shall, as soon as practicable after a demand by the Administrative Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a tax deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)	compensated for by Clause 12.5 (Indemnity for Taxes) (or would have been compensated for under Clause 12.5 (Indemnity for Taxes) but was not so compensated solely because any of the exclusions in Clause 12.5 (Indemnity for Taxes) applied); or
(iv)	attributable to the willful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14	Other indemnities
14.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)	making or filing a claim or proof against that Obligor; and/or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
The Borrower shall (or shall procure that another Obligor will), within three (3) Business Days of demand by a Finance Party or K-sure, indemnify, on an after tax basis, each Finance Party and K-sure (as the case may be) against any Losses (including, without limitation, taxes imposed on any amounts payable under this Clause 14.2) incurred by that Finance Party or K-sure as a result of:
(a)	the occurrence of any Default;
(b)	any information produced or approved by the Borrower being misleading and/or deceptive in any respect;
(c)	any inquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;
(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including, without limitation, any and all Losses arising as a result of Clause 35 (Sharing among the Finance Parties);
(e)	funding, or making arrangements to fund, its participation in an Advance requested by the Borrower in a Utilization Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);
(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Administrative Agent and the Security Agent
The Borrower shall promptly indemnify the Administrative Agent and the Security Agent against:
(a)	any and all Losses incurred by the Administrative Agent or the Security Agent as a result of :
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized;
(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or
(iv)	any action taken by the Administrative Agent or the Security Agent, or any of its or their representatives, agents or contractors in connection with any powers conferred by any Finance Document to remedy any breach of any obligations of any Obligor or any manager or charterer of any Ship; and
(b)	any Losses incurred by the Administrative Agent or the Security Agent, (otherwise than by reason of the Administrative Agent's or the Security Trustee's gross negligence or willful misconduct); or, in the case of Losses pursuant to Clause 36.9 (Disruption to payment systems etc.), notwithstanding the Administrative Agent's or the Security Trustee's negligence, gross negligence, or any other category of liability whatsoever (except fraud of the Administrative Agent or the Security Agent acting in such capacity under the Finance Documents).
14.4	Indemnity concerning security
(a)	The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses incurred by it in connection with:
(i)	any failure by the Borrower to comply with Clause 16 (Costs and expenses);
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized;
(iii)	the taking, holding, protection or enforcement of the Security Documents;
(iv)	the exercise or purported exercise of any of the rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or willful misconduct; or
(v)	any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents unless and to the extent that it was caused by its gross negligence or willful misconduct.

(b)	The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in paragraph (a) above and Clause 14.3 (Indemnity to the Administrative Agent and the Security Agent) and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to it.
14.5	KEXIM Indemnity
The Borrower shall promptly indemnify KEXIM and the KEXIM Lenders against any cost, loss or liability incurred by KEXIM and the KEXIM Lenders (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a covered risk (howsoever described) under the KEXIM Guarantee; or
(ii)	exercising any of the rights, powers, discretions or remedies vested in it under the KEXIM Guarantee or by law.
14.6	Interest
Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this Clause 14 or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in Clause 8.3 (Default interest).
14.7	Continuation of indemnities
The indemnities by the Borrower in favor of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by the Administrative Agent or the Borrower of this Agreement.
14.8	Exclusion of liability
No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by such Indemnified Party's own gross negligence or willful misconduct. In no event shall any Indemnified Party be responsible or liable for special, indirect or consequential loss or punitive damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
14.9	Sanctions Indemnity
(a)	Each Obligor shall indemnify and hold harmless any Finance Party for any and all claims, losses, damages, liabilities, expenses and costs of whatever nature, including reasonable attorneys' fees and expenses, arising out of such Obligor's, including its owners, officers, employees, and agents, non-compliance with any Sanctions laws or connected with such noncompliance, incurred by such Finance Party as a result of such Obligor's violation of its obligations under this Agreement.
(b)	In relation to each Lender that notifies the Administration Agent to this effect (each a Restricted Lender), this Clause 14.9 shall only apply for the benefit of that Restricted Lender to the extent that the provisions in this Clause 14.9 would not result in (i) any violation of or conflict with Council Regulation (EC) 2271/96 or (ii) a violation of or conflict with section 7 German foreign trade rules (AWV) (Außenwirtschaftsverordnung) or a similar anti-boycott statute.
15	Mitigation by the Lenders
15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of liability
(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16	Costs and expenses
16.1	Transaction expenses
The Obligors shall promptly and within five (5) Business Days of demand from any Finance Party or K-sure pay the Finance Parties or K-sure (i) all amounts in accordance with the Fee Letters, and (ii) the amount of all costs and expenses (including fees, insurance, documented legal fees (subject to the proviso (iii) below) and out of pocket expenses, and expenses of other consultants and advisers) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge, termination or reassignment of:
(a)	this Agreement, the Hedging Master Agreements and any other documents referred to in any Finance Document;
(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under Clause 24 (Minimum security value); or
(c)	any Security Interest expressed or intended to be granted by a Finance Document;

Provided that, other than the legal fees of Norton Rose Fulbright US LLP acting on behalf of all Lenders, the Borrower is not responsible for legal fees or other expenses of other consultants and advisors which have been unreasonably and unnecessarily incurred by any of the Lenders outside common market practice.
16.2	Amendment costs
If an Obligor requests an amendment, waiver or consent, the Borrower shall, within five (5) Business Days of demand by the Administrative Agent or K-sure, reimburse the Administrative Agent or K-sure for the amount of all costs and expenses (including reasonable fees, documented costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Administrative Agent and the Security Agent or K-sure in responding to, evaluating, negotiating or complying with that request or requirement.
16.3	Enforcement and preservation costs
The Borrower shall within five (5) Business Days of demand by a Finance Party or K-sure pay to each Finance Party or K-sure the amount of all reasonable costs and expenses (including fees, documented costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party or K-sure in connection with:
(a)	the enforcement of, or the preservation of any rights under, any Finance Document and the K-sure Insurance Policies and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Collateral or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;
(b)	any valuation carried out under Clause 24 (Minimum security value); or
(c)	any inspection carried out under Clause 22.7 (Inspection and notice of drydockings) or any survey carried out under Clause 22.16 (Survey report), in each case limited to once per year per Ship provided no Event of Default has occurred and is continuing.

SECTION 7 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17	Representations
Each Obligor makes and repeats the representations and warranties set out in this Clause 17 to each Finance Party at the times specified in Clause 17.35 (Times when representations are made).
17.1	Status
(a)	Each Obligor is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation as a corporation or limited liability company.
(b)	Each Obligor has the power and authority to carry on its business as it is now being conducted and to own its property and other assets.
17.2	Binding obligations
Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.
17.3	Power and authority
(a)	Each Obligor has the power and authority to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorize its entry into, each Transaction Document to which it is or is to be a party.
(b)	No limitation on any Obligor's powers to borrow, create security or give guaranties will be exceeded as a result of any transaction under, or the entry into of, any Transaction Document to which such Obligor is, or is to be, a party.
17.4	Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by, each Transaction Document and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:
(a)	any law or regulation applicable to any Obligor;
(b)	the Constitutional Documents of any Obligor; or
(c)	any agreement or other instrument binding upon any Obligor or its or any other Obligor's assets, or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Obligor's assets, rights or revenues.
17.5	Validity and admissibility in evidence
(a)	All authorizations required or desirable:
(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Transaction Document to which it is a party;

(ii)	to make each Transaction Document to which it is a party admissible in evidence in its Pertinent Jurisdiction; and
(iii)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by therein, have been obtained or effected and are in full force and effect.
(b)	All authorizations necessary for the conduct of the ordinary course of business of each Obligor have been obtained or effected and are in full force and effect if failure to obtain or effect those authorizations might result in a Material Adverse Change.
17.6	Governing law and enforcement
(a)	The choice of New York law or any other applicable law as the governing law of any Transaction Document should be recognized and enforced in each Obligor's jurisdiction of incorporation or formation.
(b)	Any judgment obtained in a New York court of proper jurisdiction against an Obligor in respect of a Finance Document should be recognized and enforced in each Obligor's jurisdiction of incorporation or formation subject to any statutory or other conditions or limitations of such jurisdiction.
17.7	Information
(a)	To the best of any Obligor's knowledge, all written Information was true and accurate in all material respects at the time it was given or made.
(b)	To the best of any Obligor's knowledge, there are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.
(c)	To the best of any Obligor's knowledge, the Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.
(d)	All projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful inquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made to the extent that they have been provided directly by an Obligor.
(e)	For the purposes of this Clause 17.7, "Information" means: any information provided by any Obligor or, with respect to the Borrower, any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law to any Finance Party in connection with the Transaction Documents or the transactions referred to in them.
17.8	Original Financial Statements
(a)	The Original Financial Statements are an accurate and fair representation of the financial condition, result of operations and cash flows of the Obligors, on a consolidated basis, and were prepared in accordance with GAAP; and
(b)	There has been no Material Adverse Change since the date of the Original Financial Statements.

17.9	Pari passu ranking
Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.
17.10	Ranking and effectiveness of security
Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion, the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Collateral is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.
17.11	No insolvency
No Insolvency Event or creditors' process described in Clause 28.10 (Creditors' process) has been taken or, to the knowledge of any Obligor, threatened in relation to any Obligor or any Subsidiary of any Obligor, and none of the circumstances described in Clause 28.8 (Insolvency) applies to any Obligor or any Subsidiary of any Obligor.
17.12	No Default
(a)	No Default is continuing or is reasonably likely to result from the making of any Utilization or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, a determination having been made or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any Subsidiary of any Obligor, or to which any Obligor's or any of its Subsidiaries' assets are subject, which might result in a Material Adverse Change.
17.13	No proceedings pending or threatened
(a)	No litigation, arbitration or administrative, regulatory or criminal proceedings or investigations of, or before, any court, arbitral body or agency have been started or (to the best of any Obligor's knowledge and belief having made due and careful inquiries) threatened against any Upstream Guarantor or the Borrower.
(b)	No litigation, arbitration or administrative, regulatory or criminal proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined are reasonably likely to result in a Material Adverse Change, have, to the best of any Obligor's knowledge and belief having made due and careful inquiries, been started or threatened against the Facility Guarantor.
17.14	No breach of laws
(a)	No Obligor or, to the best of such Obligor's knowledge, Subsidiary of any Obligor has breached in any respect any law or regulation, which breach has or is reasonably likely to result in a Material Adverse Change.

(b)	No labor dispute is current or, to the best of any Obligor's knowledge and belief (having made due and careful inquiry), threatened against any Obligor or Subsidiary of any Obligor which might result in a Material Adverse Change.
17.15	Environmental matters
(a)	To the best of any Obligor's knowledge, no Environmental Law applicable to any Ship and/or any Obligor has been violated.
(b)	To the extent applicable to any Ship, all consents, licenses and approvals required under such Environmental Laws have been obtained and are currently in force.
(c)	No Environmental Claim has been made or, to the best of any Obligor's knowledge is threatened or is pending against any Obligor, any Subsidiary of the Obligors or any Ship and there has been no Environmental Incident which has given or might give rise to such a claim.
17.16	Taxes
(a)	All payments which an Obligor is liable to make under the Finance Documents to which it is a party can properly be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction applicable as of the Closing Date excluding any FATCA Deduction, and provided that each Lender provides a form described in Clause 12.7 claiming a zero percent U.S. Federal withholding tax rate.
(b)	Each Obligor has timely filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in any Pertinent Jurisdiction, other than taxes and charges:
(i)	which (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and as to which such failure to have paid such tax does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Ship or of criminal liability; or
(ii)	the non-payment of which could not reasonably be expected to have a Material Adverse Change on the financial condition of such Obligor.
(c)	The charges, accruals, and reserves on the books of each Obligor respecting taxes are adequate in accordance with GAAP.
(d)	No material claim for any tax has been asserted against an Obligor by any Pertinent Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such person or disclosed in the notes thereto, if any.
(e)	The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents and the consummation of the transactions contemplated thereby will not cause any of the Finance Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Pertinent Jurisdiction.
(f)	No taxes are required by any governmental authority in any Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document.

(g)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Finance Parties will not cause such Finance Parties to be subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Obligor.
(h)	It is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the other Finance Documents.
17.17	Security and Financial Indebtedness
(a)	No Security Interest exists over all or any of the present assets of any Obligor (except for any Permitted Security Interests and any Security Interests granted by the Facility Guarantor in connection with the RBS Facility Agreement).
(b)	No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.
17.18	Ship status
Each Mortgaged Ship will on the first day of the relevant Mortgage Period be:
(a)	registered in the name of the relevant Upstream Guarantor through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	operationally seaworthy and in every way fit for service;
(c)	classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society; and
(d)	insured in the manner required by the Finance Documents.
17.19	Legal and beneficial ownership
(a)	Each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.
(b)	The Borrower is a wholly-owned subsidiary of the Facility Guarantor.
(c)	Each Upstream Guarantor is a wholly-owned subsidiary of the Borrower.
17.20	Shares
(a)	All of the Equity Interests of the Borrower and each Upstream Guarantor have been validly issued, are fully paid, non-assessable and free and clear of all Security Interests other than Permitted Security Interests.
(b)	None of the Equity Interests of the Borrower or any Upstream Guarantor are subject to any existing option, warrant, call, right, commitment or other agreement of any character to which the Borrower or any Upstream Guarantor is a party requiring, and there are no Equity Interests of the Borrower or any Upstream Guarantor outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of the Borrower or any Upstream Guarantor or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of the Borrower or any Upstream Guarantor.

17.21	Accounting Reference Date
The financial year-end of each Obligor is the Accounting Reference Date.
17.22	No adverse consequences
(a)	To the best of any Obligor's knowledge, it is not necessary under the laws of any Obligor's jurisdiction of incorporation or formation:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or
(ii)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document to which it is, or is to be, a party, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such jurisdiction.
(b)	To the best of any Obligor's knowledge, no Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Pertinent Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.
17.23	Copies of documents
The copies of those Transaction Documents which are not Finance Documents and the Constitutional Documents of the Obligors delivered to the Administrative Agent under Clause 4 (Conditions of Utilization) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Transaction Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.
17.24	No breach of Charter Documents or Shipbuilding Contracts
No Obligor nor to the best of any Obligor's knowledge and belief any other person is in breach of any Charter Document or Shipbuilding Contract to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it.
17.25	No immunity
No Obligor or any of its assets is immune to any legal action or proceeding.
17.26	Ship's employment
Except as otherwise specified in this Agreement, each Ship shall on the first day of the relevant Mortgage Period:
(a)	if applicable, have been delivered and accepted for service, under its Long Term Charter;
(b)	if applicable, be employed in the Approved Pooling Arrangement or such other pooling arrangement approved by the Required Lenders, such approval not to be unreasonably withheld or delayed; and

(c)	be free of any charter commitment which, if entered into after that date, would require approval under the Finance Documents.
17.27	Rebates; commissions
There are no rebates, commissions or other payments to the Obligors in connection with any Shipbuilding Contract or any Acceptable Charter other than those referred to in it.
17.28	Compliance
Each Ship and the person responsible for its operation are in compliance with all requirements of the ISM Code and the ISPS Code.
17.29	Employees
As of the date of this Agreement, neither the Borrower nor any Upstream Guarantor has any employees.
17.30	ERISA Compliance
(a)	Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Change, (i) each Benefit Plan and Foreign Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other requirements of law, (ii) there are no pending (or to the knowledge of any Obligor, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan or Foreign Benefit Plan, (iii) no ERISA Event is reasonably expected to occur, and (iv) no Foreign Benefit Plan has any unfunded liability that is not accrued for to the extent required under generally accepted accounting principles in the appropriate financial statements.
(b)	On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding or could reasonably be expected to result in liability to any Obligor or any of its Subsidiaries in excess of $500,000.
17.31	No Money Laundering
Each Obligor is acting for its own account in relation to the Loan and in relation to the performance and the discharge of its respective obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which such Obligor is a party (including, without limitation, the borrowing by the Borrower of the Loan), and, to the best of its knowledge and to the extent applicable to such Obligor, the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat Money Laundering or similar legislation in other jurisdictions.
17.32  Anti-Bribery and Corruption Laws
(a)	To the knowledge of each Obligor, it and each Subsidiary of the Obligors have conducted and are conducting their businesses in compliance with Anti-Bribery and Corruption Laws.
(b)	To the knowledge of each Obligor, it and each Subsidiary of the Obligors have instituted and maintained systems, controls, policies and procedures designed to:
(i)	to prevent and detect incidences of bribery and corruption; and

(ii)	to promote and achieve compliance with Anti-Bribery and Corruption Laws including, but not limited to, ensuring thorough and accurate books and records, and utilization of commercially reasonable efforts to ensure that Affiliates acting on behalf of the Obligor or its Subsidiaries shall act in compliance with Anti-Bribery and Corruption Laws.
(c)	To the knowledge of each Obligor, neither any Obligor nor any of their Subsidiaries, is (or ought reasonably to be) aware, that any of their respective directors, officers, employees or agents has:
(i)	directly or indirectly, made, offered to make, promised to make or authorized the offer, payment, or giving of, any value, including a financial or other advantage for an improper purpose within the meaning of, the Anti-Bribery and Corruption Laws;
(ii)	directly or indirectly used any corporate funds for any contribution, gift, entertainment or other expense relating to political office or activity in violation of the Anti-Bribery and Corruption Laws;
(iii)	made any direct or indirect payment or transfer of value to any public official or any company employee from corporate funds in violation of Anti-Bribery and Corruption Laws;
(iv)	received directly or indirectly any bribe, rebate, payoff, influence payment, kickback or other payment or transfer of value prohibited under Anti-Bribery and Corruption Laws; or
(v)	been or is subject to any litigation, arbitration or administrative, regulatory or criminal proceedings or investigation with regard to any actual or alleged unlawful payment, improper transfer of value or other violation of Anti-Bribery and Corruption Laws.
(d)	No Obligor nor any of their Subsidiaries will directly or indirectly use the proceeds of the Facility for any purpose which would be in violation of the Anti-Bribery and Corruption Laws.
(e)	Upon reasonable belief that any Obligor or Subsidiary thereof may have violated its representations, warranties, or covenants contained in this Clause 17.32, any Lender may instigate an audit of the Obligor or Subsidiary on not less than seven (7) days' notice. Any Obligor or Subsidiary receiving such notice shall provide reasonable assistance in such audit, including, but not limited to, making all requested books, records, accounts, and personnel requested reasonably available to those conducting the audit.
17.33	No other material events or facts
Without prejudice to the generality of Clause 17.7 (Information), there are no other material events, circumstances or facts (political, commercial or otherwise), to any Obligor's knowledge, which may give rise to any loss or claim under any K-sure Insurance Policy or the KEXIM Guarantee.
17.34	Defense
Any claim or defense that the Obligor may have or hold in respect of the Transaction Documents shall not affect its payment obligations under the Finance Documents and that any claim or defense that any Obligor may have or hold in respect of any Transaction Document or against any of the parties thereto or any dispute arising in connection with a Transaction Document among the parties thereto, shall not affect its payment obligations under the Finance Documents.
17.35	Times when representations are made

(a)	All of the representations and warranties set out in this Clause 17 (other than Ship Representations) are deemed to be made on the dates of:
(i)	this Agreement;
(ii)	each Utilization Request;
(iii)	each Utilization; and
(iv)	each Release Date.
(b)	The Repeating Representations are deemed to be repeated on the first day of each Interest Period.
(c)	All of the Ship Representations are deemed to be made and repeated on the first day of the Mortgage Period for the relevant Ship.
(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made (and with respect to Clause 17.8 (Original Financial Statements), such representation or warranty shall be deemed to be repeated with reference to the most recent Annual Financial Statements or, as the case may be, Semi-annual Financial Statements delivered under Clause 18.1 (Financial statements)).
18	Information undertakings
The Facility Guarantor undertakes that this Clause 18 will be complied with throughout the Facility Period.
In this Clause 18:
Facility Guarantor's Annual Financial Statements means the consolidated audited financial statements of the Facility Guarantor for that financial year delivered pursuant to Clause 18.1 (Financial statements).
Facility Guarantor's Quarterly Financial Statements means the consolidated unaudited financial statements of the Facility Guarantor for that fiscal quarter delivered pursuant to Clause 18.1 (Financial statements).
Borrower's and Upstream Guarantor's Management Accounts means the cumulative (but not consolidated) management accounts for the Borrower and the management accounts for the Upstream Guarantors delivered pursuant to Clause 18.1(b) (Financial statements).
18.1	Financial statements
(a)	Whether or not the Facility Guarantor is then subject to Sections 13(a) or 15(d) of the Exchange Act, the Facility Guarantor shall prepare and deliver to the Administrative Agent:
(i)	as soon as reasonably practicable and in any event within 120 days after the Accounting Reference Date, an annual report on Form 20-F (or any successor form) containing the Facility Guarantor's Annual Financial Statements and other information required to be contained therein for the immediately preceding fiscal year (including a balance sheet and a statement of profit and loss and cash flow for such fiscal year);

(ii)	as soon as reasonably practicable and in any event within 45 days after the end of each fiscal quarter, quarterly reports on Form 6-K (or any successor form) containing the Facility Guarantor's Quarterly Financial Statements for and as of the end of such fiscal quarter;
(iii)	a Compliance Certificate together with the quarterly reports that the Facility Guarantor delivers in (ii) above;
(iv)	on May 15, 2015 and, at all times thereafter, prior to each financial year, a consolidated budget (consisting of a profit and loss statement, a cash flow statement and a balance sheet for the upcoming financial year) with respect to the Facility Guarantor and the Borrower, and a profit and loss statement with respect to each Upstream Guarantor; and
(v)	such further relevant financial information (including without limitation fleet employment, operating expenses and debt levels per Ship) as may be reasonably requested by the Administrative Agent, each to be in such form as the Administrative Agent may reasonably request;
provided that the Facility Guarantor will be deemed to have furnished to the Administrative Agent such reports and information referred to in (i) and (ii) above if the Facility Guarantor has filed such reports and information with the SEC via the EDGAR system (or any successor system) and such reports and information are publicly available.
(b)	The Borrower and each Upstream Guarantor shall supply to the Administrative Agent, within 45 days after the end of each fiscal quarter, the Borrower's and Upstream Guarantor's Management Accounts for the immediately preceding fiscal quarter.
(c)	The Borrower and each Upstream Guarantor shall supply to the Administrative Agent, within 120 days after the end of each fiscal year, the Borrower's and Upstream Guarantor's Management Accounts for the immediately preceding fiscal year.
18.2	Provision and contents of Compliance Certificate
(a)	The Facility Guarantor shall deliver a Compliance Certificate to the Administrative Agent within three (3) Business Days of delivery of each set of the Facility Guarantor's Annual Financial Statements and the Facility Guarantor's Quarterly Financial Statements, as applicable.
(b)	Each Compliance Certificate shall, among other things, set out (in reasonable detail) computations as to compliance with Clause 19 (Financial Covenants).
(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Facility Guarantor or, in his or her absence, by the chief executive officer of the Facility Guarantor, as applicable.
18.3	Requirements as to financial statements
(a)	The Facility Guarantor shall procure that each set of the Facility Guarantor's Annual Financial Statements and the Facility Guarantor's Quarterly Financial Statements includes a profit and loss account, a balance sheet and a cash flow statement and that, in addition each set of the Facility Guarantor's Annual Financial Statements shall be audited by the Auditors.
(b)	The Borrower and each Upstream Guarantor shall procure that the Borrower's and Upstream Guarantor's Management Accounts includes a profit and loss account for each Ship.

(c)	Each set of the Facility Guarantor's Annual Financial Statements, the Facility Guarantor's Quarterly Financial Statements and the Borrower and Upstream Guarantor's Quarterly Management Accounts shall be supplemented, to the extent required by GAAP, by up to date details of any time-charter hire commitments and all off balance sheet commitments.
(d)	Each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) shall:
(i)	accurately and fairly represent the financial condition, result of operations and cash flows of the Facility Guarantor, and be prepared in accordance with GAAP; and
(ii)	in the case of annual audited financial statements, not be the subject of any qualification in the Auditors' opinion.
(e)	The Facility Guarantor shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) shall be prepared using accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements. Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
18.4	Information: miscellaneous
The Borrower shall supply to the Administrative Agent:
(a)	following the occurrence of an Event of Default, copies of all documents dispatched by any Obligor to its creditors generally (or any class of them);
(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or any Subsidiary of any Obligor;
(c)	promptly, such information as the Administrative Agent may reasonably require about the Collateral and compliance of the Obligors or any manager or charterer of any Ship; and
(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Borrower and/or any other Obligor (including, without limitation, any information regarding each individual Ship's, the Obligors', or the Borrower's Subsidiaries' cash flow forecasts) as any Finance Party through the Administrative Agent may reasonably request.
18.5	Notification of Default
(a)	The Borrower shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon the Borrower or any Obligor becoming aware of its occurrence (unless the Borrower or that Obligor is aware that a notification has already been provided to the Administrative Agent).
(b)	Promptly upon a request by the Administrative Agent, the Borrower shall supply to the Administrative Agent a certificate signed by a director or officer of the Facility Guarantor on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
18.6	"Know your customer" checks

(a)	If:
(i)	the existing law; the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor or the composition of the shareholders or members of an Obligor after the date of this Agreement; or
(iii)	a proposed assignment by a Lender or a Swap Bank of any of its rights under this Agreement or any Hedging Contract to a party that is not already a Lender or a Swap Bank prior to such assignment, obliges the Administrative Agent, the relevant Swap Bank or any Lender (or in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Administrative Agent or any Lender or any Swap Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender or any Swap Bank) or any Lender or any Swap Bank (for itself or, in the case of the event described in paragraph (iii) above, any prospective new Lender or Swap Bank) in order for the Administrative Agent, such Lender or such Swap Bank or, in the case of the event described in paragraph (iii) above, any prospective new Lender or Swap Bank to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Finance Party shall, promptly upon the request of the Administrative Agent or the Security Agent, supply or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
19	Financial Covenants
The Borrower undertakes that this Clause 19 will be complied with throughout the Facility Period.
19.1	Financial definitions
Cash Equivalents means:
(a)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof)
(b)	time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and
(c)	such other securities or instruments as the Required Lenders shall agree in writing.

Consolidated EBITDA means, for any accounting period, the consolidated net income of the Facility Guarantor for that accounting period:
(a)	plus, to the extent deducted in computing the net income of the Facility Guarantor for that accounting period, the sum, without duplication, of:
(i)	all federal, state, local and foreign income taxes and tax distributions;
(ii)	Consolidated Net Interest Expense;
(iii)	depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash compensation expense, non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;
(iv)	expenses incurred in connection with a special or intermediate survey of a Ship during such period; and
(v)	any drydocking expenses; and
(b)	minus, to the extent added in computing the consolidated net income of the Facility Guarantor for that accounting period, (i) any non-cash gains and (ii) any extraordinary gains on asset sales not incurred in the ordinary course of business.
Consolidated Funded Debt means, for any accounting period, the sum of the following for the Facility Guarantor determined (without duplication) on a consolidated basis for such period and in accordance with GAAP consistently applied:
(a)	all Financial Indebtedness; and
(b)	all obligations to pay a specific purchase price for goods or services (other than vessel newbuildings) whether or not delivered or accepted (including take-or-pay and similar obligations) which in accordance with GAAP would be shown on the liability side of a balance sheet;
provided that balance sheet accruals for future drydock expenses shall not be classified as Consolidated Funded Debt.
Consolidated Liquidity means, on a consolidated basis, the sum of (a) cash and (b) Cash Equivalents, in each case held by the Facility Guarantor on a freely available and unencumbered basis.
Consolidated Net Debt means Consolidated Funded Debt less Consolidated Liquidity.
Consolidated Net Interest Expense means the aggregate of all interest on Financial Indebtedness that is due from the Facility Guarantor and all of its subsidiaries during the relevant accounting period less (i) interest income received and (ii) amortization of deferred charges and arrangement fees, determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Facility Guarantor.
Consolidated Tangible Net Worth means, on a consolidated basis, the total shareholders' equity (including retained earnings) of the Facility Guarantor, minus goodwill and other non-tangible items.
Consolidated Total Capitalization means Consolidated Tangible Net Worth plus Consolidated Funded Debt.

Current Assets shall be determined in accordance with GAAP and as stated in the then most recent Accounting Information, but shall also include long-term restricted cash.
Current Liabilities shall be determined in accordance with GAAP and as stated in the then most recent Accounting Information, but shall exclude balloon payments due at maturity under this and other credit facilities to which the Facility Guarantor is a party.
19.2	Financial condition
The Facility Guarantor shall ensure that:
(a)	Minimum Liquidity: At all times it maintains Consolidated Liquidity at least equal to the Liquidity Reserve Required Balance, with such amounts to be held in an Earnings Account pursuant to Clause 25.1 (Earnings Accounts);
(b)	Maximum Leverage: At all times it maintains a ratio of Consolidated Net Debt to Consolidated Total Capitalization of not more than 0.60 to 1.00;
(c)	Minimum Interest Coverage: It maintains a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of (i) greater than or equal to: 1.00 for the 12-month period starting in the calendar quarter following the one in which Delivery of the first Ship occurs, (ii) 1.50 in the subsequent year, (iii) 2.00 in the third year following the initial period, and (iv) 2.50 thereafter;
(d)	Minimum Stockholder's Equity: At all times it maintains, on a consolidated basis, minimum stockholder's equity equal to the aggregate of (i) $400,000,000, (ii) 50% of any new equity raised after Closing Date and (iii) 25% of the positive net income for the immediately preceding financial year; and
(e)	Current Assets divided by Current Liabilities: At all times it maintains, on a consolidated basis, a ratio of Current Assets to Current Liabilities which is greater than 1.00.
19.3	Financial testing
The financial covenants set out in Clause 19.2 (Financial condition) shall be calculated in accordance with GAAP and tested on a quarterly basis by reference to each of the Financial Statements and for each Compliance Certificate delivered pursuant to Clause 18.2 (Provision and contents of Compliance Certificate). The Facility Guarantor undertakes to promptly provide such information as the Administrative Agent may require pursuant to this Clause 19.
20	General undertakings
Each Obligor undertakes that this Clause 20 will be complied with throughout the Facility Period.
20.1	Use of proceeds
(a)	The proceeds of Utilizations will be used exclusively for the purposes specified in Clause 3 (Purpose).
(b)	The Obligors shall not knowingly, and, after inquiry, permit or authorize any other person to, directly or indirectly, make available any proceeds of the Facility to fund or facilitate trade, business or other activities (i) involving or for the benefit of any Restricted Person or (ii) in any other manner that could result in any Obligor or a Finance Party being in breach of any Sanctions or becoming a Restricted Person.
20.2	Authorizations

Each Obligor will promptly obtain, comply with and do all that is necessary to maintain in full force and effect, and supply certified copies to the Administrative Agent of any authorization required under any law or regulation of a Relevant Jurisdiction to:
(a)	enable it to perform its obligations under the Transaction Documents;
(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and
(c)	own its property and other assets and to carry on its business where failure to have such authorization has, or might result in, a Material Adverse Change.
20.3	Compliance with laws
(a)	Each Obligor and each Subsidiary of the Obligors will comply in all respects with all laws, regulations, including but not limited to Environmental Laws, and Sanctions to which they may be subject, and Anti-Bribery and Corruption Laws.
(b)	Each Obligor and each Subsidiary of the Obligors shall:
(i)	conduct its businesses in compliance with Anti-Bribery and Corruption Laws; maintain policies and procedures designed to promote and achieve compliance with all applicable laws and regulations, including but not limited to Environmental Laws and Anti-Bribery and Corruption Laws in force from time to time; and
(ii)	use reasonable commercial efforts to ensure that any third party acting on its behalf shall act in compliance with all applicable laws and regulations, including but not limited to Environmental Laws, and Sanctions to which they may be subject, and Anti-Bribery and Corruption Laws.
20.4	Tax compliance
(a)	Each Obligor and each Subsidiary of the Obligors shall pay and discharge all Taxes imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;
(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Administrative Agent under Clause 18.1 (Financial statements);
(iii)	such payment can be lawfully withheld; and
(iv)	the failure to make such payment will not result in a Security Interest on the Collateral.
(b)	Except as approved by the Required Lenders, each Obligor and each Subsidiary of the Obligors shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.
20.5	Change of business
(a)	Except as approved by the Required Lenders (such approval not to be unreasonably withheld or delayed), no change will be made to the legal names of the Obligors.

(b)	Except as approved by the Required Lenders, no substantial change will be made to the general nature of the business of the Obligors from that carried on at the date of this Agreement and, in particular, the Borrower shall not undertake or engage in any business other than the ownership, management and operation of the Ships and other vessels (including the Fleet Vessels).
(c)	The Facility Guarantor shall remain listed on the New York Stock Exchange or another stock exchange of internationally recognized standing.
20.6	Merger
Except as approved by the Required Lenders, no Obligor will enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.
20.7	Further assurance
(a)	Each Obligor shall, at the expense of the Obligors, promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Administrative Agent may reasonably specify (and in such form as the Administrative Agent may reasonably require);
(i)	to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law;
(ii)	to confer on the Security Agent Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;
(iii)	to facilitate the realization of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)	to facilitate the accession by a Substitute to any Security Document following an assignment in accordance with Clause 30.1 (Assignments by the Lenders).
(b)	Each Obligor shall, at the expense of the Obligors, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent by or pursuant to the Finance Documents.
Provided that if any such expenses are required to be incurred by the Administrative Agent or the Security Agent in order to implement the actions referred to in paragraphs (a) and (b) above, they will be reasonably incurred and sufficiently documented when seeking reimbursement from the Obligors.
20.8	Negative pledge in respect of Collateral
No Obligor will grant or allow to exist any Security Interest over any Collateral except for Permitted Security Interests.
20.9	Environmental matters

(a)	The Administrative Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Obligor, any Subsidiary of the Obligors or any Ship and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defense to any such claim.
(b)	Environmental Laws (and any consents, licenses or approvals obtained under them) applicable to the Ships will not be violated in any material respect.
20.10	Pari passu ranking
Each Obligor shall ensure that its payment obligations under the Finance Documents shall at all times during the Facility Period rank at least pari passu with all their other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.
20.11	Money Laundering
Each Obligor undertakes throughout the Facility Period to:
(a)	provide the Lenders with information, certificates and any documents required by the Lenders to ensure compliance by it with any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering and corruption; and
(b)	notify the Lenders as soon as it becomes aware of any matters evidencing that a breach by it of any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering and corruption may or is about to occur or that the person(s) who have or will receive the commercial benefit of the Agreement have changed from the date hereof.
20.12	Excluded Hedging Liabilities
(a)	Notwithstanding any other provisions of this Agreement or any other Finance Document to the contrary, Hedging Liabilities guaranteed by any Guarantor, or secured by the grant of any security by such Guarantor, shall exclude all Excluded Hedging Liabilities of such Guarantor.
(b)	Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Agreement in respect of Hedging Liabilities (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph (b) of Clause 20.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this paragraph (b) of Clause 20.12 shall remain in full force and effect until this Agreement is terminated, all amounts which may be or become payable by each Obligor under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full and the Facilities have been cancelled. Each Qualified ECP Guarantor intends that this paragraph (b) of Clause 20.12 constitutes and this paragraph (b) of Clause 20.12 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
20.13	Sanctions generally

(a)	Each Obligor undertakes that it and each director, officer, agent or employee is not a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person.
(b)	No Obligor shall use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Finance Parties.
(c)	Each Obligor shall procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with any Finance Party in its name.
(d)	Each Obligor shall, to the extent permitted by law, promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.
20.14	Sanctions with respect to each Mortgaged Ship
No Obligor nor any Affiliate will, directly or indirectly, make any proceeds of the Loan available to, or for the benefit of, a Restricted Person or permit or authorize any such proceeds to be applied in a manner or for a purpose prohibited by Sanctions. In particular, and without limitation to the foregoing, the Obligor will:
(a)	prevent any Ship from being used, directly or indirectly:
(i)	by, or for the benefit of, any Restricted Person; and/or
(ii)	in any trade which could expose any Lender, any Ship, any manager of the Ship, the ship's crew or the Ship's insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions;
(b)	prevent any Ship from trading to a country or territory subject to country-wide Sanctions or carrying prohibited products that originate in a country or territory subject to country-wide Sanctions (including at the date of this Agreement, Cuba, Burma/Myanmar, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine);
(c)	prevent any Ship from trading with any other Restricted Person; and
(d)	prevent any Ship from carrying any U.S. or E.U.-origin defense related articles to any country subject to a U.S., E.U. or U.N. arms embargo.
21	Dealings with Ship
Each Obligor undertakes that this Clause 21 will be complied with in relation to each Mortgaged Ship throughout the relevant Mortgaged Ship's Mortgage Period.
21.1	Ship's name and registration
(a)	Other than on the Delivery Date as contemplated by this Agreement, each Ship's name shall only be changed after 30 days' prior written notice to the Administrative Agent.
(b)	Each Ship shall be permanently registered with the relevant Registry under the laws of its Flag State. Except with the prior written approval of the Administrative Agent (acting on behalf of the Required Lenders), the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Administrative Agent shall be notified of that renewal at least 30 days before that date.

(c)	Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperiled or a Ship being required to be registered under the laws of another state of registry.
21.2	Performance of Shipbuilding Contracts
Each of the Upstream Guarantors shall duly and punctually observe and perform all the conditions and obligations imposed on it by the relevant Shipbuilding Contract.
21.3	Notification of certain events
The Borrower shall notify the Administrative Agent immediately if any party cancels, rescinds, repudiates or otherwise terminates any Shipbuilding Contract (or purports to do so) or rejects the Ship (or purports to do so) or if the Ship becomes a Total Loss or partial loss or is materially damaged or if a material dispute arises under any Shipbuilding Contract.
21.4	Sale or other disposal of a Ship
Except for a cash price payable on completion of the sale which is no less than the amount required to be prepaid under Clause 7.6 (Sale or Total Loss), the relevant Obligor shall not sell, or agree to, transfer, abandon or otherwise dispose of a Ship or any share or interest in it without the consent of the Required Lenders.
21.5	Manager
A manager of a Ship shall not be appointed unless it is an Approved Manager and it has delivered a duly executed Manager's Undertaking and Subordination to the Security Agent. The Borrower shall not agree to any change to the material terms of appointment of a manager which has been approved unless such change is approved by the Required Lenders. The technical management of each Ship shall be carried out by an Approved Technical Manager and the commercial management of each Ship shall be carried out by an Approved Commercial Manager.
21.6	Copy of Mortgage on board
A properly certified copy of the relevant Mortgage shall be kept on board each Ship with its papers and shown to anyone having business with such Ship which might create or imply any commitment or Security Interest over or in respect of such Ship (other than a lien for crew's wages and salvage) and to any representative of the Finance Parties.
21.7	Notice of Mortgage
(a)	A framed or laminated printed notice of each Ship's Mortgage shall be prominently displayed in the navigation room and in the Master's cabin of such Ship. The notice must be in plain type and read as follows:
"NOTICE OF MORTGAGE
THIS VESSEL IS SUBJECT TO A FIRST PRIORITY STATUTORY MORTGAGE AND DEED OF COVENANTS COLLATERAL THERETO IN FAVOR OF ABN AMRO CAPITAL USA LLC (AS SECURITY TRUSTEE AND AGENT ON BEHALF OF ITSELF AND CERTAIN OTHER PARTIES).  UNDER THE TERMS OF SAID MORTGAGE AND DEED OF COVENANTS, NEITHER THE OWNER, ANY CHARTERER, THE MASTER OF THIS VESSEL NOR ANY OTHER PERSON HAS ANY RIGHT, POWER OR AUTHORITY TO CREATE, INCUR OR PERMIT TO BE PLACED OR IMPOSED UPON THIS VESSEL ANY ENCUMBRANCES OR

ANY OTHER LIEN WHATSOEVER EXCEPT LIENS FOR CREW'S WAGES AND SALVAGE.
(b)	No-one will have any right, power or authority to create, incur or permit to be imposed upon a Ship any lien whatsoever other than for Permitted Maritime Liens.
21.8	Conveyance on default
Where a Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Upstream Guarantor shall, upon the Security Trustee's request, immediately execute such form of transfer of title to such Ship as the Security Agent may require.
21.9	Chartering
(a)	Except with consent of the Required Lenders, such consent not to be unreasonably withheld or delayed, none of the Upstream Guarantors shall enter into a charter commitment for a Ship which is a bareboat or demise charter or any other contract which passes possession and control of any Ship to another person. In the case of bareboat charter arrangements with respect to 10 Ships or more in aggregate, consent of all Lenders, such consent not to be unreasonably withheld or delayed, shall be required.
(b)	Each Upstream Guarantor shall promptly upon entering into the same, provide the Finance Parties with copies of any Long Term Charter and shall execute and deliver in favor of the Security Agent a Charter Assignment (and all documents and instruments required thereunder).
21.10	Lay up
Except with approval of the Required Lenders, no Ship shall be laid up or deactivated.
21.11	Pooling of Earnings
Except with approval of the Required Lenders, none of the Upstream Guarantors shall enter into any arrangement under which its Earnings from the relevant Ship may be pooled in connection with a pooling arrangement (or equivalent) (other than the Approved Pooling Arrangement) with anyone else other than the Upstream Guarantors.
21.12	Payment of Earnings
Each Upstream Guarantor's Earnings from the relevant Ship shall be paid in the way required by the relevant General Assignment. If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent if the Security Agent requires this after the Earnings have become payable to it under the General Assignment.
22	Condition and operation of Ship
Each Obligor undertakes that this Clause 22 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship's Mortgage Period.
22.1	Repair
Each Ship shall be kept in a good, safe and efficient state of repair consistent with first class ownership and management practice. The quality of workmanship and materials used to repair each Ship or replace any damaged, worn or lost parts or equipment in the reasonable estimation of the Approved Technical Manager shall be sufficient to ensure that such Ship's value is not reduced.

22.2	Modification
Except with approval of all the Lenders, the structure, type or performance characteristics of each Ship shall not be modified in a way which could reasonably be expected to materially alter such Ship in a manner which negatively affects its operations and the value of such Ship or which would result in a Material Adverse Change.
22.3	Removal of parts
Except with approval of the Required Lenders, no part of a Ship or any equipment shall be removed from a Ship if to do so would result in a Material Adverse Change (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Upstream Guarantor free of any Security Interest except under the Security Documents), provided, however, equipment fitted to a Ship by such Ship's Acceptable Charterer which is not owned by the relevant Upstream Guarantor may be removed.
22.4	Third party owned equipment
Except with approval of the Required Lenders, equipment owned by a third party shall not be installed on a Ship if it cannot be removed without risk of causing damage to the structure or fabric of such Ship or incurring significant expense.
22.5	Maintenance of class; compliance with laws and codes
(a)	Each Ship's class shall be the relevant Classification with the relevant Classification Society and such Classification shall, except as approved by the Required Lenders, be maintained free of all conditions of class (or equivalent) of the relevant Classification Society.
(b)	The relevant Upstream Guarantor shall duly execute and deliver to the relevant Classification Society of the relevant Ship from time to time, a Classification Letter in respect of such Ship and shall use commercially reasonable efforts to procure that the Classification Society shall, upon receipt of the Classification Letter, promptly execute and deliver to the Administrative Agent the undertaking appended to the Classification Letter.
(c)	Each Ship and every person who owns, operates, manages or charters a Ship shall comply with all laws applicable to vessels registered in its Flag State or which for any other reason apply to such Ship or its condition or operation (including with respect to Sanctions and possession of trading certificates for such Ship which remain in force).
(d)	The relevant Upstream Guarantor shall grant electronic access to each Ship's class records directly by the Classification Society or indirectly via the account manager of such Upstream Guarantor and shall designate the Administrative Agent as a user or administrator of the system under its account.
22.6	Surveys
The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Security Agent (with copy to the Administrative Agent), if they so request.

22.7	Inspection and notice of drydockings
The Security Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times in order to inspect it and given all proper facilities needed for that purpose; it being agreed that (i) such inspection shall be limited to one per year per Ship at the expense of the Borrower (and, provided that no Default has occurred or is continuing, so as not to interfere with the operation of the Ship), and (ii) fifteen (15) Business Days advance notice is given to the relevant Upstream Guarantor. The Security Agent shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking).
22.8	Prevention of arrest
All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens (other than Permitted Maritime Liens) on, or claims enforceable against a Ship, its Earnings or Insurances shall be promptly paid and discharged.
22.9	Release from arrest
Each Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against such Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.
22.10	Information about Ship
The Security Agent (with copy to the Administrative Agent) shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Facility Guarantor and copies of any applicable operating certificates.
22.11	Notification of certain events
The Security Agent (with copy to the Administrative Agent) shall promptly be notified of:
(a)	any damage to a Ship where the cost of the resulting repairs may exceed the Major Casualty Amount or which results in, or may have resulted in, a Material Adverse Change;
(b)	any occurrence which may result in a Ship becoming a Total Loss;
(c)	any requisition of a Ship for hire;
(d)	any Environmental Incident involving a Ship and Environmental Claim being made in relation to such an incident;
(e)	any withdrawal or threat to withdraw any applicable Ship operating certificate;
(f)	any material requirement or recommendation made in relation to a Ship by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended;
(g)	any arrest or detention of a Ship (in such case, the Administrative Agent (for further notification to the Lenders) shall be provided with a report surrounding the incident giving rise to the arrest or detention not later than 7 days after such incident) or any exercise or purported exercise of a lien or other claim on such Ship or its Earnings or Insurances;
(h)	any material claim, disposal of insurance claim in relation to a Ship; or

(i)	any Material Event.
In this Clause 22.11, Material Event means an event, which (after taking into account all relevant facts and circumstances) is reasonably likely to create a claim or liability which exceeds or is reasonably likely to exceed an amount equal to or greater than 10% of a Ship's market value (as determined on the last valuation date in accordance with Clause 24 (Minimum security value)).
22.12	Payment of outgoings
All tolls, dues and other outgoings whatsoever in respect of a Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of each Ship and its Earnings.
22.13	Evidence of payments
The Security Agent shall, upon request, have the right to examine the books and records of each Obligor wherever the same may be kept from time to time as it reasonably sees necessary, or to cause an examination to be made by a firm of accountants selected by it (provided that any examination shall be done without undue interference with the day-to-day business operations of such Obligor and it shall not be done more than once per year (unless an Event of Default has occurred and is continuing)), and, when it requires it, shall be given satisfactory evidence that:
(a)	the wages and allotments of a Ship's crew are being promptly and regularly paid;
(b)	all deductions from its crew's wages in respect of any applicable Tax liability are being properly accounted for; and
(c)	a Ship's master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.
22.14	Codes
Each Ship and the persons responsible for its operation shall at all times comply with the requirements of any applicable code or prescribed procedures required to be observed by such Ship or in relation to its operation under any applicable law or regulation (including but not limited to those currently known as the ISM Code and the ISPS Code). The Security Agent (with copy to the Administrative Agent) shall promptly be informed of:
(a)	any actual withdrawal of any certificate issued in accordance with any such code which is or may be applicable to a Ship or its operation; and
(b)	the receipt of notification that any application for such a certificate has been refused.
22.15	Repairers' liens
Except with approval of the Required Lenders, a Ship shall not be put into any other person's possession for work to be done on such Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount unless the Obligors have sufficient funds to meet the cost of such work or the Obligors can evidence to the Administrative Agent that the cost of such work will be met by the insurers of such Ship.
22.16	Survey report
(a)	With respect to any Ships which are not newbuildings (for the avoidance of doubt, Ship 1 and Ship 2 shall be deemed to be newbuildings for purposes of this clause), the Security Agent (with a copy to the Administrative Agent) shall be given an initial survey report acceptable to all the Lenders from approved third-party surveyors or inspectors acceptable to the Security Agent, which survey must be conducted not more than 30 days prior to the delivery of the report, and which report must be provided not less than 5 Business Days prior to the date of the Utilization Request for each Advance evidencing that the relevant Ship is seaworthy and capable of operation.
(b)	As soon as reasonably practical after the Security Agent requests it, the Security Agent (with a copy to the Administrative Agent) shall be given a report, in form and substance reasonably satisfactory to the Required Lenders, on the seaworthiness and/or safe operation of a Ship, from approved third-party surveyors or inspectors reasonably acceptable to the Security Agent. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.
22.17	Lawful use
Each Ship shall not be employed:
(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;
(b)	in carrying illicit or prohibited goods,
(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(d)	in carrying contraband goods,
and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.
22.18	War zones
Except with approval of the Ship's war risk insurers, each Ship shall not enter or remain in any zone which has been declared a war zone by such Ship's war risk insurers. If approval is granted for it to do so, any requirements of such Ship's insurers necessary to ensure that such Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.
22.19	Nuclear material
No Ship shall carry any nuclear waste or nuclear material.
22.20	Civil merchant trading
Each Ship shall only be used as a civil merchant trading ship.
23	Insurance
Each Obligor undertakes that this Clause 23 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship's Mortgage Period.
23.1	Insurance terms

In this Clause 23:
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the insurance required against War and Allied Risks including (but not limited to) hull and machinery, crew, acts of terrorism, piracy and protection and indemnity risks, and risks set forth in the amended version of AHIS Addendum (April 1, 1984).
hull cover means insurance cover against the risks identified in Clause 23.2(a) (Coverage required).
minimum hull cover means in relation to a Mortgaged Ship, an amount equal at the relevant time to the higher of (a) 120% of the Advance relative to such Mortgaged Ship at such time and (b) the Fair Market Value of such Mortgaged Ship.
P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).
23.2	Coverage required
Each Ship shall at all times be insured:
(a)	against fire and usual marine risks (including excess risks) and for War and Allied Risks (including blocking and trapping (on the terms of the London Blocking and Trapping addendum LPO 444 3/84 or similar arrangement), war protection and indemnity risks, piracy risks and terrorism risks) in each case on an agreed value basis, for at least its minimum hull cover and no less than its market value;
(b)	against P&I risks, complying with all rules for the time being applied by the relevant protection and indemnity association, for the highest amount then available in the insurance market for vessels of similar age, size and type as such Ship (but, in relation to liability for oil pollution, for an amount equal to the highest amount available which is currently $1,000,000,000) and a freight, demurrage and defense cover;
(c)	against such other risks and matters which are consistent with market practice also taking account of the creditworthiness of the Facility Guarantor;
(d)	on terms which comply with the other provisions of this Clause 23.
23.3	Placing of cover
The insurance coverage required by Clause 23.2 (Coverage required) shall be:
(a)	in the name of the relevant Upstream Guarantor and (in the case of the Ship's hull cover) no other person (unless such other person is approved and, if so required by the Administrative Agent or the Security Agent, has duly executed and delivered a first priority assignment of its interest in the Ship's Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Administrative Agent or the Security Agent reasonably require);
(b)	in dollars or another currency approved by the Administrative Agent (with the instructions of the Required Lenders);
(c)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and
(d)	on such terms and with such brokers/insurers/clubs as the Administrative Agent (with the instructions of the Required Lenders) from time to time may approve, such approval not to be unreasonably withheld or delayed.
23.4	Deductibles
The aggregate amount of any excess or deductible under the Ship's hull cover shall not exceed the customary deductible or amount of any excess for vessels similar to the Ships.
23.5	Mortgagee's insurance
The Obligors shall promptly reimburse to the Security Agent on first demand the cost (as conclusively certified by the Administrative Agent (as instructed by the Required Lenders)) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, or in considering or making claims under:
(a)	a mortgagee's interest insurance and a mortgagee's interest additional perils (pollution risks) insurance for the benefit of the Finance Parties for an aggregate amount up to 120% of the Loan; and
(b)	any other insurance cover which the Security Agent reasonably requires in respect of any Finance Party's interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents), including but not limited to the insurance coverage required by Clause 23.2 (Coverage required).
23.6	Fleet liens, set off and cancellations
If the Ship's hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:
(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or
(b)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Obligors shall ensure that hull cover for the Ship and the other Mortgaged Ships is provided under a separate policy from any other vessels.

23.7	Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Ship's Insurances shall be paid punctually and the Security Agent shall be provided with all relevant receipts or other evidence of payment upon request.
23.8	Details of Insurances
(a)	At least fifteen (15) days before the Delivery Date of any Ship, the Security Agent (with copy to the Administrative Agent) shall be told of the names of the brokers, insurers and associations proposed to be used for the placement of the Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be effected.
(b)	At least fourteen (14) days before any of the Insurances are due to expire, the Security Agent (with copy to the Administrative Agent) shall be told of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances (if such brokers, insurers and associations shall be different to those previously notified to the Security Agent (with copy to the Administrative Agent)) and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.
23.9	Instructions for renewal
At least seven (7) days before any of the Insurances are due to expire, instructions shall be given by the Borrower to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.
23.10	Confirmation of renewal
The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this Clause 23 and confirmation of such renewal shall be given by approved brokers or insurers to the Security Agent (with copy to the Administrative Agent) at least seven (7) days (or such shorter period as may be approved) before such expiry.
23.11	P&I Guarantees
Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.
23.12	Insurance documents
The Security Agent (with copy to the Administrative Agent) shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Security Agent or some other approved person.
23.13	Letters of undertaking
Unless otherwise approved where the Security Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Security Agent (with copy to the Administrative Agent) shall be provided promptly and, in any event, within 60 days after the relevant Utilization, with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.
23.14	Insurance Notices and Loss Payable Clauses
The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause that refers to the Major Casualty Amount and an Insurance Notice in respect of the Ship and its Insurances signed by the relevant Upstream Guarantor and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).
23.15	Insurance correspondence
If so required by the Security Agent, the Security Agent (with copy to the Administrative Agent) shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Insurances as soon as they are available.
23.16	Qualifications and exclusions
All requirements applicable to the Ship's Insurances shall be complied with and the Ship's Insurances shall only be subject to approved exclusions or qualifications.
23.17	Independent report
The Obligors shall reimburse the Security Agent on demand for all reasonable costs and expenses incurred by the Security Agent in obtaining (a) on an annual basis for each Ship a report on the adequacy of the obligatory Insurances from an insurance adviser instructed by the Security Agent; and (b) on the occurrence of an Event or Default or an incident causing severe damage to a Ship in excess of the Major Casualty Amount at any time requested in writing, a report on the adequacy of the obligatory Insurances from an insurance adviser instructed by the Security Agent.
23.18	Collection of claims
All documents and other information and all assistance required by the Security Agent to assist it in trying to collect or recover any claims under the Insurances shall be provided promptly.
23.19	Employment of Ship
The Ship shall only be employed or operated in conformity with the terms of the Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).
23.20	Declarations and returns
If any of the Ship's Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.
23.21	Application of recoveries
All sums paid under the Ship's Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

23.22	Settlement of claims
No Obligor shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and each Obligor shall do all things necessary and provide all documents, evidence and information (including, without limitation, a written confirmation from the relevant insurers, to be issued within 180 days after the Total Loss Date, that the claim in respect of the Total Loss has been accepted in full by such insurers) to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
23.23	Change in insurance requirements
If the Administrative Agent gives a notice to the Obligors to change the terms and requirements of this Clause 23 (which the Administrative Agent may only do, in such manner as it considers necessary, as a result in change of circumstances or practice after the date of this Agreement), this Clause 23 shall be modified in the manner so notified by the Administrative Agent and/or the Security Agent on the date 14 days after such notice from the Administrative Agent and/or the Security Agent is received by the Obligors and not contested in good faith.
23.24	Failure to insure
If any Obligor fails to maintain the Insurances in compliance with this Agreement, the Administrative Agent, the Security Agent or any other Finance Party, may, but are not obliged to (without prior prejudice to any other rights of the Finance Parties under this Agreement) effect and maintain Insurances satisfactory to it or otherwise remedy such Obligor's failure in such manner as such person reasonably considers appropriate. Any sums so expended by it will immediately become due and payable by the Obligors to such Finance Party together with interest thereon at the default interest rate calculated in accordance with Clause 8.3(a) (Default interest) from the date of expenditure by it up to the date of reimbursement by the Obligors.
24	Minimum security value
The Borrower undertakes that this Clause 24 will be complied with throughout any Mortgage Period.
24.1	Valuation of assets
For the purpose of the Finance Documents, the aggregate value at any time of the Mortgaged Ships or any other asset over which additional security is provided under this Clause 24 will be the values as most recently determined in accordance with this Clause 24.
24.2	Valuation frequency
(a)	Initial valuations of each Ship (the "Initial Valuations") shall be conducted in accordance with this Clause 24 and shall be done not earlier than 30 days but not later than 5 days before each Utilization Date.
(b)	So long as no Default has occurred and is continuing, valuations of each Mortgaged Ship and each such other asset in accordance with this Clause 24 shall be conducted semi-annually, with the first such valuation, following the Initial Valuations, occurring every 6 months commencing on June 30, 2015, and shall be provided by the Borrower to the Administrative Agent within 1 month of June 30 and December 31 of each respective year.
(c)	Notwithstanding clauses (a) and (b) above, for Ships built in the same year and with similar specifications, only 1 valuation is required for all such Ships.

(d)	Following the occurrence of a Default which is continuing, the Administrative Agent may request valuations at any time.
(e)	The Administrative Agent may at any time request additional valuations from Approved Valuers for any Mortgaged Ship (based on objective grounds communicated to the Borrower before such request for valuation).
(f)	All valuations for the Ships must be addressed to the Administrative Agent.
24.3	Expenses of valuation
The Borrower shall bear, and reimburse to the Administrative Agent where incurred by the Administrative Agent (or the Lenders, as the case may be), all costs and expenses of providing the valuations provided pursuant to Clauses 24.2(a), 24.2(b), 24.2(c) or 24.2(d) (Valuation frequency). Any valuation conducted pursuant to Clause 24.2(e) (Valuation frequency) shall be for the requesting Finance Party's own account except where the Borrower is by means of such valuation(s) (for the avoidance of doubt, the value for such valuation shall be the average of the valuations provided by two Approved Valuers or as otherwise provided in Clause 24.10 (Appointment and Number of valuers)) shown to be in breach of Clause 24.11 (Security shortfall).
24.4	Valuations procedure
The value of each Mortgaged Ship shall be determined in accordance with, and by Approved Valuers appointed in accordance with, this Clause 24. Additional security provided under this Clause 24 shall be valued in such a way, on such a basis and by such persons (including the Administrative Agent itself) as may be approved or as may be agreed in writing by the Borrower and the Administrative Agent (on the instructions of the Required Lender).
24.5	Currency of valuation
Valuations must be provided by Approved Valuers in dollars.
24.6	Basis of valuation
Each valuation will be made:
(a)	without physical inspection (unless required by the Required Lenders if an Event of Default has occurred and is continuing);
(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm's length on normal commercial terms between a willing buyer and a willing seller; and
(c)	without taking into account any charter commitment.
24.7	Information required for valuation
The Borrower shall promptly provide to the Administrative Agent or the Security Agent and any Approved Valuer any information which they reasonably require for the purposes of providing such a valuation, including, without limitation, if a physical inspection of the Ships is required for such purpose pursuant to Clause 24.6(a) (Basis of valuation), then the Borrower shall take all steps necessary to facilitate such inspection.
24.8	Approval of valuers

Other than the Approved Valuers, all additional valuers must have been approved by the Administrative Agent (acting on the instructions of the Required Lenders) such approval not to be unreasonably withheld. The Administrative Agent may from time to time notify the Borrower of approval of one or more additional independent ship valuers as Approved Valuers for the purposes of this Clause 24. The Administrative Agent (after having been so instructed by the Required Lenders) shall respond promptly to any request by the Borrower for approval of any additional valuer nominated by the Borrower. The Administrative Agent (acting reasonably and on the instructions of the Required Lenders) may at any time after consultation with the Borrower and by notice to the Security Agent, withdraw any previous approval of an Approved Valuer for the purposes of future valuations, provided that, if the Administrative Agent and the Borrower cannot agree after five (5) Business Days of consultation, the Administrative Agent may, acting reasonably, exercise such right of withdrawal by notice to the Borrower. If there are less than three Approved Valuers at a time when a valuation is required under this Clause 24, the Administrative Agent shall promptly notify the Borrower and the Security Agent of the name of one additional valuer to be approved by the Required Lenders.

24.9	Intentionally omitted
24.10	Appointment and Number of valuers
Each valuation must be carried out by two Approved Valuers, nominated by the Administrative Agent for each Initial Valuation and by the Borrower for semi-annual valuations. If the Borrower fails to promptly, but in any event, no later than 10 days prior to the relevant valuation date, nominate the Approved Valuers then the Administrative Agent (acting on the instruction of the Required Lenders) may nominate the Approved Valuers. If the valuation provided by the two Approved Valuers differs, the value of the relevant Ship for the purposes of the Finance Documents will be the average of those valuations; provided, however, that if the difference between such valuations is greater than 15% with respect to the lower valuation, the Parties agree to an additional valuation by a third Approved Valuer appointed by the Borrower and the value of the relevant Ship for the purposes of the Finance Documents shall be the average of all three valuations. In the event that an Approved Valuer provides a range for the valuations, the average of those valuations shall apply.
24.11	Security shortfall
If at any time the Security Value is less than the Minimum Value, the Administrative Agent may, and shall, if so directed by the Required Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within 14 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower or the Guarantors may:
(a)	provide additional security over other assets, acceptable to the Required Lenders, in accordance with this Clause 24, provided always that if such other asset shall be a vessel such vessel shall be valued as if it were a Mortgaged Ship; and/or
(b)	prepay part of the Loan under Clause 7.4(a)(ii) (Voluntary prepayment); and/or
(c)	pay such additional amount to the credit of such interest bearing blocked account (which is the subject of a Security Interest in favor of the Security Agent) as the Administrative Agent shall nominate.
Provided that if the Borrower or the Guarantors elect pursuant to this Clause 24.11(c) to rectify a shortfall in the minimum security cover through the pledge of a cash deposit in favor of the Security Agent, the amount of the deposit shall, for the purposes of calculating the security cover pursuant to  this Clause 24, be applied in reducing the Loan by an equal amount.

If at any time the Minimum Value requirement is restored, and upon receiving notice and evidence thereto in a form reasonably satisfactory to the Administrative Agent, the Administrative Agent shall within five (5) days (acting on instructions of the Required Lenders, such instruction to be deemed granted unless the Administrative Agent shall have received prior notice to the contrary), direct that any additional security granted or any amount deposited in a blocked account pursuant to this Clause 24.11 be released.
24.12	Creation of additional security
The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:
(a)	that additional security, its value and the method of its valuation have been approved by the Required Lenders;
(b)	a Security Interest over that security has been constituted in favor of the Security Agent or (if appropriate) the Finance Parties in an approved form and manner;
(c)	this Agreement has been unconditionally amended in such manner as the Administrative Agent and/or the Security Agent (on the instructions of the Required Lenders) requires in consequence of that additional security being provided; and
(d)	the Administrative Agent, the Security Agent or its duly authorized representative, has received such documents and evidence as it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.
25	Bank accounts
The Obligors undertake that this Clause 25 will be complied with throughout the Facility Period.
25.1	Earnings Accounts
(a)	The Borrower shall, and any Upstream Guarantor may, be the holder of one or more Accounts with an Account Bank which shall each be designated as an Earnings Account for the purposes of the Finance Documents.
(b)	The Earnings of the Mortgaged Ships and all moneys payable to any Obligor with respect to a Mortgaged Ship under the Ship's Insurances shall be paid by the persons from whom they are due to an Earnings Account or, if applicable, to the Earnings Account for such Mortgaged Ship, unless required to be paid to the Security Agent under the relevant Finance Documents.
(c)	As a condition precedent to each Utilization, the Borrower shall ensure that the amount standing to the credit of an Earnings Account is (or will be upon such Utilization) at least equal to the Liquidity Reserve Required Balance immediately after such Utilization.
(d)	If there is no continuing Event of Default, and provided that there remains at all times in an Earnings Account an amount equal to the Liquidity Reserve Required Balance, the Borrower or relevant Upstream Guarantor (as the case may be) shall be entitled to make withdrawals from any Earnings Account.

(e)	If there is a continuing Event of Default, neither the Borrower nor any Upstream Guarantor shall be entitled to make withdrawals from any Earnings Account other than for the payment of any amounts required to be paid under the Management Agreements, and provided that:
(i)	the Borrower or the relevant Upstream Guarantor (as the case may be) has notified the Administrative Agent of the amount(s) to be withdrawn and the Management Agreement(s) to which the withdrawal relates;
(ii)	the Borrower or relevant Upstream Guarantor (as the case may be) has provided the Administrative Agent with the relevant commercial invoice, payment request, fee notice or other document from the relevant Approved Manager stipulating that the amount(s) to be withdrawn are due and payable; and
(iii)	there remains at all times in an Earnings Account an amount equal to the Liquidity Reserve Required Balance.
25.2	Other provisions
(a)	An Account may only be designated for the purposes described in this Clause 25 if:
(i)	such designation is made in writing by the Administrative Agent and/or the Security Agent and acknowledged by the Borrower or relevant Upstream Guarantor (as the case may be) and specifies the names and addresses of the Account Bank and the number and any designation or other reference attributed to the Account;
(ii)	an Account Security has been duly executed and delivered by the Borrower or relevant Upstream Guarantor (as the case may be) in favor of the Security Agent;
(iii)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and
(iv)	the Administrative Agent and/or the Security Agent, or its duly authorized representative, has received such documents and evidence as it may require in relation to the Account and the relevant Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.
(b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the Borrower or relevant Upstream Guarantor (as the case may be) and an Account Bank. If an Account is a fixed term deposit account, the Borrower or relevant Upstream Guarantor (as the case may be) may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.
(c)	The Borrower or relevant Upstream Guarantor (as the case may be) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this Clause 25 or waive any of their rights in relation to an Account except with approval of the Security Agent.
(d)	The Borrower or relevant Upstream Guarantor (as the case may be) shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Security Agent with any other information it may request concerning any Account.

(e)	Each of the Administrative Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Required Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.
26	Business restrictions
Except as otherwise approved by the Required Lenders, each of the Obligors undertakes that this Clause 26 will be complied with by it and its Subsidiaries throughout the Facility Period.
26.1	General negative pledge
Neither the Borrower nor any of the Upstream Guarantors shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for:
(a)	those granted or expressed to be granted by any of the Security Documents;
(b)	Permitted Security Interests; and
(c)	(except in relation to Collateral) any lien arising by operation of law in the ordinary course of trading and not as a result of any default or omission by any Obligor.
26.2	Transactions similar to security
Without prejudice to Clauses 21.4 (Sale or other disposal of a Ship), 26.3 (Financial Indebtedness) and 26.6 (Disposals), neither the Borrower nor any of the Upstream Guarantors shall:
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any Subsidiary of any Obligor other than pursuant to disposals permitted under Clause 26.6 (Disposals);
(b)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);
(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
26.3	Financial Indebtedness
Neither the Borrower nor any of the Upstream Guarantors shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:
(a)	Financial Indebtedness incurred under the Finance Documents;
(b)	Financial Indebtedness owed to an Affiliate or shareholder or member which has been fully subordinated to the Financial Indebtedness incurred under the Finance Documents in the form set out in Schedule 6 (Form of Subordination Letter);

(c)	Financial Indebtedness permitted under Clauses 26.4 (Guaranties) and 26.5 (Loans and credit);
(d)	Financial Indebtedness arising under Permitted Security Interests; and
(e)	Financial Indebtedness arising under finance or capital leases of vehicles, equipment or computers; provided that the aggregate capital value of such items so leased does not exceed $250,000 at any time.
26.4	Guaranties
None of the Upstream Guarantors shall give, or permit to exist, any guaranty by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except (i) the Guaranties and (ii) unsecured guaranties in favor of trade creditors of such Upstream Guarantor given in the ordinary course of its business or as approved by the Administrative Agent.
26.5	Loans and credit
Neither the Borrower nor any Upstream Guarantors shall, make, grant or permit to exist any loans or any credit by it to anyone else other than:
(a)	loans or credit to either the Borrower or any other Upstream Guarantor; and
(b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.
26.6	Disposals
Without prejudice to Clause 21.4 (Sale or other disposal of a Ship) the Facility Guarantor shall not, and shall ensure that it and none of its Subsidiaries shall, enter into a single transaction or a series of transactions (other than any Acceptable Charter), whether related or not and whether voluntarily or involuntarily, without the prior written consent of the Required Lenders, such consent not to be unreasonably withheld or delayed, to (i) sell, transfer, grant, lease out or otherwise dispose of the whole or a substantial part of its assets (including, without limitation, any Ship); or (ii) to sell, transfer, grant, lease out or otherwise dispose of any of its assets other than at market value and on arm's length terms.
Provided that, the foregoing paragraph shall not prohibit the following disposals so long as they are not prohibited by any other provision of the Finance Documents:
(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity but this shall not include any material assets necessary for it to conduct its business unless such assets are replaced with like assets simultaneously with such disposal;
(b)	disposals of assets made by one Obligor to another Obligor;
(c)	disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the Borrower or any Guarantor, in each case for cash on normal commercial terms and on an arm's length basis;
(d)	any disposal of receivables on a non-recourse basis on arm's length terms (including at Fair Market Value) for non-deferred cash consideration in the ordinary course of its business;
(e)	disposals permitted by Clauses 26.2 (Transactions similar to security) or 26.3 (Financial Indebtedness);

(f)	dealings with trade creditors with respect to book debts in the ordinary course of trading; and
(g)	the application of cash or Cash Equivalents in the acquisition of assets or services in the ordinary course of its business.
26.7	Contracts and arrangements with Affiliates
None of the Borrower, the Facility Guarantor or the Upstream Guarantors shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm's length basis.
26.8	No Change of Control
(a)	Each of the Ships shall remain 100% legally and beneficially owned and controlled directly by the relevant Upstream Guarantor.
(b)	Each of the Upstream Guarantors shall remain 100% legally and beneficially owned and controlled directly by the Borrower.
(c)	The Borrower shall remain 100% legally and beneficially owned and controlled directly by the Facility Guarantor.
26.9	Subsidiaries
The Facility Guarantor shall not establish or acquire a company or other entity which would be or become an Obligor or reactivate any dormant Obligor.
26.10	Acquisitions and investments
Neither the Borrower nor any of the Upstream Guarantors shall acquire any person, business, assets or liabilities or make any investment in any person or business except:
(a)	with respect to the Borrower and its Subsidiaries (other than the Upstream Guarantors), the acquisitions of vessels in the ordinary course of business;
(b)	the acquisition of assets in the ordinary course of business (not being new businesses);
(c)	the incurrence of liabilities (other than Financial Indebtedness not permitted pursuant to Clause 26.3 (Financial Indebtedness)) in the ordinary course of its business;
(d)	any loan or credit not otherwise prohibited under this Agreement;
(e)	pursuant to any Finance Documents, Shipbuilding Contract Documents and Charter Documents to which it is party; or
(f)	any acquisition pursuant to a disposal permitted under Clause 26.6 (Disposals), and neither the Borrower nor any of the Upstream Guarantors shall enter into any joint-venture arrangement without the approval of the Required Lenders such approval not to be unreasonably withheld.
26.11	Reduction of capital
Neither the Borrower nor any of the Upstream Guarantors shall redeem or purchase or otherwise reduce any of its equity or any other share or membership capital or any warrants or any uncalled or unpaid liability in respect of any of them (other than as provided in Clause 26.12 (Distributions and other payments) below).
26.12	Distributions and other payments
If an Event of Default has occurred and is continuing, or if an Event of Default would result therefrom, or if the Facility Guarantor is not in compliance with any of the covenants in Clause 19 (Financial Covenants) or any payment of dividends or any form of distribution or return of capital would result in the Facility Guarantor not being in compliance with any of the covenants in Clause 19 (Financial Covenants), neither the Facility Guarantor nor the Borrower shall declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans to equity holders or set aside any funds for any of the foregoing purposes.
Except as provided in this clause, neither the Borrower nor any Upstream Guarantor will permit any restriction (1) to declare or pay any dividends or return any capital to the Facility Guarantor or the Borrower, respectively, or authorize or make any other distribution, payment or delivery of property or cash to the Facility Guarantor or the Borrower, respectively, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding or to pay any Financial Indebtedness owed to the Facility Guarantor or the Borrower, respectively, or (2) to repay and/or make any subordinated loans to the Facility Guarantor or the Borrower, respectively, or set aside any funds for any of the foregoing purposes, or (3) to transfer any of its assets to the Facility Guarantor or the Borrower, respectively.
26.13	Borrower's and Upstream Guarantors' Equity Interests
Neither the Facility Guarantor nor the Borrower shall permit any Security Interest (other than the Share Security) to exist, arise or be created or extended over all or any part of the Equity Interests of the Borrower or any Upstream Guarantor.
26.14	Borrower's Subordination of Financial Indebtedness
The Borrower shall not incur or permit to exist, any Financial Indebtedness owed by it to any of its Affiliates, shareholders or members unless such Financial Indebtedness has been fully subordinated to the Financial Indebtedness incurred under the Finance Documents in the form set out in Schedule 6 (Form of Subordination Letter).
26.15	Compliance with ERISA
(a)	None of the Obligors shall cause or suffer to exist:
(i)	any event that could reasonably be expected to result in the imposition of liens in excess of $250,000 on any asset of an Obligor or a Subsidiary of an Obligor with respect to any Title IV Plan or Multiemployer Plan; or
(ii)	any other ERISA Event, that would, in the aggregate, have a Material Adverse Change.
(b)	None of the Obligors shall cause or suffer to exist any event that would, if not corrected or correctible, reasonably be expected to result in the imposition of liens (other than a permitted lien) in excess of $250,000 with respect to any Benefit Plan.

27	Hedging Contracts
27.1	The Borrower undertakes that this Clause 27 will be complied with throughout the Facility Period.
27.2	Hedging
(a)	If, at any time during the Facility Period, the Borrower wishes to enter into any Treasury Transaction so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations, it shall advise the Administrative Agent in writing.
(b)	If any such Treasury Transaction pursuant to Clause 27.2(a) (Hedging) shall be concluded with a Swap Bank it shall be on the terms of the Hedging Master Agreement with that Swap Bank. No such Treasury Transaction shall be concluded unless:
(i)	its purpose is to hedge the Borrower's interest rate risk in relation to borrowings under this Agreement for a period expiring no later than the Final Repayment Date, and such transaction is not speculative; and
(ii)	its notional principal amount, when aggregated with the notional principal amount of any other continuing Hedging Contracts, does not and will not exceed the Loan as then scheduled to be repaid pursuant to Clause 6.2 (Scheduled Repayment of Advances).
(c)	If and when any such Treasury Transaction has been concluded, it shall constitute a Hedging Contract for the purposes of the Finance Documents.
27.3	Unwinding of Hedging Contracts
If, at any time, and whether as a result of any prepayment (in whole or in part) of the Loan or any cancellation (in whole or in part) of any Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of the Loan entered into by the Borrower exceeds or will exceed the amount of Loan outstanding at that time after such prepayment or cancellation, then (unless otherwise approved by the Required Lenders) the Borrower shall immediately close out and terminate sufficient Hedging Transactions as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions equals, and will in the future be equal to, the amount of the Loan at that time and as scheduled to be repaid from time to time thereafter pursuant to Clause 6.2 (Scheduled Repayment of Advances).
27.4	Assignment of Hedging Contracts by Borrower
Except with approval of all the Lenders or by the Hedging Contract Security, the Borrower shall not assign or otherwise dispose of its rights under any Hedging Contract.
27.5	Termination of Hedging Contracts by Borrower
Except with approval of all the Lenders, the Borrower shall not terminate or rescind any Hedging Contract or close out or unwind any Hedging Transaction except in accordance with Clause 27.3 (Unwinding of Hedging Contracts) for any reason whatsoever.
27.6	Performance of Hedging Contracts by Borrower
The Borrower shall perform its obligations under the Hedging Contracts to which it is party.
27.7	Information concerning Hedging Contracts

The Borrower shall provide the Administrative Agent with any information it may reasonably request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Finance Parties to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.
28	Events of Default
Each of the events or circumstances set out in Clauses 28.1 (Non-payment) to 28.25 (Anti-Bribery and Corruption Laws) is an Event of Default.
28.1	Non-payment
(a)	An Obligor does not pay on the due date any amount payable pursuant to a Finance Document, the KEXIM Premium or the K-sure Premium at the place at and in the currency in which it is expressed to be payable.
(b)	No Event of Default under Clause 28.1(a) (Non-payment) above will occur if (i) its failure to pay is caused by administrative or technical error and (ii) payment is made within three (3) Business Days of its due date.
28.2	Value of security
The Borrower does not comply with Clause 24.11 (Security shortfall).
28.3	Insurance
(a)	The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by Clause 23 (Insurance).
(b)	Any insurer either:
(i)	cancels any such Insurances; or
(ii)	disclaims liability under them by reason of any misstatement or failure or default by any person.
(c)	Under this Clause 28.3, an Event of Default is immediate with no applicable grace period.
28.4	Financial covenants
An Obligor does not comply with Clause 19 (Financial Covenants).
28.5	Other obligations
Subject to any applicable grace period specified in a Finance Document, an Obligor does not comply with any provision of such Finance Document (other than those referred to in Clauses 28.1 (Non-payment), 28.2 (Value of security), 28.3 (Insurance), 28.4 (Financial covenants), and 28.23 (Hedging Contracts)).
28.6	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

28.7	Cross default
(a)	Any Financial Indebtedness of (i) any Upstream Guarantor or the Borrower in an amount in excess of the equivalent of $1,000,000 is not paid when due nor within any originally applicable grace period or (ii) the Facility Guarantor or any direct or indirect Subsidiary of the Facility Guarantor (excluding any Upstream Guarantor or the Borrower) in an aggregate amount in excess of the equivalent of $10,000,000 is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of (i) any Upstream Guarantor or the Borrower in an amount in excess of the equivalent of $1,000,000 is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) or (ii) the Facility Guarantor or any direct or indirect Subsidiary of the Facility Guarantor (excluding any Upstream Guarantor or the Borrower) in an aggregate amount in excess of the equivalent of $10,000,000 is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) unless, in any such case, such Upstream Guarantor, the Borrower, the Facility Guarantor or Subsidiary of the Facility Guarantor (as the case may be) is contesting in good faith the validity of its obligation to make such payment and the Borrower has provided the Administrative Agent with satisfactory evidence it has set aside adequate reserves in accordance with GAAP with respect to the amount being claimed of it and to finance any action it is taking to contest such claims.
(c)	An event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred on the part of an Obligor under any contract or agreement (other than the Finance Documents) to which such Finance Party is a party and the value of which is or exceeds in the aggregate (i) in the case of any Upstream Guarantor or the Borrower, the equivalent of $1,000,000, or (ii) in the case of the Facility Guarantor or any direct or indirect Subsidiary of the Facility Guarantor (excluding any Upstream Guarantor or the Borrower) the equivalent of $10,000,000, and such event of default has not been cured within any applicable grace period.
28.8	Insolvency
An Insolvency Event occurs with respect to any Obligor.
28.9	Intentionally omitted
28.10	Creditors' process; Judgments
(a)	Any expropriation, attachment, sequestration, distress, execution or analogous process affects all or substantially all of the assets of any Obligor and is not discharged within ten (10) days.
(b)	Any judgment or order in excess of $1,000,000 with respect to the Borrower and the Upstream Guarantors and $10,000,000 with respect to the Facility Guarantor is not stayed or complied with within thirty (30) days, provided that the relevant Obligor shall have set aside on its books adequate reserves in accordance with GAAP.

28.11	Unlawfulness, impossibility and invalidity
(a)	It is or becomes unlawful or impossible for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.
(b)	Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable.
(c)	Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than the Finance Parties) to be ineffective for any reason.
(d)	Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.
28.12	Cessation of business
Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business other than as approved pursuant to this Agreement.
28.13	Change of Control
Any Change of Control occurs pursuant to Clause 7.2 (Change of Control) without the prior consent of all the Lenders and the Borrower fails to prepay the Loan in accordance with Clause 7.2 (Change of Control).
28.14	Expropriation
The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to an Obligor or any of its assets.
28.15	Repudiation and rescission of Finance Documents
An Obligor repudiates or purports to repudiate a Finance Document or indicates an intention to rescind or purports to rescind a Finance Document.
28.16	Material Adverse Change or other Event
There occurs, in the reasonable opinion of the Required Lenders:
(a)	a Material Adverse Change;
(b)	any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which is reasonably likely to result in a Material Adverse Change or
(c)	an event or circumstance which materially and adversely effects the ability of any Obligor to perform its obligations under the Finance Documents.

28.17	Litigation
Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or, to the best of any Obligor's knowledge, likely to be commenced or taken against any Obligor (including, without limitation, investigative proceedings) or any of its assets, rights or revenues which, if adversely determined, is reasonably likely to result in a Material Adverse Change.
28.18	Security enforceable
Any Security Interest (other than a Permitted Maritime Lien) in respect of Collateral becomes enforceable, unless any such Security Interest is being contested in good faith and by appropriate proceedings or other acts and the relevant Obligor has provided security acceptable to the Administrative Agent (acting reasonably on the instructions of the Required Lenders) to the extent necessary to prevent the enforcement, arrest, attachment, seizure or forfeiture in respect of such Collateral.
28.19	Arrest of Ship
Any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Upstream Guarantor fails to procure the release of such Mortgaged Ship within a period of thirty Business Days thereafter.
28.20	Ship registration
Except with approval, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Mortgaged Ship is only provisionally registered on the date of its Mortgage, such Mortgaged Ship is not permanently registered under such laws within the expiry of its provisional registration.
28.21	Political risk
The Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance might have a Material Adverse Change and, within 14 days of notice from the Administrative Agent (as instructed by the Required Lenders) to do so, such action as the Administrative Agent (as instructed by the Required Lenders) may require to ensure that such circumstances will not have such an effect has not been taken by the Borrower or the relevant Upstream Guarantor (such action may include, without limitation, the reflagging of such Mortgaged Ship to an approved Flag State and the provision of a new mortgage over the Mortgaged Ship and the necessary collateral documents as well as any documents required by the new Flag State).
28.22	Class or trading certificates
Any class or trading certificate for any Mortgaged Ship is withdrawn unless such withdrawal is remedied within seven (7) Business Days.
28.23	Hedging Contracts
(a)	An Event of Default or Potential Event of Default (in each case as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging Contract.

(b)	An Early Termination Date (as defined in any Hedging Master Agreement) has occurred or been or become capable of being effectively designated under any Hedging Contract.
(c)	A person entitled to do so gives notice of such an Early Termination Date under any Hedging Contract except with approval or as may be required by Clause 27.3 (Unwinding of Hedging Contracts).
(d)	Any Hedging Contract is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with approval by the Administrative Agent or as may be required by Clause 27.3 (Unwinding of Hedging Contracts).
28.24	Sanctions
(a)	It will be considered an Event of Default under this Agreement:
(i)	if any Obligor or any of its Affiliates becomes a Restricted Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Person or any of such persons becomes the owner or controller of a Restricted Person;
(ii)	if any Obligor or any of its Affiliates fails to comply with any Sanctions;
(iii)	any proceeds of Loan is made available, directly or indirectly, to or for the benefit of a Restricted Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;
(iv)	a change in law makes the making or maintenance of the Loan illegal or otherwise prohibited; or
(v)	if an Obligor or any of its officers, directors, employees or agents has violated or caused a Lender to violate any Sanctions in connection with this Agreement, and in such case, notwithstanding any other provision of this Agreement to the contrary:
(A)	such Lender may notify the Administrative Agent upon becoming aware of that event, and the Administrative Agent shall promptly notify the Borrower;
(B)	upon the Administrative Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled;
(C)	to the extent that the Lender's participation has not been assigned pursuant to Clauses 2.2 (Increase) or 41.8(a) to 41.8(c) (Replacement of a Defaulting Lender), the Borrower shall repay all amounts outstanding to the Lender on the last day of the Interest Period occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).
(b)	In relation to each Restricted Lender defined in Clause 14.9(b) (Sanctions Indemnity), Clauses 20.1 (b) (Use of proceeds), 20.3 (Compliance with laws), 20.13 (Sanctions generally), 20.14 (Sanctions with respect to each Mortgaged Ship) and Clause 28.26 (Acceleration) shall only apply for the benefit of that Restricted Lender to the extent that the provisions would not result in (i) any violation of or conflict with Council Regulation (EC) 2271/96 or (ii) a violation of or conflict with section 7 German foreign trade rules (AWV) (Außenwirtschaftsverordnung) or a similar anti-boycott statute.

28.25	Anti-Bribery and Corruption
(a)	It will be considered an Event of Default under this Agreement if any Obligor or Affiliate breaches the representations, warranties, or covenants described in Clause 17.32 (Anti-Bribery and Corruption Laws).
(b)	If an Obligor or any of its officers, directors, employees or agents has violated or caused a Lender to violate any Anti-Bribery and Corruption Laws in connection with this Agreement, such Lender may, notwithstanding any other provision of this Agreement to the contrary, cancel its Commitment and participation in this Agreement in accordance with Clause 28.24(a)(v) (Sanctions).
28.26	Acceleration
Subject to the proviso hereto on and at any time after the occurrence of an Event of Default which is continuing the Administrative Agent may, and shall if so directed by the Required Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or
(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or
(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Administrative Agent on the instructions of the Required Lender;
(d)	declare that no withdrawals be made from any Account; and/or
(e)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of their rights, remedies, powers or discretions under the Finance Documents;
provided, however, that upon the occurrence of any Insolvency Event specified in Clause 28.8 (Insolvency), the Total Commitments shall automatically be cancelled and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.
29	Position of Swap Bank
29.1	Rights of Swap Bank
(a)	Each Swap Bank is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrower under the Hedging Contracts with such Swap Bank, on a subordinated basis and in the manner and to the extent contemplated by the Finance Documents.
(b)	So long as a Swap Bank has entered into any Hedging Contract, Hedging Contract Security and/or Hedging Master Agreement while it was an Original Lender (or an Affiliate of an Original Lender) and if such Original Lender is no longer a Lender under this Agreement, then the Security Interests securing the Hedging Contracts entered into by such Original Lender (or such Affiliate) and which were created by the relevant Security Document shall continue to remain in full force and effect.

29.2	No voting rights
No Swap Bank shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Swap Bank, provided that each Swap Bank shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.
29.3	Acceleration and enforcement of security
Neither the Administrative Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to Clause 28 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of the Swap Bank except to the extent that the relevant Swap Bank is also a Lender.
29.4	Close out of Hedging Contracts
(a)	The Parties agree that at any time on and after any Event of Default the Administrative Agent (acting on the instructions of the Required Lenders) shall be entitled, by notice in writing to a Swap Bank, to instruct such Swap Bank to terminate and close out any Hedging Transactions (or part thereof) with the relevant Swap Bank. The relevant Swap Bank will terminate and close out the relevant Hedging Transactions (or parts thereof) and/or the relevant Hedging Contracts in accordance with such notice immediately upon receipt of such notice.
(b)	No Swap Bank shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:
(i)	in accordance with a notice served by the Administrative Agent under Clause 28.26 (Acceleration);
(ii)	if the Borrower has not paid amounts due under the Hedging Contract and such amounts remain unpaid for a period of 30 calendar days (not Business Days) after the due date for payment and the Administrative Agent (acting on the instructions of the Required Lenders) consents to such termination or close out;
(iii)	if the Administrative Agent takes any action under Clause 28.26 (Acceleration); or
(iv)	if the Loan and other amounts outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the Borrower in full.
(c)	If an Event of Default has occurred and is continuing, if there is a net amount payable to the Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out, the relevant Swap Bank shall forthwith pay that net amount (together with interest earned on such amount) to the Security Agent for application in accordance with Clause 32.23 (Order of application).
(d)	No Swap Bank (in any capacity) shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against the Borrower.
(e)	Nothing in this clause shall limit the right of a Swap Bank, which ceases to be a Lender, from assigning, transferring or novating the Hedging Contract to which it is a party to another Swap Bank.

SECTION 8 - CHANGES TO PARTIES
30	Changes to the Lenders
30.1	Assignments by the Lenders
Subject to this Clause 30, a Lender (the "Existing Lender") may, subject to the Facility Guarantor's prior written consent, not to be unreasonably withheld or delayed as long as no Event of Default has occurred or is continuing, assign, transfer or novate all or any part of its rights under the Finance Documents to another bank or financial institution (a "Substitute"; it being agreed that following the occurrence of an Event of Default, no consent of the Facility Guarantor shall be required, and a Substitute may also include a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets).
Notwithstanding the foregoing sentence:
(a)	no consent of the Facility Guarantor shall be required for assignments or transfers to Affiliates of Lenders, other Lenders, KEXIM, K-sure or for securitization purposes of a Lender provided that such securitization shall continue to be managed by such Lender and it shall not result in such Lender assigning or transferring any of its rights in view of such securitization process;
(b)	none of the Obligors may at any time purchase or otherwise acquire any interest in all or any portion of the Loan from any Existing Lender or a Substitute;
(c)	in relation to an Existing Lender's rights under the Commercial Tranche, a Substitute may be only a Lender or other financial institution reasonably acceptable to the Facility Guarantor, such Facility Guarantor's confirmation to be deemed given if no response to the contrary is received within seven (7) Business Days;
(d)	in relation to an Existing Lender's rights under the KEXIM Guaranteed Tranche, a Substitute may be only a Mandated Lead Arranger or other financial institution acceptable to the Facility Guarantor and KEXIM, such Facility Guarantor's confirmation to be deemed given if no response to the contrary is received within seven (7) Business Days;
(e)	in relation to an Existing Lender's rights under the KEXIM Funded Tranche, no consent of the Facility Guarantor shall be required for transfers to any Substitute following a direction or requirement from the Korean Government or any agency thereof, provided that the Facility Guarantor shall be notified of any such transfer.
(f)	in relation to an Existing Lender's rights under the K-sure Tranche:
(i)	a Substitute may be only a Mandated Lead Arranger or other financial institution acceptable to K-sure and the Facility Guarantor, such Facility Guarantor's confirmation to be deemed given if no response to the contrary is received within seven (7) Business Days, and such Substitute may not be KEXIM;
(ii)	to the extent that it is required to do so by K-sure pursuant to the terms of any K-sure Insurance Policy, the K-sure transferor Lender shall cause a transfer to K-sure in respect of such part of its Commitment or (as the case may be) its portion of the relevant Advance under the K-sure Tranche as is equal to the amount simultaneously paid to it by K-sure under the relevant K-sure Insurance Policy, provided that this shall not be construed as depriving any K-sure transferor Lender of its rights to recover any part of the Total Commitments, Loan, Unpaid Sum or otherwise owing to it after receipt of the relevant K-sure Insurance Policy insurance proceeds;

(iii)	for the avoidance of doubt and without prejudice to the generality of the foregoing, in the event that K-sure pays out in full or in part the insurance proceeds in accordance with the terms of any K-sure Insurance Policy:
(A)	the obligations of the Obligors under this Agreement and each of the Finance Documents shall neither be reduced nor affected in any way;
(B)	K-sure shall be entitled to the extent of such payment to exercise all rights of the K-sure Lenders (whether present or future) against the Obligors pursuant to this Agreement and the Finance Documents or any relevant laws and/or regulations, as the case may be in respect of the Collateral and solely to the extent that these relate to such payment (but without prejudice to the exercise of such rights by the other Finance Parties) unless and until such insurance proceeds and the interest accrued on them are fully reimbursed to K-sure; and
(C)	with respect to the obligations of the Obligors owed to the Administrative Agent and/or the K-sure Lenders under the Finance Documents (or any of them), such obligations shall be owed to K-sure by way of subrogation of the rights of the K-sure Lenders.
30.2	Substitution
Subject to this Clause 30, any Existing Lender may assign all or any part of its rights under the Finance Documents to a Substitute. Any such assignment and assumption shall be effected upon five (5) Business Days' prior notice by delivery to the Administrative Agent of a duly completed Substitution Certificate duly executed by such Lender, the Substitute and the Administrative Agent (for itself and on behalf of the other parties to the relevant Finance Document). On the effective date specified in a Substitution Certificate so executed and delivered, to the extent that they are expressed in such Substitution Certificate to be the subject of the assignment and assumption effected pursuant to this Clause 30.2:
(a)	the existing parties to the relevant Finance Document and the Lender party to the relevant Substitution Certificate shall be released from their respective obligations towards one another under such Finance Document ("discharged obligations") and their respective rights against one another under such Finance Document ("discharged rights") shall be cancelled;
(b)	the Substitute party to the relevant Substitution Certificate and the existing parties to the relevant Finance Document (other than the Lender party to such Substitution Certificate) shall assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by such Substitute instead of to or by such Lender;
(c)	the Substitute party to the relevant Substitution Certificate and the existing parties to the relevant Finance Document (other than the Lender party to such Substitution Certificate) shall acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against such Substitute instead of by or against such Lender; and
(d)	in the event any Lender transfers by way of assignment all or any part of its rights, benefits and/or obligations under any Finance Document to another person, the relevant Finance Document, this Agreement and the other Finance Documents shall remain in full force and effect, and, on the date upon which such assignment and assumption takes effect, the Substitute shall pay to the Administrative Agent for its own account a fee in the sum of $4,000, unless waived by the Administrative Agent. The Administrative Agent shall promptly notify the other parties hereto and to the relevant Finance Document under which the assignment and assumption is occurring of the receipt by it of any Substitution Certificate and shall promptly deliver a copy of such Substitution Certificate to the Borrower.
30.3	Reliance on Substitution Certificate
The Administrative Agent, the Security Agent, the Lenders and the Borrower shall be fully entitled to rely on any Substitution Certificate delivered to the Administrative Agent in accordance with the foregoing provisions of this Clause 30 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the relevant Lender and the Substitute and neither the Administrative Agent, nor the Lenders nor the Borrower shall have any liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such Substitution Certificate if it proves to be the case that the same was not authentic or duly authorized.
30.4	Signing of Substitution Certificate
Each of the Borrower, the Guarantors, the Mandated Lead Arrangers, the Swap Banks, the Lenders, the Administrative Agent, the Security Agent and the ECA Agent irrevocably authorizes the Administrative Agent to countersign each Substitution Certificate on its behalf without any further consent of, or consultation with, each such party.
30.5	Construction of certain references
If any Lender assigns, transfers, novates and/or substitutes all or any part of its rights, benefits and obligations as provided in Clause 30.1 (Assignments by the Lenders) or 30.2 (Substitution) all relevant references in the relevant Finance Document to such Lender shall thereafter be construed as a reference to such assignee, transferee, novatee or Substitute (as the case may be) to the extent of their respective interests.
30.6	Documenting assignments, transfers, novations and/or substitutions
If any Lender assigns, transfers, novates and/or substitutes all or any part of its rights, benefits and/or obligations as provided in Clause 30.1 (Assignments by the Lenders) or 30.2 (Substitution), the Borrower undertakes, immediately on being requested to do so by the Administrative Agent if so requested and at the cost of the Lender that has so assigned, transferred, novated and/or substituted all or any part of its rights and/or obligations, to enter into, and procure that the other Obligors which are parties to the Security Documents shall enter into, such documents as may be necessary or desirable to transfer to the assignee, transferee novatee or Substitute all or the relevant part of such Lender's interest in the Security Documents and all relevant references in this Agreement and any other relevant Finance Document to such Lender shall thereafter be construed as a reference to the Lender and/or its assignee, transferee, novatee or Substitute (as the case may be) to the extent of their respective interests.
30.7	Lending office
Each Lender shall lend through its office at the address specified in Schedule 1 (The original parties) or, as the case may be, in any relevant Substitution Certificate or through any other office of such Lender selected from time to time by it through which such Lender wishes to lend for the purposes of this Agreement.
30.8	Disclosure of information
(a)	Each Finance Party agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of Information (as defined below) for a period of 2 years after the date of this Agreement, except that any Finance Party may give, divulge and reveal from time to time information and details relating to its account, any Ship, the Finance

Documents, the Facility, any Commitment and any agreement entered into by the Borrower and/or any Guarantor or information provided by the Borrower and/or any Guarantor in connection with the Finance Documents to:
(i)	any private, public or internationally recognized authorities or any regulatory party to which that Finance Party is subject to, that are entitled to by law or judicial order and as such have requested to obtain such information;
(ii)	the head offices, branches and affiliates, and professional advisors (with a duty of confidentiality regarding such professional advisors) of any Finance Party;
(iii)	KEXIM, K-sure or any other parties to the Finance Documents;
(iv)	a rating agency or their professional advisors;
(v)	any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Facility and/or Commitments including, without limitation, any enforcement, preservation, assignment, transfer, novation, sale or sub-participation of any of the rights and obligations of any Finance Party; or
(vi)	any other person(s) regarding the funding, re-financing, transfer, assignment, novation, sale, sub-participation or operational arrangement or other transaction in relation thereto, including, without limitation, any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the rights and obligations of any Finance Party.
(b)	For purposes of Clause 30.8(a) above, Information means all information received from any Obligor or any of its Subsidiaries relating to any Obligor or any of their Subsidiaries or any of their respective businesses (including, without limitation, information provided either directly by any such party or through electronic means (such as DebtDomain, Intralinks or other data websites)), other than any such information that is available to the Finance Parties on a non-confidential basis prior to disclosure by any Obligor or any of its Subsidiaries, provided that, in the case of information received from any Obligor or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.
(c)	Any person required to maintain the confidentiality of Information as provided in this Clause 30.8 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.
(d)	This clause 30.8 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding the confidentiality of Information and supersedes any previous agreement, whether express or implied, regarding such Information.
30.9	No additional cost
No Obligor shall be liable under this Agreement or any other Finance Document to pay more after an assignment, transfer, novation or substitution under Clause 30.1 (Assignments by the Lenders) or 30.2 (Substitution) than it would have been liable to pay had such assignment, transfer, novation or substitution not taken place (except for transfer to KEXIM or K-sure).
30.10	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 30 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time pledge,

assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any pledge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Lender which is a fund, any pledge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such pledge, assignment or Security Interest shall:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant pledge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
31	Changes to the Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without prior written consent from all Lenders.

SECTION 9 - THE FINANCE PARTIES
32  Roles of Administrative Agent, Security Agent, Mandated Lead Arrangers and ECA Agent
32.1	Appointment of the Administrative Agent
(a)	Each other Finance Party (other than the Security Agent) appoints the Administrative Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each such other Finance Party authorizes the Administrative Agent:
(i)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and
(ii)	to execute each of the Security Documents and all other documents that may be approved by the Required Lenders for execution by it.
32.2	Instructions to Administrative Agent
(a)	The Administrative Agent shall:
(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by (A) all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and (B) in all other cases, the Required Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)	The Administrative Agent shall be entitled to request instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Administrative Agent may refrain from acting unless and until it receives those instructions or that clarification.
(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Administrative Agent by the Required Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.
(d)	The Administrative Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)	In the absence of instructions, the Administrative Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Administrative Agent is not authorized to act on behalf of a Lender or a Swap Bank (without first obtaining that Lender's or that Swap Bank's consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 32.2(f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.
32.3	Duties of the Administrative Agent
(a)	The Administrative Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	The Administrative Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Administrative Agent for that Party by any other Party.
(c)	The Administrative Agent shall promptly forward to each Lender the documents provided to it by any Obligor pursuant to Clause 18 (Information Undertakings).
(d)	Except where a Finance Document specifically provides otherwise, the Administrative Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)	If the Administrative Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)	If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Administrative Agent, the Mandated Lead Arrangers or the Security Agent, for their own account) under this Agreement it shall promptly notify the other Finance Parties.
(g)	The Administrative Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
32.4	Role of the Mandated Lead Arrangers
Except as specifically provided in the Finance Documents, none of the Mandated Lead Arrangers have any obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.
32.5	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Administrative Agent or any Mandated Lead Arranger as a trustee or fiduciary of any other person.
(b)	None of the Administrative Agent, the Security Agent or any Mandated Lead Arranger shall be bound to account to any Lender or any Swap Bank for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.
32.6	Business with the Obligors
The Administrative Agent, the Security Agent and any Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or their Affiliates.

32.7	Rights and discretions of the Administrative Agent
(a)	The Administrative Agent may
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized;
(ii)	assume that (A) any instructions received by it from the Required Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and (B) unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person (A) as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or (B) to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.
(b)	The Administrative Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)	any notice or request made by the Borrower (other than a Utilization Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Administrative Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.
(d)	The Administrative Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Administrative Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(e)	Without prejudice to the generality of paragraphs (c) and (d), the Administrative Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Administrative Agent (and so separate from any lawyers instructed by the Lenders) if the Administrative Agent in its reasonable opinion deems this to be desirable.
(f)	The Administrative Agent may act in relation to the Finance Documents through its officers, employees and agents and the Administrative Agent shall not:
(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Administrative Agent's gross negligence or willful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, the Administrative Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)	Without prejudice to the generality of Clause 32.7(g) (Rights and discretions of the Administrative Agent) above, the Administrative Agent:
(i)	may disclose; and
(ii)	upon the written request of the Borrower or the Required Lenders shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower.
(i)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Administrative Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Administrative Agent and each Mandated Lead Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.
(j)	Notwithstanding any provision of any Finance Document to the contrary, the Administrative Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
(k)	Neither the Administrative Agent nor any Mandated Lead Arranger shall be obliged to request any certificate, opinion or other information under Clause 18 (Information undertakings) unless so required in writing by a Lender or a Swap Bank, in which case the Administrative Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.
32.8	Responsibility for documentation and other matters
Neither the Administrative Agent nor any Mandated Lead Arranger is responsible or liable for:
(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Administrative Agent, any Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;
(c)	any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Collateral or any investments made or retained in good faith or by reason of any other matter or thing;
(d)	accounting to any person for any sum or the profit element of any sum received by it for its own account;

(e)	the failure of any Obligor or any other party to perform its obligations under or in connection with any Transaction Document, or the financial condition of any such person;
(f)	ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;
(g)	investigating or making any inquiry into the title of any Obligor to any of the Collateral or any of its other property or assets;
(h)	failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Collateral;
(i)	failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside New York or to secure the creation of any ancillary pledge under the laws of the jurisdiction concerned;
(j)	(unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents; or
(k)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.
32.9	No duty to monitor
The Administrative Agent shall not be bound to inquire:
(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
32.10	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Administrative Agent) the Administrative Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:
(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Collateral, unless directly caused by its gross negligence or willful misconduct;
(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Collateral or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Collateral; or
(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of (A) any act, event or circumstance not reasonably within its control; or (B) the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Payment Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)	No Party (other than the Administrative Agent) may take any proceedings against any officer, employee or agent of the Administrative Agent in respect of any claim it might have against the Administrative Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.
(c)	The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Administrative Agent for that purpose.
(d)	Nothing in this Agreement shall oblige the Administrative Agent or any Mandated Lead Arranger to carry out
(i)	any "know your customer" or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender or any Swap Bank and each Lender and each Swap Bank confirms to the Administrative Agent and each Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any Mandated Lead Arranger.
(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Administrative Agent's liability, any liability of the Administrative Agent arising under or in connection with any Finance Document or the Collateral shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Administrative Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Administrative Agent at any time which increase the amount of that loss. In no event shall the Administrative Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Administrative Agent has been advised of the possibility of such loss or damages.
32.11	Lenders' indemnity to the Administrative Agent
(a)	Each Lender shall (in proportion (if no part of the Loan is then outstanding) to its share of the Total Commitments or (at any other time) to its participation in the Loan) indemnify the Administrative Agent, within three (3) Business Days of demand, against
(i)	any Losses for negligence or any other category of liability whatsoever incurred by Administrative Agent in the circumstances contemplated pursuant to Clause 36.9 (Disruption to payment systems etc.) notwithstanding the Administrative Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Administrative Agent;
(ii)	any other Losses (otherwise than by reason of the Administrative Agent's gross negligence or willful misconduct) including the costs of any person engaged in accordance with Clause 32.7 (Rights and discretions of the Administrative Agent) in acting as its agent under the Finance Documents; and
(iii)	any Losses relating to FATCA;
in each case incurred by the Administrative Agent in acting as such under the Finance Documents (unless the Administrative Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).
(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Administrative Agent pursuant to paragraph (a) above.
(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Administrative Agent to an Obligor.
32.12	Resignation of the Administrative Agent
(a)	The Administrative Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, each Swap Bank, the Security Agent and the Obligors.
(b)	Alternatively the Administrative Agent may resign by giving 30 days' notice to the other Finance Parties and the Obligors, in which case the Required Lenders (after consultation with the Obligors) may appoint a successor Administrative Agent.
(c)	If the Required Lenders have not appointed a successor Administrative Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Administrative Agent (after consultation with the Borrower) may appoint a successor Administrative Agent.
(d)	If the Administrative Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Administrative Agent is entitled to appoint a successor Administrative Agent under paragraph (c) above, the Administrative Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Administrative Agent to become a party to this Agreement as Administrative Agent) agree with the proposed successor Administrative Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Administrative Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Administrative Agent's normal fee rates and those amendments will bind the Parties.
(e)	The retiring Administrative Agent shall make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Finance Documents. The Borrower shall, within three (3) Business Days of demand, reimburse the retiring Administrative Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Administrative Agent's resignation notice shall only take effect upon the appointment of a successor.
(g)	The appointment of the successor Administrative Agent shall take effect on the date specified in the notice from the Required Lenders to the retiring Administrative Agent. As from this date, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Administrative Agent and the Security Agent) and this Clause 32 (and any agency fees for the account of the retiring Administrative Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.
(h)	The Administrative Agent shall resign in accordance with either paragraph (a) or (b) above (and, to the extent applicable, shall use reasonable endeavors to appoint a successor Administrative Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Administrative Agent under the Finance Documents, either:
(i)	the Administrative Agent fails to respond to a request under Clause 12.9 (FATCA Information) and the Borrower or a Lender reasonably believes that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)	the information supplied by the Administrative Agent pursuant to Clause 12.9 (FATCA Information) indicates that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Administrative Agent notifies the Borrower and the Lenders that the Administrative Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Administrative Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Administrative Agent, requires it to resign.
32.13	Replacement of the Administrative Agent
(a)	After consultation with the Borrower, the Required Lenders may, by giving 30 days' notice to the Administrative Agent replace the Administrative Agent by appointing a successor Administrative Agent.
(b)	The retiring Administrative Agent shall make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Finance Documents.
(c)	The appointment of the successor Administrative Agent shall take effect on the date specified in the notice from the Required Lenders to the retiring Administrative Agent. As from this date, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Administrative Agent and the Security Agent) and this Clause 32 (and any agency fees for the account of the retiring Administrative Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Administrative Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.
32.14	Confidentiality
(a)	In acting as agent for the Finance Parties, the Administrative Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.
(b)	If information is received by another division or department of the Administrative Agent, it may be treated as confidential to that division or department and the Administrative Agent shall not be deemed to have notice of it.
(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Administrative Agent nor any Mandated Lead Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.
32.15	Relationship with the Lenders and Swap Bank
(a)	The Administrative Agent may treat the person shown in its records as Lender or as each Swap Bank at the opening of business (in the place of the Administrative Agent's principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) as a Swap Bank acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five (5) Business Days prior notice from that Lender or (as the case may be) a Swap Bank to the contrary in accordance with the terms of this Agreement.
(b)	Each Lender and each Swap Bank shall supply the Administrative Agent with any information that the Administrative Agent may reasonably specify as being necessary or desirable to enable the Administrative Agent or the Security Agent, to perform its functions as Administrative Agent or Security Agent.
(c)	Each Lender and each Swap Bank shall deal with the Security Agent exclusively through the Administrative Agent and shall not deal directly with the Security Agent.
32.16	Credit appraisal by the Lenders and Swap Banks
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Swap Bank confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;
(c)	whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Collateral;
(d)	the adequacy, accuracy and/or completeness of any information provided by the Administrative Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and
(e)	the right or title of any person in or to, or the value or sufficiency of, any part of the Collateral, the priority of the Security Documents or the existence of any Security Interest affecting the Collateral.
32.17	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Administrative Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.
32.18	Intentionally omitted
32.19	Deduction from amounts payable by the Administrative Agent
If any Party owes an amount to the Administrative Agent under the Finance Documents the Administrative Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Administrative Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
32.20	Security Agent
(a)	Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.
(b)	Each other Finance Party authorizes the Security Agent:
(i)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and
(ii)	to execute each of the Security Documents and all other documents that may be approved by the Administrative Agent and/or the Required Lenders for execution by it.

(c)	The Security Agent accepts its appointment under paragraph (a) above as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in this Clause 32.20 (Security Agent) through 32.27 (Indemnity from Trust Property) (inclusive) and the Security Documents to which it is a party.
32.21	Application of certain clauses to Security Agent
(a)	Clauses 32.7 (Rights and discretions of the Administrative Agent), 32.8 (Responsibility for documentation and other matters), 32.9 (No duty to monitor), 32.10 (Exclusion of liability), 32.11 (Lenders' indemnity to the Administrative Agent), 32.12 (Resignation of the Administrative Agent), 32.13 (Replacement of the Administrative Agent), 32.14 (Confidentiality), 32.15 (Relationship with the Lenders and Swap Bank), 32.16 (Credit appraisal by the Lenders and Swap Banks) and 32.19 (Deduction from amounts payable by the Administrative Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the "Administrative Agent" in these clauses shall extend to include in addition a reference to the "Security Agent" in its capacity as such and, in Clause 32.7 (Rights and discretions of the Administrative Agent), references to the Lenders and a group of Lenders shall refer to the Administrative Agent.
(b)	In addition, Clause 32.12 (Resignation of the Administrative Agent) shall, for the purposes of its application to the Security Agent pursuant to paragraph (a) above, have the following additional clause:
At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under Clause 32.12 (Resignation of the Administrative Agent) as extended to it by paragraph (a) above, in which case such costs shall be borne by the Lenders (in proportion (if no part of the Loan is then outstanding) to their shares of membership interests of the Total Commitments or (at any other time) to their participations in the Loan).
32.22	Instructions to Security Agent
(a)	The Security Agent shall:
(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Administrative Agent; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.
(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Administrative Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.
(c)	Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Administrative Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	The Security Agent may refrain from acting in accordance with any instructions of the Administrative Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)	The Security Agent is not authorized to act on behalf of a Lender or a Swap Bank (without first obtaining that Lender's or the relevant Swap Bank's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.
32.23	Order of application
(a)	The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:
first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to Clause 32.11 (Lenders' indemnity to the Administrative Agent) as extended to the Security Agent pursuant to Clause 32.21 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;
second, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under the Finance Documents, for those Finance Parties absolutely for application between them in accordance with Clause 36.5(a) (Repayment); and
third, as to the balance (if any), for the Obligors, or to such other Persons legally entitled thereto, by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.
(b)	The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Administrative Agent) any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent), any other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.
(c)	The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this Clause 32.23 by paying such amounts to the Administrative Agent for distribution in accordance with Clause 36 (Payment mechanics).
32.24	Powers and duties of the Security Agent as trustee of the security
In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorized to do so by the provisions of this Agreement;
(b)	may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and
(c)	may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors, attorneys or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).
32.25	All enforcement action through the Security Agent
(a)	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favor of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guaranties constituted by such Security Documents except through the Security Agent.
(b)	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favor or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guaranties constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Administrative Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.
32.26	Co-operation to achieve agreed priorities of application
The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realizing the property and assets subject to the Security Documents and in ensuring that the net proceeds realized under the Security

Documents after deduction of the expenses of realization are applied in accordance with Clause 32.23 (Order of application).
32.27	Indemnity from Trust Property
(a)	In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Finance Parties, K-sure and each Affiliate of the Finance Parties and each officer or employee of the Finance Parties or their Affiliates (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:
(i)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;
(ii)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;
(iii)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and
(iv)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.
(b)	The rights conferred by this Clause 32.27 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this Clause 32.27 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person's own gross negligence or willful misconduct.
32.28	Finance Parties to provide information
The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by Clause 32.23 (Order of application) above and to apply amounts received under, and the proceeds of realization of, the Security Documents as contemplated by the Security Documents, Clause 36.5(a) (Repayment) and Clause 32.23 (Order of application).
32.29	Release to facilitate enforcement and realization
Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent carried out on the instructions of the Administrative Agent it may be desirable for the purpose of such enforcement and/or maximizing the realization of the Collateral being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realization and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorizes the Security Agent (acting on the instructions of the Administrative Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realization including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of membership interests in an Upstream Guarantor, the requisite release shall include releases of all claims (including under guaranties) of the Finance Parties and/or the Security Agent against such Upstream Guarantor and of all Security Interests over the assets of such Upstream Guarantor.
32.30	Undertaking to pay
Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.
32.31	Additional trustees
The Security Agent shall have power by notice in writing to the other Finance Parties and the Obligors to appoint any person approved by the Obligors (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:
(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;
(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or
(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained, and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorizes the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.
32.32	Non-recognition of trust
It is agreed by all the parties to this Agreement that:
(a)	in relation to any jurisdiction the courts of which would not recognize or give effect to the trusts expressed to be constituted by this Clause 32, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)	the provisions of this Clause 32 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorizes the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.
32.33	The ECA Agent
Each K-sure Lender and each KEXIM Lender appoints and authorizes the ECA Agent to act as its agent under and in connection with this Agreement and the other Finance Documents, in relation to each K-sure Insurance Policy and all K-sure Matters or the KEXIM Guarantee and all KEXIM Matters (as the case may be) with power to take such actions as:
(a)	are specified under any Finance Document as being for the ECA Agent to take on behalf of the K-sure Lenders insured under the K-sure Insurance Policy or on behalf of the KEXIM Lenders under the KEXIM Guarantee (as the case may be);
(b)	are specifically delegated to the ECA Agent by the terms of the K-sure Insurance Policy or the KEXIM Guarantee; or
(c)	are reasonably incidental thereto,
and if expressly authorized in writing by each K-sure Lender or each KEXIM Lender (as the case may be), the ECA Agent may execute and deliver on its behalf the K-sure Insurance Policy or the KEXIM Guarantee (as the case may be) and all documents that are necessary or desirable in connection with such agreement, and where the ECA Agent has acted in accordance with the express written instructions of the K-sure Lenders or the KEXIM Lenders (as the case may be), each K-sure Lender or each KEXIM Lender agrees severally to be bound by the terms and conditions of the K-sure Insurance Policy or the KEXIM Guarantee (as the case may be) as if it had executed and delivered such agreement for and in its own name.
Without limiting the foregoing:
(i)	each K-sure Lender and each KEXIM Lender authorizes the ECA Agent to exercise those rights, powers and discretions which are expressly given to the ECA Agent by this Agreement and the other Finance Documents, together with any other reasonably incidental rights, powers and discretions; and
(ii)	each K-sure Lender appoints the ECA Agent solely for the purpose of:
(A)	providing, revealing and disclosing, such information and details relating to any Obligor, the Finance Documents and the facilities granted pursuant thereto, to K-sure as K-sure may require from time to time for the purpose of issuing and administering the K-sure Insurance Policies; and
(B)	making a claim on behalf of the K-sure Lenders under the K-sure Insurance Policies and directing payment of the insurance proceeds under the K-sure Insurance Policies which shall be held by the Security Agent in trust for the K-sure Lenders and for application by the Administrative Agent in accordance with Clause 36 (Payment Mechanics) of this Agreement.
(iii)	each KEXIM Lender appoints the ECA Agent solely for the purpose of:

(A)	providing, revealing and disclosing, such information and details relating to any Obligor, the Finance Documents and the facilities granted pursuant thereto, to KEXIM as KEXIM may require from time to time for the purpose of issuing and administering the KEXIM Guarantee; and
(B)	making a claim on behalf of the KEXIM Lenders under the KEXIM Guarantee and directing payment of any moneys pursuant to the KEXIM Guarantee which shall be held by the Security Agent in trust for the KEXIM Lenders and for application by the Administrative Agent in accordance with Clause 36 (Payment Mechanics) of this Agreement.
32.34	Ratification of unauthorized action of Administrative Agent
Any action which the Administrative Agent takes or purports to take at a time when it had not been authorized to do so shall, if subsequently ratified, be as valid as regards every Finance Party as if the Administrative Agent had been expressly authorized in advance.

33	ECA Specific Provisions
33.1	No actions without K-sure Lender consent
Except where the ECA Agent reasonably believes that this is inconsistent with the terms of any K-sure Insurance Policy, the ECA Agent agrees:
(a)	not to take any action under the relevant K-sure Insurance Policy without the consent of all the K-sure Lenders (which consent shall not be unreasonably withheld or delayed), unless the ECA Agent has reasonably determined that such action would not be detrimental to the insurance coverage provided to the K-sure Lenders thereunder; and
(b)	to take such actions under the relevant K-sure Insurance Policy (including with respect to any amendment, modification or supplement to that K-sure Insurance Policy) as may be directed by all the K-sure Lenders from time to time; provided that, notwithstanding anything herein or in the relevant K-sure Insurance Policy to the contrary, the ECA Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers under this Agreement or the relevant K-sure Insurance Policy if:
(i)	it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; or
(ii)	such action would be contrary to applicable law.
33.2	No actions without KEXIM Lender consent
Except where the ECA Agent reasonably believes that this is inconsistent with the terms of the KEXIM Guarantee, the ECA Agent agrees:
(a)	not to take any action under the KEXIM Guarantee without the consent of all the KEXIM Lenders (which consent shall not be unreasonably withheld or delayed); and
(b)	to take such actions under the KEXIM Guarantee (including with respect to any amendment, modification or supplement to the KEXIM Guarantee) as may be directed by all the KEXIM Lenders from time to time; provided that, notwithstanding anything herein or in the KEXIM Guarantee to the contrary, the ECA Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers under this Agreement or the KEXIM Guarantee if:
(i)	it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; or
(ii)	such action would be contrary to applicable law.
33.3	Limitation on obligation of ECA Agent to request instructions
The ECA Agent shall not have any obligation to request the Administrative Agent or the Required Lenders or any other Finance Party to give it any instructions or to make any determination.

33.4	Ratification of unauthorized action of ECA Agent
Any action which the ECA Agent takes or purports to take at a time when it had not been authorized to do so shall, if subsequently ratified, be as valid as regards every Finance Party as if the ECA Agent had been expressly authorized in advance.
33.5	Cooperation with the ECA Agent
(a)	Each Lender and each Obligor undertakes to cooperate with the ECA Agent to comply with any legal requirements imposed on the ECA Agent in connection with the performance of its duties under this Agreement or any other Finance Document and shall supply any information reasonably requested by the ECA Agent in connection with the proper performance of those duties.
(b)	The ECA Agent undertakes to provide timely notice to KEXIM and K-sure with respect to any matters that require consent from the Required Lenders.
33.6	Nature of the ECA Agent's duties
The ECA Agent's duties under the Finance Documents are limited to coordinating and communicating with the ECAs. The ECA Agent is not tasked with responsibilities relating to payment, collection or receipt of funds.
33.7	K-sure Lenders' representations
Each K-sure Lender represents and warrants to the ECA Agent, with effect from the date of the relevant K-sure Insurance Policy, that:
(a)	no information provided by such K-sure Lender in writing to the ECA Agent or to K-sure prior to the Closing Date was untrue or incorrect in any material respect except to the extent that such K-sure Lender, in the exercise of reasonable care and due diligence prior to giving such information, could not have discovered the error or omission;
(b)	it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the ECA Agent being in breach of any of its obligations in its capacity as ECA Agent under the relevant K-sure Insurance Policy or the other Finance Documents, or result in the relevant K-sure Lenders being in breach of any of their respective obligations as insured parties under the relevant K-sure Insurance Policy, or which would otherwise prejudice the ECA Agent's ability to make a claim on behalf of the K-sure Lenders under the relevant K-sure Insurance Policy;
(c)	it has reviewed the relevant K-sure Insurance Policy and is aware of the provisions thereof;
(d)	the representations and warranties made by the ECA Agent on behalf of each K-sure Lender under the relevant K-sure Insurance Policy are true and correct with respect to such K-sure Lender in all respects.
33.8	KEXIM Lenders' representations
Each KEXIM Lender represents and warrants to the ECA Agent, with effect from the date of the KEXIM Guarantee, that:
(a)	no information provided by such KEXIM Lender in writing to the ECA Agent or to KEXIM prior to the Closing Date was untrue or incorrect in any material respect except to the extent that such KEXIM Lender, in the exercise of reasonable care and due diligence prior to giving such information, could not have discovered the error or omission;
(b)	it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the ECA Agent being in breach of any of its obligations in its capacity as ECA Agent under the KEXIM Guarantee or the other Finance Documents, or result in the relevant KEXIM Lenders being in breach of any of their respective obligations as insured parties under the KEXIM Guarantee, or which would otherwise prejudice the ECA Agent's ability to make a claim on behalf of the KEXIM Lenders under the relevant KEXIM Guarantee;
(c)	it has reviewed the KEXIM Guarantee and is aware of the provisions thereof; and
(d)	the representations and warranties made by the ECA Agent on behalf of each KEXIM Lender under the KEXIM Guarantee are true and correct with respect to such KEXIM Lender in all respects.
33.9	Provision of information
(a)	The ECA Agent shall provide to K-sure any information which it receives from any Obligor or the Administrative Agent pursuant to the Finance Documents and which it is obliged to provide to K-sure under the terms of the relevant K-sure Insurance Policy.
(b)	The ECA Agent shall provide to KEXIM any information which it receives from any Obligor or the Administrative Agent pursuant to the Finance Documents and which it is obliged to provide to KEXIM under the terms of the KEXIM Guarantee.
33.10	Lender communications
(a)	Each K-sure Lender shall promptly forward to the ECA Agent a copy of any communication relating to K-sure Matters which that K-sure Lender sends to, or receives from, any Obligor or K-sure directly.
(b)	Each KEXIM Lender shall promptly forward to the ECA Agent a copy of any communication relating to KEXIM Matters which that KEXIM Lender sends to, or receives from, any Obligor or KEXIM directly.
33.11	Reimbursement of K-sure Premium and KEXIM Premium
(a)	Notwithstanding the provisions of Clause 33.13 (Application of receipts), each K-sure Lender severally agrees to reimburse the ECA Agent on its demand in respect of the K-sure Premium (or any part of it) if the K-sure Premium (or any part of it) is paid by the ECA Agent and the ECA Agent is not fully reimbursed in accordance with the terms of this Agreement.
(b)	Notwithstanding the provisions of Clause 33.13 (Application of receipts), each KEXIM Lender severally agrees to reimburse the ECA Agent on its demand in respect of the KEXIM Premium (or any part of it) if the KEXIM Premium (or any part of it) is paid by the ECA Agent and the ECA Agent is not fully reimbursed in accordance with the terms of this Agreement.
33.12	Claims under K-sure Insurance Policies and KEXIM Guarantee
(a)	Each K-sure Lender acknowledges and agrees that, unless otherwise provided for in the relevant K-sure Insurance Policy, it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with any of the K-sure Insurance Policies except through the ECA Agent and that all of the rights of the K-sure Lenders under any of the K-sure Insurance Policies shall only be exercised by the ECA Agent.

(b)	Each KEXIM Lender acknowledges and agrees that, unless otherwise provided for in the KEXIM Guarantee, it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with the KEXIM Guarantee except through the ECA Agent and that all of the rights of the KEXIM Lenders under the KEXIM Guarantee shall only be exercised by the ECA Agent.
33.13	Application of receipts
(a)	Except as expressly stated to the contrary in any Finance Document, any moneys which the ECA Agent receives or recovers shall be transferred to the Administrative Agent for application in accordance with Clause 36 (Payment Mechanics) of this Agreement.
(b)	The parties agree that any unpaid K-sure Premium and any unpaid fees, costs and expenses of K-sure shall constitute amounts then due and payable in respect of the Loan under the Finance Documents for the purposes of the amounts then due and payable in respect of Clause 36 (Payment Mechanics) of this Agreement.
(c)	The parties agree that any unpaid KEXIM Premium and any unpaid fees, costs and expenses of KEXIM shall constitute amounts then due and payable in respect of the Loan under the Finance Documents for the purposes of the amounts then due and payable in respect of Clause 36 (Payment Mechanics) of this Agreement.
33.14	Assignment to K-sure
Each of the parties agrees that, upon payment in full or in part by K-sure of all moneys due under a K-sure Insurance Policy in accordance with the terms of any K-sure Insurance Policy, provided that, to the extent required under the relevant K-sure Insurance Policy, this payment has satisfied all obligations under the Finance Documents in full or in part in respect of the relevant Advance under the K-sure Tranche to which such K-sure Insurance Policy relates:
(a)	each of the K-sure Lenders shall assign to K-sure such part of their respective contributions in respect of that K-sure Tranche and (to the extent that there remain any) of their respective contributions in respect of that K-sure Tranche as is equal to the amount simultaneously paid to it by K-sure under the relevant K-sure Insurance Policy by means of a Substitution Certificate or such other evidence of assignment as may be reasonably required by K-sure, provided that this shall not be construed as depriving any K-sure Lender of its rights to recover any part of the Total Commitments, the Loan or otherwise of the Unpaid Sum still owing to it after receipt of the relevant K-sure Insurance Policy insurance proceeds;
(b)	K-sure shall, upon being validly assigned rights under the Finance Documents pursuant to Clause 30.1 (Assignment by the Lenders), be an assignee and as such shall be entitled to the rights and benefits of the K-sure Lenders under this Agreement and the other Finance Documents in respect of such payment to the extent of its interest;
(c)	without prejudice to the indemnity provisions in Clause 14 (Other Indemnities), the Borrower and/or any Obligor shall indemnify K-sure in respect of any actual, reasonable costs or expenses (including legal fees) suffered or incurred by K-sure in connection with the assignment referred to in this Clause 33.14 or in connection with any review by K-sure of any Event of Default or dispute between the Borrower and/or any Obligor and the Finance Parties occurring prior to the assignment referred to in this Clause 33.14;
(d)	with respect to the obligations of the Borrower and the Security Parties owed to the Administrative Agent and/or the K-sure Lenders under the Finance Documents, such obligations shall additionally be owed to K-sure by way of subrogation of the rights of the K-sure Lenders;

(e)	the Borrower agrees to cooperate with the Administrative Agent, the ECA Agent and the Lenders, as the case may be, in giving effect to any subrogation or assignment referred to in this Clause 33.14 and to take all actions requested by the Administrative Agent, any K-sure Lender, the ECA Agent or K-sure, in each case to the extent capable of being done by it, to implement or give effect to such subrogation or assignment;
(f)	on the date of any subrogation to, or (as applicable) assignment of any rights referred to in this Clause 33.14:
(i)	all further rights and benefits (including the right to receive commission in respect thereof but not any duty or other obligations) whatsoever of the relevant K-sure Lender in relation to the portion of the Loan or the rights and benefits to which such assignment or rights of subrogation relate under or arising out of this Agreement shall, to the extent of such assignment or rights of subrogation, be vested in and be for the benefit of K-sure; and
(ii)	references in this Agreement to the K-sure Lenders shall, where relevant in the context thereafter be construed so as to include K-sure in relation to such rights and benefits as are assigned to, or to which K-sure has rights of subrogation; and
(g)	the representations and warranties made in this Agreement in favor of the relevant K-sure Lender shall survive any assignment or transfer pursuant to this Clause 33.14 and shall also inure to the benefit of K-sure;
provided that nothing in this Clause 33.14 shall be construed as depriving the K-sure Lenders of any rights they may have against the Borrower or any other Obligor in respect of the Lenders' rights under Clauses 14 (Other indemnities) and 13 (Increased costs).
33.15  Subrogation to KEXIM
(a)	Notwithstanding any other provision of this Agreement and, in addition to, and without prejudice to, any right of indemnification or subrogation KEXIM (in its capacity as guarantor under the KEXIM Guarantee) may have at law, in equity or otherwise, each of the Parties agrees that KEXIM (in such capacity) will be subrogated to the rights of the KEXIM Lenders under the KEXIM Guaranteed Tranche to the extent of any payment made by KEXIM (in such capacity) under the KEXIM Guarantee (each such payment being a KEXIM Guarantee Payment) and the KEXIM Lenders shall provide all assistance required by KEXIM (in such capacity) to enforce its rights under the Finance Documents following such subrogation.
(b)	Furthermore, the Borrower consents to any assignment by the KEXIM Lenders of any or all of its rights under the Finance Documents in respect of the KEXIM Guaranteed Tranche to KEXIM (in its capacity as guarantor under the KEXIM Guarantee) as may be required by the provisions of the KEXIM Guarantee.
The Borrower agrees to cooperate with KEXIM (in its capacity as guarantor under the KEXIM Guarantee) and the KEXIM Lenders, as the case may be, in giving effect to any subrogation or assignment referred to in this Clause 33.15, and to take all actions reasonably requested by KEXIM (in such capacity) or any such Lender, in each case, to implement or give effect to such subrogation or assignment.
33.16	Reimbursement to KEXIM
(a)	Without prejudice to Clause 33.15 (Subrogation to KEXIM), the Obligors shall, within five (5) Business Days of demand by KEXIM, reimburse KEXIM for any KEXIM Guarantee Payment made by KEXIM from time to time and pay to KEXIM in accordance with the terms of this Agreement in an amount equal to any KEXIM Guarantee Payment plus interest calculated in accordance with clause 8.3 (Default Interest) (from and including the date of demand until and including the date of actual payment) upon demand by KEXIM from time to time.
(b)	For the avoidance of doubt, Clause 13 (Increased Costs) will apply in respect of any reimbursement made pursuant to this Clause 33.16.
33.17	Obligations to KEXIM Unconditional
The obligations of the Borrower to reimburse KEXIM and to pay the amount of interest required pursuant to Clause 33.16 (Reimbursement to KEXIM) are irrevocable and unconditional without regard to any circumstance whatsoever and shall not require any notice to the Borrower or any other Person.
33.18	Satisfaction of Obligations to KEXIM
The Parties acknowledge and agree that the KEXIM Guarantee Payments that are reimbursed by the Borrower to KEXIM pursuant to Clause 33.16 (Reimbursement to KEXIM) shall satisfy the obligation of the Borrower to make payments to the KEXIM Lenders under this Agreement of the corresponding amounts of principal and interest in respect of which the KEXIM Guarantee Payments were paid to the KEXIM Lenders by KEXIM.
33.19	Voting Rights of KEXIM
As between KEXIM, the Administrative Agent, the ECA Agent and the KEXIM Lenders, KEXIM shall be entitled to exercise all of the voting rights held by the KEXIM Lenders under the Finance Documents with effect from any relevant Demand Date proportionately with respect to the principal amount of KEXIM Guaranteed Loans claimed under the relevant demand for payment under the KEXIM Guarantee or, if greater, the principal amount actually paid by KEXIM under the KEXIM Guarantee.
33.20	Cooperation with K-sure; Events of Default
(a)	Each of the ECA Agent, the Administrative Agent and the Security Agent shall provide to K-sure any information which it receives from the Borrower and any other Obligor pursuant to the Finance Documents.
(b)	Each of the ECA Agent, the Administrative Agent and the Security Agent agrees that it shall consult with K-sure wherever reasonably practical prior to issuing a notice pursuant to Clause 28 (Events of Default), provided that K-sure's consent shall not be required in order for any such notice of default to be issued (other than by K-sure to the extent required under any K-sure Insurance Policy).
(c)	Notwithstanding anything to the contrary in any Finance Document:
(i)	if an Event of Default has occurred and is continuing, the Administrative Agent shall put to the vote of the Required Lenders and K-sure the question of whether the provisions of the Finance Documents as to the consequences of the occurrence of such Event of Default should apply and/or whether the remedies afforded under Clause 28 (Events of Default) of this Agreement should be invoked. Should the Required Lenders and K-sure vote be in favor of any of actions described in the preceding sentence, the Administrative Agent and the Security Agent shall be entitled to take the necessary steps to enforce the Finance Documents and the Lenders shall agree and execute and otherwise perfect and do all such acts and things necessary for such purpose;
(ii)	in the event the Required Lenders' and K-sure's respective positions are inconsistent, the Administrative Agent shall discuss with the ECA Agent with a view to reaching a mutually agreeable position. Failing agreement between the Administrative Agent (acting on behalf of the Required Lenders) and the ECA Agent (acting on behalf of K-sure), the Administrative Agent and the Security Agent shall be entitled to act in accordance with the instructions of the Required Lenders, including in relation to any waiver of an Event of Default and enforcement of remedies related thereto, provided that this does not result in any K-sure Insurance Policy being lost, cancelled, unenforceable or invalid.
33.21	Cooperation with KEXIM; Events of Default
(a)	Each of the ECA Agent, the Administrative Agent and the Security Agent shall provide to KEXIM any information which it receives from the Borrower and any other Obligor pursuant to the Finance Documents with respect to the KEXIM Guaranteed Tranche.
(b)	Each of the ECA Agent, the Administrative Agent and the Security Agent agrees that it shall consult with KEXIM wherever reasonably practical prior to issuing a notice pursuant to Clause 28 (Events of Default), provided that KEXIM's consent shall not be required in order for any such notice of default to be issued.
(c)	Notwithstanding anything to the contrary in any Finance Document:
(i)	if an Event of Default has occurred and is continuing, the Administrative Agent shall put to the vote of the Required Lenders and KEXIM the question of whether the provisions of the Finance Documents as to the consequences of the occurrence of such Event of Default should apply and/or whether the remedies afforded under Clause 28 (Events of Default) of this Agreement should be invoked. Should the Required Lenders and KEXIM vote be in favor of any of actions described in the preceding sentence, the Administrative Agent and the Security Agent shall be entitled to take the necessary steps to enforce the Finance Documents and the Lenders shall agree and execute and otherwise perfect and do all such acts and things necessary for such purpose;
(ii)	in the event the Required Lenders' and KEXIM's respective positions are inconsistent with respect to the KEXIM Guaranteed Tranche, the Administrative Agent shall discuss with the ECA Agent with a view to reaching a mutually agreeable position. Failing agreement between the Administrative Agent (acting on behalf of the Required Lenders) and the ECA Agent (acting on behalf KEXIM), the Administrative Agent and the Security Agent shall be entitled to act in accordance with the instructions of the Required Lenders, including in relation to any waiver of an Event of Default and enforcement of remedies related thereto, provided that this does not result in the KEXIM Guarantee being lost, cancelled, unenforceable or invalid.
33.22	K-sure override
Notwithstanding anything to the contrary in this Agreement or any other Finance Document, nothing in this Agreement shall permit or oblige any K-sure Lender to act (or omit to act) in a manner that is inconsistent with any requirement of K-sure under or in connection with any K-sure Insurance Policy and, in particular:
(a)	each of the K-sure Lenders shall be authorized to take all such actions as they may deem necessary to ensure that all requirements of K-sure under or in connection with each of the K-sure Insurance Policies are complied with;
(b)	no K-sure Lender shall be obliged to do anything if, in its opinion (upon consultation with the ECA Agent), to do so could result in a breach of any requirements of K-sure under or in connection with a K-sure Insurance Policy or affect the validity of a K-sure Insurance Policy; and

(c)	each of the K-sure Lenders will agree to accept the instructions as advised to them by the ECA Agent or K-sure and to act in conformity therewith in connection with their obligations under this Agreement.
33.23	KEXIM Override
(a)	Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall oblige any Finance Party to act (or omit to act) in a manner that is inconsistent with any requirement of KEXIM under or in connection with the KEXIM Guarantee and, in particular:
(i)	the Parties agree that the ECA Agent shall be authorised to take all such actions as it may deem necessary to ensure that all requirements of KEXIM under or in connection with the KEXIM Guarantee are complied with; and
(ii)	the ECA Agent shall not be obliged to do anything that, in its opinion, could result in a breach of any requirements of KEXIM under or in connection with the KEXIM Guarantee or affect the validity of the KEXIM Guarantee.
(b)	Nothing in this Clause 33.23 (KEXIM Override) shall affect the obligations of the Borrower under this Agreement.
33.24	Liability for K-sure Premiums and KEXIM Premium
(a)	The Borrower shall be responsible and shall bear the cost of the K-sure Premium of each K-sure Insurance Policy and shall pay the relevant K-sure Premium for each Advance on the Utilization Date relating to that Advance.
(b)	The Borrower shall be responsible and shall bear the cost of the KEXIM Premium of the KEXIM Guarantee and shall pay the KEXIM Premium for each Advance on the Utilization Date relating to that Advance.
33.25	K-sure Insurance Policies and KEXIM Guarantee
(a)	The Borrower will not, without the ECA Agent's prior written consent, do or omit to do anything which may to its knowledge adversely prejudice the K-sure Lenders' rights under any K-sure Insurance Policy.
(b)	The ECA Agent and the K-sure Lenders are responsible for complying with the terms of each K-sure Insurance Policy from which each K-sure Lender benefits.
(c)	The Borrower will not, without the ECA Agent's prior written consent, do or omit to do anything which may to its knowledge adversely prejudice the KEXIM Lenders' rights under the KEXIM Guarantee.
(d)	The ECA Agent and the KEXIM Lenders are responsible for complying with the terms of the KEXIM Guarantee from which each KEXIM Lender benefits.
33.26	K-sure Requirements
The Borrower must execute all such other documents and instruments and do all such other acts and things as the ECA Agent, acting on the instructions of K-sure and/or any Finance Party may reasonably require:
(a)	in order to comply with, and carry out the transactions contemplated by, the Finance Documents and any documents required to be delivered under the Finance Documents; and

(b)	in order for the beneficiaries under each K-sure Insurance Policy to comply with and continue to benefit from that K-sure Insurance Policy or to maintain the effectiveness of that K-sure Insurance Policy.
33.27	KEXIM Requirements
The Borrower must execute all such other documents and instruments and do all such other acts and things as the ECA Agent, acting on the instructions of KEXIM and/or any Finance Party may reasonably require:
(a)	in order to comply with, and carry out the transactions contemplated by, the Finance Documents and any documents required to be delivered under the Finance Documents; and
(b)	in order for the beneficiaries under the KEXIM Guarantee to comply with and continue to benefit from the KEXIM Guarantee or to maintain the effectiveness of the KEXIM Guarantee.
33.28	Protection of each of the K-sure Insurance Policies
If at any time in the reasonable opinion of the ECA Agent, any provision of a Finance Document contradicts or conflicts (as such conflict relates to the K-sure Tranche) with any provision of a K-sure Insurance Policy or K-sure requires any further action to be taken or documents to be entered into for such K-sure Insurance Policy to remain in full force and effect, the Borrower shall use commercially reasonable efforts to take such action as the ECA Agent or K-sure shall reasonably require to remove any contradiction or conflict and to ensure such K-sure Insurance Policy remains in full force and effect. In addition, the Borrower shall comply with any instructions given by K-sure to the ECA Agent in relation to such K-sure Insurance Policy and the transactions contemplated in such K-sure Insurance Policy provided that such instructions are in compliance with that K-sure Insurance Policy.
33.29	Protection of the KEXIM Guarantee
If at any time in the reasonable opinion of the ECA Agent, any provision of a Finance Document contradicts or conflicts (as such conflict relates to the KEXIM Guaranteed Tranche) with any provision of the KEXIM Guarantee or KEXIM requires any further action to be taken or documents to be entered into for the KEXIM Guarantee to remain in full force and effect, the Borrower shall use commercially reasonable efforts to take such action as the ECA Agent or KEXIM shall reasonably require to remove any contradiction or conflict and to ensure the KEXIM Guarantee remains in full force and effect. In addition, the Borrower shall comply with any instructions given by KEXIM to the ECA Agent in relation to the KEXIM Guarantee and the transactions contemplated in the KEXIM Guarantee provided that such instructions are in compliance with the KEXIM Guarantee.
33.30	Notification to K-sure
(a)	The Borrower will deliver a notice to each of the Administrative Agent and the ECA Agent promptly after it becomes aware of the occurrence of any political or commercial risk covered by a K-sure Insurance Policy and will:
(i)	pay any additional premium payable to K-sure in relation to the relevant K-sure Insurance Policy; and
(ii)	cooperate with the ECA Agent on its reasonable request to take all steps necessary on the part of the Borrower to ensure that the relevant K-sure Insurance Policy remains in full force and effect throughout the Facility Period which shall include providing the ECA Agent with any information, reasonably requested by the ECA Agent, relating to any material commercial facts which could result in a Material Adverse Change.

(b)	In addition, the Borrower shall promptly supply to the ECA Agent copies of all financial or other information reasonably required by the ECA Agent to satisfy any request for information made by K-sure pursuant to a K-sure Insurance Policy.
(c)	The Borrower agrees that it shall be reasonable for the ECA Agent to make a request under this Clause 33 if it is required to do so as a condition of maintaining a K-sure Insurance Policy in full force and effect.
33.31	Prior consultation with K-sure
The Borrower acknowledges that the ECA Agent may, under the terms of each K-sure Insurance Policy be required:
(a)	to consult with K-sure, prior to the exercise of certain decisions under the Finance Documents to which that Borrower is a party (including the exercise of such voting rights in relation to any substantial amendment to any Finance Document); and
(b)	to follow certain instructions given by K-sure.
Each K-sure Lender will be deemed to have acted reasonably if it has acted on the instructions of the ECA Agent (given by K-sure to the ECA Agent in accordance with the terms of a K-sure Insurance Policy) in the making of any such decision or the taking or refraining to take any action under any Finance Document to which it is a party.
33.32	Prior consultation with KEXIM
The Borrower acknowledges that the ECA Agent may, under the terms of the KEXIM Guarantee, be required:
(a)	to consult with KEXIM, prior to the exercise of certain decisions under the Finance Documents to which that Borrower is a party (including the exercise of such voting rights in relation to any substantial amendment to any Finance Document); and
(b)	to follow certain instructions given by KEXIM.
Each KEXIM Lender will be deemed to have acted reasonably if it has acted on the instructions of the ECA Agent (given by KEXIM to the ECA Agent in accordance with the terms of the KEXIM Guarantee) in the making of any such decision or the taking or refraining to take any action under any Finance Document to which it is a party.
33.33	Demand under K-sure Insurance Policies
Notwithstanding any other terms as set forth herein and the other Finance Documents, the ECA Agent shall make a written demand to K-sure under a K-sure Insurance Policy only after the Administrative Agent has first made a written demand for payment of the relevant amount of the Unpaid Sum to the Guarantors under the relevant Guaranties.
33.34	Replacement of the ECA Agent
(a)	After consultation with the Borrower, any of the KEXIM Lenders or K-sure Lenders may, with the prior consent of all the KEXIM Lenders and K-sure Lenders (other than any KEXIM Lender or K-sure Lender which is also the ECA Agent), KEXIM and K-sure and by giving 30 days' notice to the ECA Agent, replace the ECA Agent by appointing a successor ECA Agent.

(b)	The retiring ECA Agent shall make available to the successor ECA Agent such documents and records and provide such assistance as the successor ECA Agent may reasonably request for the purposes of performing its functions as ECA Agent under the Finance Documents.
(c)	The appointment of the successor ECA Agent shall take effect on the date specified in the notice from the Required Lenders to the retiring ECA Agent. As from this date, the retiring ECA Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) and any agency fees for the account of the retiring ECA Agent shall cease to accrue from (and shall be payable on) that date.
(d)	Any successor ECA Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original Party.
34	Conduct of business by the Finance Parties
34.1	Finance Parties tax affairs
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
34.2	Finance Parties acting together
(a)	Notwithstanding Clauses 2.3(a) and 2.3(b) (Finance Parties' rights and obligations), if the Administrative Agent makes a declaration under Clause 28.26 (Acceleration) the Administrative Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Obligors and generally administer the Facility in accordance with the wishes of the Required Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Required Lenders.
(b)	Paragraph (a) above shall not override Clause 32 (Roles of Administrative Agent, Security Agent, Mandated Lead Arrangers and ECA Agent) as it applies to the Security Agent.
34.3	Required Lenders
(a)	Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Required Lenders or for any action to be taken on the instructions of the Required Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Required Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Required Lenders when notified to this effect by the Administrative Agent whether or not this is the case.
(b)	If, within twenty Business Days of the Administrative Agent dispatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Administrative Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (until such Lender responds otherwise at a later date) the Administrative Agent shall treat any Lender which has not so responded as having indicated a desire not to be bound by such proposed amendment, modification, waiver, variation or excuse of performance.
(c)	For the purposes of paragraph (b) above, any Lender which notifies the Administrative Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.
(d)	Paragraphs (b) and (c) above shall not apply in relation to those matters referred to in, or the subject of, Clause 35.5 (Exceptions).
34.4	Conflicts
(a)	The Borrower acknowledges that the Administrative Agent, the Security Agent, the Mandated Lead Arrangers or any Lender and its Affiliates (together the Lender Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.
(b)	No member of a Lender Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of a Lender Group has as Administrative Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of a Lender Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.
35	Sharing among the Finance Parties
35.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 36 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Administrative Agent;
(b)	the Administrative Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Administrative Agent and distributed in accordance with Clause 36 (Payment mechanics), without taking account of any Tax which would be imposed on the Administrative Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Administrative Agent, pay to the Administrative Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Administrative Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.5(a) (Repayment).
35.2	Redistribution of payments
The Administrative Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 36.5(a) (Repayment) towards the obligations of that Obligor to the Sharing Finance Parties.
35.3	Recovering Finance Party's rights
On a distribution by the Administrative Agent under Clause 35.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor to the Recovering Finance Party but shall be treated as paid by that Obligor to the Administrative Agent.
35.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Sharing Finance Party shall, upon request of the Administrative Agent, pay to the Administrative Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and
(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
35.5	Exceptions
(a)	This Clause 35 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings;
(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and
(iii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

35.6	Transaction and Loan Services
Each Obligor undertakes to provide a completed Loan Administration Form which, inter alia, shall provide the Lender with a list of authorized persons (Authorized Persons) who, on behalf of such Obligor, may make information requests or communicate generally with the Lender in relation to the ongoing administration of the Facility by the Lender throughout the life of the financing. The Authorized Persons shall also be the point of first contact with such Obligor for the Lender in relation to the administration of the Facility. The list of Authorized Persons may only be amended or varied by an Authorized Person or an Officer, Member or Manager, of such Obligor.
35.7	Application of insurance proceeds under K-sure Insurance Policies
Notwithstanding the foregoing provisions of this Clause 35:
(a)	if any K-sure Lender receives any insurance proceeds under a K-sure Insurance Policy other than from the Administrative Agent or the ECA Agent, it shall pay such moneys to the Administrative Agent;
(b)	notwithstanding the provisions of Clause 36.5 (Repayment), any insurance proceeds received by any K-sure Lender under a K-sure Insurance Policy other than from the Administrative Agent shall be applied by the Administrative Agent only in accordance with the provisions of paragraphs (a) and (b) of Clause 36.5 (Repayment) as the case may be, in favor of the K-sure Lenders, and, for the avoidance of doubt, no such insurance proceeds shall in any circumstances be available to the Borrower or any other Obligor; and
(c)	any unpaid K-sure Premium and any unpaid fees, costs and expenses of K-sure shall constitute amounts then due and payable in respect of the K-sure Tranche under the Finance Documents (and any of them) for the purposes of the amounts then due and payable in respect of paragraphs (a) and (b) of Clause 36.5 (Repayment) as the case may be.
35.8  Application of moneys under the KEXIM Guarantee
Notwithstanding the foregoing provisions of this Clause 35:
(a)	if any KEXIM Lender receives any moneys under the KEXIM Guarantee other than from the Administrative Agent or the ECA Agent, it shall pay such moneys to the Administrative Agent;
(b)	notwithstanding the provisions of Clause 36.5 (Repayment), any moneys received by any KEXIM Lender under the KEXIM Guarantee other than from the Administrative Agent shall be applied by the Administrative Agent only in accordance with the provisions of paragraphs (a) and (b) of Clause 36.5 (Repayment) as the case may be, in favor of the KEXIM Lenders, and, for the avoidance of doubt, no such moneys shall in any circumstances be available to the Borrower or any other Obligor; and
(c)	any unpaid KEXIM Premium and any unpaid fees, costs and expenses of KEXIM shall constitute amounts then due and payable in respect of the KEXIM Guaranteed Tranche under the Finance Documents (and any of them) for the purposes of the amounts then due and payable in respect of paragraphs (a) and (b) of Clause 36.5 (Repayment) as the case may be.

SECTION 10 - ADMINISTRATION
36	Payment mechanics
36.1	Payments to the Administrative Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor or Lender shall make the same available to the Administrative Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Administrative Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Payment shall be made to such account and with such bank as the Administrative Agent specifies.
36.2	Distributions by the Administrative Agent
Each payment received by the Administrative Agent under the Finance Documents for another Party shall, subject to Clause 36.3 (Distributions to an Obligor) and Clause 36.4 (Clawback and pre-funding) be made available by the Administrative Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Administrative Agent by not less than five (5) Business Days' notice with a bank specified by that Party.
36.3	Distributions to an Obligor
The Administrative Agent may (with the consent of the relevant Obligor or in accordance with Clause 36.10 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
36.4	Clawback and pre-funding
(a)	Where a sum is to be paid to the Administrative Agent under the Finance Documents for another Party, the Administrative Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	Unless paragraph (c) below applies, if the Administrative Agent pays an amount to another Party and it proves to be the case that the Administrative Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Agent shall on demand refund the same to the Administrative Agent together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent, calculated by the Administrative Agent to reflect its cost of funds.
(c)	If the Administrative Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Administrative Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:
(i)	the Administrative Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Administrative Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Administrative Agent the amount (as certified by the Administrative Agent) which will indemnify the Administrative Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
36.5	Repayment
(a)	If the Administrative Agent receives a payment for application against amounts due under the Finance Documents (including any proceeds from the enforcement of security under the Security Documents), the Administrative Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid amount owing to the Administrative Agent, the Security Trustee, the Mandated Lead Arrangers or the ECA Agent under the Finance Documents;
(ii)	second, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under Clause 32.11 (Lenders' indemnity to the Administrative Agent) including any amount owing to the Lenders under Clause 32.11 (Lenders' indemnity to the Administrative Agent) as a result of such clause being extended to the Security Trustee by Clause 32.21 (Application of certain clauses to Security Agent);
(iii)	third, in or towards the payment to the Lenders pro rata of any accrued interest, fee or commission due to them but unpaid under the Finance Documents;
(iv)	fourth, in or towards payment to the Lenders pro rata of any principal which is due but unpaid under the Finance Documents;
(v)	fifth, in or towards payment to the Lenders pro rata of any other sum due but unpaid under the Finance Documents,
(vi)	sixth, in or towards the payment to the Swap Banks pro rata of any accrued interest, fee or commission due to them but unpaid under the Hedging Contracts;
(vii)	seventh, in or towards payment to the Swap Banks pro rata of any other sum due but unpaid under the Hedging Contracts
(viii)	eighth, in or towards satisfaction of the hedging exposure of each hedge counterparty (calculated as at the actual Early Termination Date (as defined in the relevant Master Agreement) applying to each particular Hedging Contract), or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder); and
(ix)	ninth, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.
(b)	The Administrative Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (ii) to (v) of paragraph (a).
(c)	Paragraph (a) above will override any appropriation made by an Obligor.

36.6  No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
36.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
36.8	Currency of account
(a)	Subject to Clauses 36.8(b) and 36.8(c) (Currency of account), dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.
(c)	Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.
(d)	All moneys received or held by the Security Agent under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. The Security Agent will not have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.
36.9	Disruption to payment systems etc.
If either the Administrative Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Administrative Agent is notified by the Borrower that a Payment Disruption Event has occurred:
(a)	the Administrative Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Administrative Agent may deem necessary in the circumstances;
(b)	the Administrative Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 36.9(a) (Disruption to payment systems etc.) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)	any such changes agreed upon by the Administrative Agent and the Borrower shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

(d)	the Administrative Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Administrative Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 36.9.
36.10	Set-off
Upon notice, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
37	Notices
37.1  Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter, fax, email or any electronic communication approved by the Administrative Agent and the Borrower. However, a notice given in accordance with this Clause 37, but not received on a Business Day or within business hours in the place of receipt, will only be deemed to be given on the next Business Day.
37.2	Addresses
The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor and each Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of each Obligor, that identified with its name in Schedule 1 (The original parties);
(b)	in the case of any Finance Party which is a Party, that identified with its name in Schedule 1 (The original parties); and
(c)	in the case of any Finance Party which is not a Party, that identified in any Finance Document to which it is a party;
or, in each case, any substitute address, email address, fax number, or department or officer as an Obligor or Finance Party may notify to the Administrative Agent (or the Administrative Agent may notify to the other Parties, if a change is made by the Administrative Agent) by not less than five (5) Business Days' notice.
37.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received in legible form:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Administrative Agent or the Security Agent (as the case may be) will be effective only when actually received by the Administrative Agent or the Security Agent (as the case may be) and then only if it is expressly marked for the attention of the department or officer identified with the Administrative Agent's or the respective Security Trustee's (as the case may be) signature below (or any substitute department or officer as the Administrative Agent or the Security Agent shall specify for this purpose).
(c)	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the other Obligors.
(d)	All notices from or to an Obligor shall be sent through the Administrative Agent or the Security Agent (as the case maybe).
37.4	Notification of address and fax number
Promptly upon receipt of notification of an address, email address and fax number or change of address, email address or fax number pursuant to Clause 37.2 (Addresses) or changing its own address, email address or fax number, the Administrative Agent shall notify the other Parties.
37.5	Electronic communication
(a)	Any communication to be made between the Administrative Agent or the Security Agent (as the case may be) and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Administrative Agent or the Security Agent (as the case may be) and the relevant Lender agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if the relevant parties:
(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Administrative Agent, the Security Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Administrative Agent or the Security Agent (as the case may be) only if it is addressed in such a manner as the Administrative Agent shall specify for this purpose.
37.6	English language
All documents (including notices) provided under or in connection with any Finance Document shall be:
(a)	in English; or
(b)	if not in English, and if so required by the Administrative Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38	Calculations and certificates
38.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
38.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
38.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.
39	Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
40	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.
41	Amendments and Waivers
41.1	Required consents
(a)	Subject to Clause 41.2 (All Lender matters) and Clause 41.3 (Other exceptions), any term of the Finance Documents may be amended or waived with the consent of the Administrative Agent (acting on the instructions of the Required Lenders) and, if it affects the rights and obligations of the Administrative Agent or the Security Agent, the consent of the Administrative Agent or the Security Agent and any such amendment or waiver agreed or given by the Administrative Agent will be binding on all the Finance Parties.
(b)	The Administrative Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 41.
(c)	Without prejudice to the generality of Clause 32.7 (Rights and discretions of the Administrative Agent), the Administrative Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Borrower.
41.2	All Lender matters
An amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:
(a)	the definition of " Required Lenders" in Clause 1.1 (Definitions);
(b)	the definition of "Last Availability Date" in Clause 1.1 (Definitions);
(c)	an extension to the date of payment of any amount under the Finance Documents;
(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(e)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders ratably under the Facility;
(f)	a change to the Borrower or any other Obligor;
(g)	any provision which expressly requires the consent or approval of all the Lenders;
(h)	Clause 2.3 (Finance Parties' rights and obligations), Clause 35.1 (Payments to Finance Parties) or this Clause 41;
(i)	the order of distribution under Clause 36.5 (Repayment);
(j)	the order of distribution under Clause 32.23 (Order of application);
(k)	the currency in which any amount is payable under any Finance Document;
(l)	an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilization or any requirement that a cancellation of Commitments reduces the Commitments ratably;
(m)	the nature or scope of the Collateral or the manner in which the proceeds of enforcement of the Security Documents are distributed; or
(n)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents;
shall not be made, or given, without the prior consent of all the Lenders and K-sure.
41.3	Other exceptions
(a)	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Swap Bank.
(b)	An amendment or waiver which relates to the rights or obligations of the Administrative Agent or the Security Agent in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Administrative Agent or the Security Agent (as the case may be).

(c)	Notwithstanding Clauses 41.2 (All Lender matters) and 41.3 (Other exceptions), the Administrative Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.
41.4                  Releases
Other than as provided in Clause 41.5 (Release of an Upstream Guarantor and of Upstream Guarantors' right of contribution), except with the approval of all of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Administrative Agent shall not have authority to authorize the Security Agent to release:
(a)	any Collateral from the security constituted by any Security Document; or
(b)	any Obligor from any of its guaranty or other obligations under any Finance Document.
41.5	Release of an Upstream Guarantor and of Upstream Guarantors' right of contribution
Upon the sale of its Ship in accordance with the terms of this Agreement, the Upstream Guarantor owning the Ship sold shall be released as a guarantor hereunder and in respect of its obligations under the other Finance Documents to which it is a party. Provided that no Event of Default has occurred and is continuing, or would result therefrom, and that no payment is then due from that Upstream Guarantor under any of the Finance Documents to which it is a party, upon the written approval of the Administrative Agent (acting with the consent of the Required Lenders, such consent not to be unreasonably withheld), such Upstream Guarantor shall be deemed a retiring guarantor (in such capacity, a Retiring Upstream Guarantor) and shall cease to be an Upstream Guarantor hereunder and released from its obligations hereunder and under the other Finance Documents, and on the date such Retiring Upstream Guarantor ceases to be an Upstream Guarantor:
(a)	that Retiring Upstream Guarantor is released by each other Upstream Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Upstream Guarantor arising by reason of the performance by any other Upstream Guarantor of its obligations under the Finance Documents; and
(b)	each other Upstream Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Upstream Guarantor.
41.6	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any undrawn Commitment, in ascertaining:
(i)	the Required Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitment will be reduced by the amount of its undrawn Commitment and, to the extent that the reduction results in that Defaulting Lender's Commitment being zero and it has no participation in the Loan, that Defaulting Lender shall be deemed not to be a Lender for the purposes paragraphs 41.5(a)(i) and 41.5(a)(ii) (Disenfranchisement of Defaulting Lenders) above.
(b)	For the purposes of Clause 41.6(a) (Disenfranchisement of Defaulting Lenders), the Administrative Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Administrative Agent that it has become a Defaulting Lender; and
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Administrative Agent) or the Administrative Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
41.7	Excluded Commitments
If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within three (3) Business Days of that request being made (unless the Borrower and the Administrative Agent agree to a longer time period in relation to any request):
(a)	its Commitment or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and
(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
41.8	Replacement of a Defaulting Lender
(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving two (2) Business Days' prior written notice to the Administrative Agent and such Lender replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) assign pursuant to Clause 30 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, which is acceptable to the Administrative Agent with the consent of the Required Lenders (other than the Lender the Borrower desire to replace), and which confirms its willingness to undertake and does undertake all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 30 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:
(i)	in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (i) above.
(b)	Any assignment by a Defaulting Lender pursuant to this clause shall be subject to the following conditions:
(i)	the Borrower shall have no right to replace the Administrative Agent, Security Agent or the ECA Agent;
(ii)	neither the Administrative Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;
(iii)	the assignment must take place no later than three (3) Business Days after the notice referred to in Clause 41.8(a) (Replacement of a Defaulting Lender) above;
(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents;
(v)	any requirements under the relevant K-sure Insurance Policy; and
(vi)	the Defaulting Lender shall only be obliged to assign its rights pursuant to Clause 41.8(a) (Replacement of a Defaulting Lender) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that assignment to the Replacement Lender.
(c)	The Defaulting Lender shall perform the checks described in Clause 41.8(b)(v) (Replacement of a Defaulting Lender) above as soon as reasonably practicable following delivery of a notice referred to in Clause 41.8(a) (Replacement of a Defaulting Lender) and shall notify the Administrative Agent and the Borrower when it is satisfied that it has complied with those checks.
41.9	K-sure
Each party to this Agreement agrees that:
(a)	K-sure shall not have any obligations or liabilities under this Agreement;
(b)	K-sure shall be a third party beneficiary of the terms of this Agreement and the rights expressed to be for its benefit or exercisable by it under this Agreement; and
this Agreement may not be amended to affect, limit, modify or eliminate any rights of K-sure without its prior written consent.
42	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11 - GOVERNING LAW AND ENFORCEMENT
43	Governing law
The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.
44	Enforcement
44.1	Submission to jurisdiction; waivers
Any legal action or proceeding with respect to any Finance Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of the Obligors executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Finance Parties to commence any proceeding in the federal or state courts of any other jurisdiction to the extent a Finance Party determines that such action is necessary or appropriate to exercise its rights or remedies under the Finance Documents. The parties hereto (and, to the extent set forth in any other Finance Document, each other Obligor) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
44.2	Service of process
Each Obligor hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Finance Document by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the relevant Obligor specified in Schedule 1 (The original parties) (and shall be effective when such mailing shall be effective, as provided therein), or by any means permitted by applicable law. Each Obligor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
44.3	Non-exclusive jurisdiction
Nothing contained in this Clause 44.3 shall affect the right of any Finance Party to serve process in any other manner permitted by applicable law or commence legal proceedings or otherwise proceed against any Obligor in any other jurisdiction.
44.4	WAIVER OF JURY TRIAL
THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER FINANCE DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH OBLIGOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT, THE SECURITY AGENT AND THE

LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER FINANCE DOCUMENT.
45	Patriot Act
Each Lender hereby notifies the Obligors that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the Patriot Act), it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender to identify the Obligors in accordance with the Patriot Act.
46	Pledge to Federal Reserve Banks
Any Lender may at any time pledge all or any portion of its rights under the Finance Documents including any portion of the Loan to any of the twelve (12) Federal Reserve Banks organized under section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release such Lender from its obligations under any of the Finance Documents.

Schedule 1
 The original parties
Part A
The Borrower
Name:	Dorian LPG Finance LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	963243
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Part B
The Upstream Guarantors
Name:	Comet LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962663
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Corvette LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962466
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Shanghai LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962640
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Houston LPG Transport LLC

Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962641
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Sao Paulo LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962649
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Concorde LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962864
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Constellation LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962863
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Ulsan LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962664
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Amsterdam LPG Transport LLC

Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962642
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Monaco LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962645
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Barcelona LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962643
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Tokyo LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962648
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Dubai LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962646
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Geneva LPG Transport LLC

Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962647
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Cape Town LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962650
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Commander LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962865
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Explorer LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962682
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Name:	Dorian Exporter LPG Transport LLC
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	962683
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	c/o Dorian LPG (USA) LLC 27 Signal Road Stamford, CT 06902

Part C

The Facility Guarantor
Name:	Dorian LPG Ltd.
Jurisdiction of formation	Marshall Islands
Registration number (or equivalent, if any)	62405
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of process and notices	Dorian LPG Ltd. Attention: Mr. Ted Young, CFO 27 Signal Road Stamford, CT 06902

Part D
The Bookrunners
Name:	ABN AMRO Capital USA LLC
Facility Office, address, fax number and attention details for notices	17th Floor, 100 Park Ave NY 10017, New York, USA Attention: Ryan Masajo / Wudasse Zaudou Telephone: +1 917 284 6975/6915 Fax: +1 917 284 6683 Email: AABUS_NY_AGENCY@ABNAMRO.COM

Name:	Citibank N.A., London Branch
Facility Office, address, fax number and attention details for notices
Citibank International Limited Poland Branch
on behalf of Citibank NA London
Loans Operations Department
7/9 Traugutta str., 1st Floor,
 00-985 Warsaw
Poland

Group Email Address – cibuk.loans@citi.com
Fax – 0044 207 655 2380

Credit Contact
Meghan O'Connor
Vice President
meghan.oconnor@citi.com
+1 (212) 816-8557

Operations Contact
Kara Catt
kara.catt@citi.com
+44 20 7986 4824

Romina Coates
romina.coates@citi.com
+44 20 7986 5017

Documentation Contact
Frithiof Wilhelmsen
Vice President

frithiof.wilhelmsen@citi.com +44 20 7986 2216 Marieve Gauthier Vice President marieve.gauthier@citi.com +1 (212) 816-2897

Name:	ING Bank N.V., London Branch
Facility Office, address, fax number and attention details for notices
60 London Wall
London, UK EC2M 5TQ

Credit Contact/Documentation Contact
Henry Rushton
Associate
+442077675928
Henry.rushton@uk.ing.com

Operations Contact
Vilija Crowe/Mark Dasalla
+44 207 767 1688/6633
+44 207767 7324
GB.LDN.DEAL.EXECUTION@uk.ing.com

Name:	DVB Bank SE
Facility Office, address, fax number and attention details for notices
Platz der Republik 6, 60325 Frankfurt am Main, Germany
c/o DVB Bank SE (Representative Office Greece)
                        3 Moraitini Street & Palea Leof. Posidonos
                        Delta Paleo Faliro
                        175 61 Athens
                        Greece

Fax:                  +30 210 455 7420

Attention:          Tanker Group

Email:               nikolas.chontzopoulos@dvbbank.com
                        christos.xygkakis@dvbbank.com

Copy to:           DVB Bank SE (London Office)
                        Park House
                        16-18 Finsbury Circus
                        London EC2M 7EB
                        United Kingdom

Fax:                  +44 207 256 4352

Attention:          TM London

Email:               tm.london@dvbbank.com

Part E
The Mandated Lead Arrangers
Name:	ABN AMRO Capital USA LLC
Facility Office, address, fax number and attention details for notices	17th Floor, 100 Park Ave NY 10017, New York, USA Attention: Ryan Masajo / Wudasse Zaudou Telephone: +1 917 284 6975/6915 Fax: +1 917 284 6683 Email: AABUS_NY_AGENCY@ABNAMRO.COM

Name:	Citibank N.A., London Branch
Facility Office, address, fax number and attention details for notices
Citibank International Limited Poland Branch
on behalf of Citibank NA London
Loans Operations Department
7/9 Traugutta str., 1st Floor,
 00-985 Warsaw
Poland

Group Email Address – cibuk.loans@citi.com
Fax – 0044 207 655 2380

Credit Contact
Meghan O'Connor
Vice President
meghan.oconnor@citi.com
+1 (212) 816-8557

Operations Contact
Kara Catt
kara.catt@citi.com
+44 20 7986 4824

Romina Coates
romina.coates@citi.com
+44 20 7986 5017

Documentation Contact
Frithiof Wilhelmsen
Vice President
frithiof.wilhelmsen@citi.com
+44 20 7986 2216

Marieve Gauthier
Vice President
marieve.gauthier@citi.com
+1 (212) 816-2897

Name:	ING Bank N.V., London Branch
Facility Office, address, fax number and attention details for notices	60 London Wall London, UK EC2M 5TQ

Credit Contact/Documentation Contact
Henry Rushton
Associate
+442077675928
Henry.rushton@uk.ing.com

Operations Contact
Vilija Crowe/Mark Dasalla
+44 207 767 1688/6633
+44 207767 7324
GB.LDN.DEAL.EXECUTION@uk.ing.com

Name:	DVB Bank SE
Facility Office, address, fax number and attention details for notices
Platz der Republik 6, 60325 Frankfurt am Main, Germany
c/o DVB Bank SE (Representative Office Greece)
                        3 Moraitini Street & Palea Leof. Posidonos
                        Delta Paleo Faliro
                        175 61 Athens
                        Greece

Fax:                  +30 210 455 7420

Attention:          Tanker Group

Email:               nikolas.chontzopoulos@dvbbank.com
                        christos.xygkakis@dvbbank.com

Copy to:           DVB Bank SE (London Office)
                        Park House
                        16-18 Finsbury Circus
                        London EC2M 7EB
                        United Kingdom

Fax:                  +44 207 256 4352

Attention:          TM London

Email:               tm.london@dvbbank.com

Name:	Deutsche Bank AG, Hong Kong Branch
Facility Office, address, fax number and attention details for notices
Facility Office (and for credit matters)

Address: Structured Trade and Export Finance
Deutsche Bank AG, Hong Kong Branch
Level 52, International Commerce Centre
1 Austin Road West, Kowloon, Hong Kong

Fax: +852 2203 7241
E-mail:
edward-sl.hui@db.com /
gladys.choi@db.com /
ken-ks.cheng@db.com /
david.cham@db.com

Gordon.boehm@db.com

Attention: Edward Hui (STEF Hong Kong)

For Operational Matters:

Address: Loan Operations
Deutsche Bank AG, Hong Kong Branch
Level 52, International Commerce Centre
1 Austin Road West, Kowloon, Hong Kong

Fax: +852 2203 7241
E-mail: dbhk.loan-ops@db.com
Attention: Anson Chan and Felix Shum

With a copy to:
edward-sl.hui@db.com
gladys.choi@db.com
ken-ks.cheng@db.com
david.cham@db.com

Name:	Banco Santander, S.A.
Facility Office, address, fax number and attention details for notices
Remedios Cantalapiedra Villafranca / José Luis Diaz Cassou
Global Trade Middle Office & European Branches
Global Banking & Markets

Ciudad Grupo Santander
Edif. Encinar – planta 2
28660 Boadilla del Monte (Madrid) Spain
Tel. (34) 91 289 1389 / 1370
Fax (34) 91 257 1682
Móvil (+34) 615 900 232 / (+34) 615 906 213
E-mail: rcantalapiedra@gruposantander.com /  joldiaz@gruposantander.com

Name:	The Export-Import Bank of Korea
Facility Office, address, fax number and attention details for notices
BIFC 20th floor, Munhyeongeumyung-ro 40 Nam-gu,
Busan 608-828
Republic of Korea
Attention : Woonsung Yang
Telephone No.:+82-51-922-8826
Fax :  +82-51-922-8849
E-mail :
wsyang@koreaexim.go.kr
jhpark@koreaexim.go.kr

Part F
The Commercial Lenders
Name:	ABN AMRO Capital USA LLC

Facility Office, address, fax number and attention details for notices	17th Floor, 100 Park Ave NY 10017, New York, USA Attention: Ryan Masajo / Wudasse Zaudou Telephone: +1 917 284 6975/6915 Fax: +1 917 284 6683 Email: AABUS_NY_AGENCY@ABNAMRO.COM

Name:	Citibank N.A., London Branch
Facility Office, address, fax number and attention details for notices
Citibank International Limited Poland Branch
on behalf of Citibank NA London
Loans Operations Department
7/9 Traugutta str., 1st Floor,
 00-985 Warsaw
Poland

Group Email Address – cibuk.loans@citi.com
Fax – 0044 207 655 2380

Credit Contact
Meghan O'Connor
Vice President
meghan.oconnor@citi.com
+1 (212) 816-8557

Operations Contact
Kara Catt
kara.catt@citi.com
+44 20 7986 4824

Romina Coates
romina.coates@citi.com
+44 20 7986 5017

Documentation Contact
Frithiof Wilhelmsen
Vice President
frithiof.wilhelmsen@citi.com
+44 20 7986 2216

Marieve Gauthier
Vice President
marieve.gauthier@citi.com
+1 (212) 816-2897

Name:	Commonwealth Bank of Australia, New York Branch
Facility Office, address, fax number and attention details for notices
Level 17, 599 Lexington Avenue,
New York NY 10022

Credit Contact
James Miller
Executive Director, Structured Asset Finance
+1 212 848 9213
millej@cba.com.au
cc: erik.doebler@cba.com.au
cc: luke.copley@cba.com.au

Operations Contact
Teresa Costa
Operations Officer
+1 212 848 9301
NY_LoanAdmin@cba.com.au
lucianna.li@cba.com.au
Documentation Contact
Erik Doebler
Associate Director – Structured Asset Finance
+1 212 848 9354
erik.doebler@cba.com.au
deborah.tan@cba.com.au

Name:	ING Bank N.V., London Branch
Facility Office, address, fax number and attention details for notices
60 London Wall
London, UK EC2M 5TQ

Credit Contact/Documentation Contact
Henry Rushton
Associate
+442077675928
Henry.rushton@uk.ing.com

Operations Contact
Vilija Crowe/Mark Dasalla
+44 207 767 1688/6633
+44 207767 7324
GB.LDN.DEAL.EXECUTION@uk.ing.com

Name:	DVB Bank SE
Facility Office, address, fax number and attention details for notices
Platz der Republik 6, 60325 Frankfurt am Main, Germany
c/o DVB Bank SE (Representative Office Greece)
                        3 Moraitini Street & Palea Leof. Posidonos
                        Delta Paleo Faliro
                        175 61 Athens
                        Greece

Fax:                  +30 210 455 7420

Attention:          Tanker Group

Email:               nikolas.chontzopoulos@dvbbank.com
                        christos.xygkakis@dvbbank.com

Copy to:           DVB Bank SE (London Office)
                        Park House
                        16-18 Finsbury Circus
                        London EC2M 7EB
                        United Kingdom

Fax:                  +44 207 256 4352

Attention:          TM London

Email:               tm.london@dvbbank.com

Part G
The KEXIM Lenders

Name:	ABN AMRO Capital USA LLC
Facility Office, address, fax number and attention details for notices	17th Floor, 100 Park Ave NY 10017, New York, USA Attention: Ryan Masajo / Wudasse Zaudou Telephone: +1 917 284 6975/6915 Fax: +1 917 284 6683 Email: AABUS_NY_AGENCY@ABNAMRO.COM

Name:	Citibank N.A., London Branch
Facility Office, address, fax number and attention details for notices
Citibank International Limited Poland Branch
on behalf of Citibank NA London
Loans Operations Department
7/9 Traugutta str., 1st Floor,
 00-985 Warsaw
Poland

Group Email Address – cibuk.loans@citi.com
Fax – 0044 207 655 2380

Credit Contact
Meghan O'Connor
Vice President

meghan.oconnor@citi.com
+1 (212) 816-8557

Operations Contact
Kara Catt
kara.catt@citi.com
+44 20 7986 4824

Romina Coates
romina.coates@citi.com
+44 20 7986 5017

Documentation Contact
Frithiof Wilhelmsen
Vice President
frithiof.wilhelmsen@citi.com
+44 20 7986 2216

Marieve Gauthier
Vice President
marieve.gauthier@citi.com
+1 (212) 816-2897

Name:	Deutsche Bank AG, Hong Kong Branch
Facility Office, address, fax number and attention details for notices
Facility Office (and for credit matters)

Address: Structured Trade and Export Finance
Deutsche Bank AG, Hong Kong Branch
Level 52, International Commerce Centre
1 Austin Road West, Kowloon, Hong Kong

Fax: +852 2203 7241
E-mail:
edward-sl.hui@db.com /
gladys.choi@db.com /
ken-ks.cheng@db.com /
david.cham@db.com
Gordon.boehm@db.com

Attention: Edward Hui (STEF Hong Kong)

For Operational Matters:

Address: Loan Operations
Deutsche Bank AG, Hong Kong Branch
Level 52, International Commerce Centre
1 Austin Road West, Kowloon, Hong Kong

Fax: +852 2203 7241
E-mail: dbhk.loan-ops@db.com
Attention: Anson Chan and Felix Shum

With a copy to:
edward-sl.hui@db.com
gladys.choi@db.com

ken-ks.cheng@db.com david.cham@db.com

Name:	Santander Bank, N.A.
Facility Office, address, fax number and attention details for notices
Facility Office and Credit Related Matters Office:
45 East 53rd Street. 10005 New York

Contacts:
Name: Suzanne Hamzah
Tel: 212-297-2901
Email: shamzah@santander.us

Name: Pasquale Bellini
Tel: 212-350-3596
Email: pbellini@santander.us

Name: Beatriz de la Mata
Telf: (1) 212 297 2942
Email: bdelamata@santander.us

Name: Aidan Lanigan
Telf: (1) 212 692 2547
Email: alanigan@santander.us

Operations Contact Information:

Name: Amanda Ray
Title: COML Ops Ld Specialist
Address: 601 Penn Street, Reading, PA 19601
Telephone: 610-378-6840
Facsimile: 610-378-6715
E-Mail Addresses: Participations@santander.us

With copy to:
shamzah@santander.us
pbellini@santander.us
bdelamata@santander.us
chelwig@santander.us

Name:	DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main
Facility Office, address, fax number and attention details for notices
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main
Platz der Republik
60265 Frankfurt am Main
Germany
Attention: F/SFTE Steffen Philipp
Telephone No.: +49 7447 4958
Facsimile No.: + 49 7447 2180 and
+49 69 7447 99346
Email address: steffen.philipp@dzbank.de, marie.luise.madej@dzbank.de, simone.kraffzik@dzbank.de, Laura.Emge@dzbank.de

Part H
KEXIM
Name:	The Export-Import Bank of Korea
Facility Office, address, fax number and attention details for notices
BIFC 20th floor, Munhyeongeumyung-ro 40 Nam-gu,
Busan 608-828
Republic of Korea
Attention : Woonsung Yang/Junhyun Park
Telephone No.:+82-51-922-8826/8827
Fax :  +82-51-922-8849
E-mail :
wsyang@koreaexim.go.kr
jhpark@koreaexim.go.kr

Part I
The K-sure Lenders

Name:	ABN AMRO Capital USA LLC
Facility Office, address, fax number and attention details for notices	17th Floor, 100 Park Ave NY 10017, New York, USA Attention: Ryan Masajo / Wudasse Zaudou Telephone: +1 917 284 6975/6915 Fax: +1 917 284 6683 Email: AABUS_NY_AGENCY@ABNAMRO.COM

Name:	Citibank N.A., London Branch
Facility Office, address, fax number and attention details for notices
Citibank International Limited Poland Branch
on behalf of Citibank NA London
Loans Operations Department
7/9 Traugutta str., 1st Floor,
 00-985 Warsaw
Poland

Group Email Address – cibuk.loans@citi.com
Fax – 0044 207 655 2380

Credit Contact
Meghan O'Connor
Vice President
meghan.oconnor@citi.com
+1 (212) 816-8557

Operations Contact
Kara Catt
kara.catt@citi.com
+44 20 7986 4824

Romina Coates
romina.coates@citi.com
+44 20 7986 5017

Documentation Contact

Frithiof Wilhelmsen Vice President frithiof.wilhelmsen@citi.com +44 20 7986 2216 Marieve Gauthier Vice President marieve.gauthier@citi.com +1 (212) 816-2897

Name:	ING Bank N.V., London Branch
Facility Office, address, fax number and attention details for notices
60 London Wall
London, UK EC2M 5TQ

Credit Contact/Documentation Contact
Henry Rushton
Associate
+442077675928
Henry.rushton@uk.ing.com

Operations Contact
Vilija Crowe/Mark Dasalla
+44 207 767 1688/6633
+44 207767 7324
GB.LDN.DEAL.EXECUTION@uk.ing.com

Name:	Deutsche Bank AG, Hong Kong Branch
Facility Office, address, fax number and attention details for notices
Facility Office (and for credit matters)

Address: Structured Trade and Export Finance
Deutsche Bank AG, Hong Kong Branch
Level 52, International Commerce Centre
1 Austin Road West, Kowloon, Hong Kong

Fax: +852 2203 7241
E-mail:
edward-sl.hui@db.com /
gladys.choi@db.com /
ken-ks.cheng@db.com /
david.cham@db.com
Gordon.boehm@db.com

Attention: Edward Hui (STEF Hong Kong)

For Operational Matters:

Address: Loan Operations
Deutsche Bank AG, Hong Kong Branch
Level 52, International Commerce Centre
1 Austin Road West, Kowloon, Hong Kong

Fax: +852 2203 7241
E-mail: dbhk.loan-ops@db.com

Attention: Anson Chan and Felix Shum With a copy to: edward-sl.hui@db.com gladys.choi@db.com ken-ks.cheng@db.com david.cham@db.com

Name:	Santander Bank, N.A.
Facility Office, address, fax number and attention details for notices
Facility Office and Credit Related Matters Office:
45 East 53rd Street. 10005 New York

Contacts:
Name: Suzanne Hamzah
Tel: 212-297-2901
Email: shamzah@santander.us

Name: Pasquale Bellini
Tel: 212-350-3596
Email: pbellini@santander.us

Name: Beatriz de la Mata
Telf: (1) 212 297 2942
Email: bdelamata@santander.us

Name: Aidan Lanigan
Telf: (1) 212 692 2547
Email: alanigan@santander.us

Operations Contact Information:

Name: Amanda Ray
Title: COML Ops Ld Specialist
Address: 601 Penn Street, Reading, PA 19601
Telephone: 610-378-6840
Facsimile: 610-378-6715
E-Mail Addresses: Participations@santander.us

With copy to:
shamzah@santander.us
pbellini@santander.us
bdelamata@santander.us
chelwig@santander.us

Part J
The Swap Banks
Name:	ABN AMRO Bank N.V.
Facility Office, address, fax number and attention details for notices	Address for Notices ABN AMRO Securities USA 100 Park Avenue, 17th Floor New York, NY 10017

Attention: MacGregor Stockdale Email: macgregor.stockdale@abnamro.com Telephone: +1 917 284 6738 Booking Office ABN AMRO N.V. Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands

Name:	Citigroup Global Markets Inc.
Facility Office, address, fax number and attention details for notices	390 Greenwich Street New York, NY 10013 Attention: Kevin Sarver kevin.sarver@citi.com +1-212-723-6566

Name:	ING Capital Markets LLC
Facility Office, address, fax number and attention details for notices	1325 Avenue of the Americas New York, New York 10019 Attention: Legal Department-Documentation Unit Telephone: (646) 424-6000

Name:	Commonwealth Bank of Australia, New York Branch
Facility Office, address, fax number and attention details for notices	Level 17, 599 Lexington Avenue New York NY 10022 Attention: Max Gundy / John Kautz Fax: +1 212 336 7758 Email: andrew.gundy@cba.com.au / john.kautz@cba.com.au Cc: millej@cba.com.au

Name:	The Export-Import Bank of Korea
Facility Office, address, fax number and attention details for notices	38 Eunhaengro, Yeongdeungpogu, Seoul, Republic of Korea, 150-996 Global Markets Dept. 82-2-3779-6458 Email: swap_settlement@koreaexim.go.kr / legend@koreaexim.go.kr

Name:	DVB Bank SE
Facility Office, address, fax number and attention details	Platz der Republik 6 60325 Frankfurt am Main

for notices	Federal Republic of Germany Attention: Manager Group Treasury Service Facsimile No.: +49 69 97 504 581 Telephone No.: +49 69 97 504 247

Part K

 The Administrative Agent
Name:	ABN AMRO Capital USA LLC
Facility Office, address, fax number and attention details for notices
ABN AMRO Capital USA LLC
100 Park Ave, 17th Floor,
New York, NY 10017 USA
Attention:  Ryan Masajo / Wudasse Zaudou
Telephone: +1 917 284 6975/6915
Fax: +1 917 284 6683
 Email: AABUS_NY_AGENCY@ABNAMRO.COM NY 10017 USA

Part L
The Security Agent
Name:	ABN AMRO Capital USA LLC
Facility Office, address, fax number and attention details for notices	100 Park Ave, 17th Floor, New York, NY 10017 USA Attention: Ryan Masajo / Wudasse Zaudou Telephone: +1 917 284 6975/6915 Fax: +1 917 284 6683 Email: AABUS_NY_AGENCY@ABNAMRO.COM NY 10017 USA

Part M
The Global Coordinator
Name:	ABN AMRO Capital USA LLC
Facility Office, address, fax number and attention details for notices
ABN AMRO Capital USA LLC
100 Park Ave, 17th Floor,
New York, NY 10017 USA
Attention:  Ryan Masajo / Wudasse Zaudou
Telephone: +1 917 284 6975/6915
Fax: +1 917 284 6683
 Email: AABUS_NY_AGENCY@ABNAMRO.COM NY 10017 USA

Part N
The ECA Agent
Name:	Citibank N.A., London Branch
Facility Office, address, fax number and attention details for notices	Citibank International Limited Poland Branch on behalf of Citibank NA London Loans Operations Department 7/9 Traugutta str., 1st Floor, 00-985 Warsaw Poland

Group Email Address – cibuk.loans@citi.com
Fax – 0044 207 655 2380

Credit Contact
Meghan O'Connor
Vice President
meghan.oconnor@citi.com
+1 (212) 816-8557

Operations Contact
Kara Catt
kara.catt@citi.com
+44 20 7986 4824

Romina Coates
romina.coates@citi.com
+44 20 7986 5017

Documentation Contact
Frithiof Wilhelmsen
Vice President
frithiof.wilhelmsen@citi.com
+44 20 7986 2216

Marieve Gauthier
Vice President
marieve.gauthier@citi.com
+1 (212) 816-2897

Part O
The ECA Coordinator
Name:	Citibank N.A., London Branch
Facility Office, address, fax number and attention details for notices
Citibank International Limited Poland Branch
on behalf of Citibank NA London
Loans Operations Department
7/9 Traugutta str., 1st Floor,
 00-985 Warsaw
Poland

Group Email Address – cibuk.loans@citi.com
Fax – 0044 207 655 2380

Credit Contact
Meghan O'Connor
Vice President
meghan.oconnor@citi.com
+1 (212) 816-8557

Operations Contact
Kara Catt
kara.catt@citi.com
+44 20 7986 4824

Romina Coates

romina.coates@citi.com
+44 20 7986 5017

Documentation Contact
Frithiof Wilhelmsen
Vice President
frithiof.wilhelmsen@citi.com
+44 20 7986 2216

Marieve Gauthier
Vice President
marieve.gauthier@citi.com
+1 (212) 816-2897

Schedule 2
 Ship information
Ship 1

Vessel Name	COMET
Owner/Upstream Guarantor:	Comet LPG Transport LLC
Shipyard	Hyundai Heavy Industries Co., Ltd., Ulsan, Korea
Hull Number	2656
Date and Description of Shipbuilding Contract:
Shipbuilding Contract, dated April 29, 2013, made between SEACOR LPG I LLC, as buyer ("Original Buyer") and Hyundai Heavy Industries Co., Ltd., as builder ("Builder"), as novated by a Novation Agreement dated July 25, 2014 made by and between Original Buyer, Builder, and Comet LPG Transport LLC, as new Buyer

Delivery Date	July 25, 2014
Delivered Price:	$73,310,000
Age Adjusted Delivered Price:	$69,775,411
Flag State:	Bahamas
Port of Registry:	Nassau
Official Number:	7000664
Classification:	+A1 (E)
Classification Society:	American Bureau of Shipping
Major Casualty Amount:	$1,000,000

Ship 2

Vessel Name	CORVETTE
Owner/Upstream Guarantor:	Corvette LPG Transport LLC
Shipyard	Hyundai Heavy Industries Co., Ltd., Ulsan, Korea
Hull Number	2658
Date and Description of Shipbuilding Contract:	Shipbuilding Contract dated July 12, 2013, as amended by an Addendum No. 1, made between Corvette LPG Transport LLC, as buyer, and Hyundai Heavy Industries Co., Ltd., as builder
Delivery Date	January 2, 2015
Delivered Price:	$77,090,000
Age Adjusted Delivered Price:	$75,835,758
Flag State:	Bahamas
Port of Registry:	Nassau
Official Number:	7000668

Classification:	+A1 (E)
Classification Society:	American Bureau of Shipping
Major Casualty Amount:	$1,000,000

Ship 3

Vessel Name	COUGAR
Owner/Upstream Guarantor:	Dorian Shanghai LPG Transport LLC
Shipyard	Hyundai Samho Heavy Industries Co., Ltd., Samho, Korea
Hull Number	S749
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated July 22, 2013, as amended and supplemented by the Amendment Agreement No. 1 dated September 3, 2013, made between Hyundai Samho Heavy Industries Co., Ltd., as builder ("Builder") and STI Shanghai Shipping Company Limited, as buyer ("Original Buyer"), and as further novated by a Novation Agreement dated November 20, 2013 made by and between Builder, Original Buyer, and Dorian Shanghai LPG Transport LLC, as new buyer

Scheduled Delivery Date	April 2015
Delivered Price:	$75,420,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 4

Vessel Name	COBRA
Owner/Upstream Guarantor:	Dorian Houston LPG Transport LLC
Shipyard	Hyundai Samho Heavy Industries Co., Ltd., Samho, Korea
Hull Number	S750
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated July 22, 2013, as amended and supplemented by the Amendment Agreement No. 1 dated September 3, 2013, made between Hyundai Samho Heavy Industries Co., Ltd., as builder ("Builder"), and STI Houston Shipping Company Limited, as buyer ("Original Buyer"), and as further novated by a Novation Agreement dated November 20, 2013 made by and between Builder, Original Buyer, and Dorian Houston LPG Transport LLC, as new buyer.

Scheduled Delivery Date	April 2015
Delivered Price:	$75,420,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 5

Vessel Name	CONTINENTAL
Owner/Upstream Guarantor:	Dorian Sao Paulo LPG Transport LLC
Shipyard	Hyundai Samho Heavy Industries Co., Ltd., Samho, Korea
Hull Number	S753
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated October 18, 2013, as amended and supplemented by the Addendum No. 1 dated October 18, 2013 and the Amendment Agreement No. 1 dated October 31, 2013, made between Hyundai Samho Heavy Industries Co., Ltd., as builder ("Builder"), and STI Sao Paulo Shipping Company Limited, as buyer ("Original Buyer"), and as further novated by a Novation Agreement dated November 20, 2013 made by and between Builder, Original Buyer, and Dorian Sao Paulo LPG Transport LLC, as new buyer

Scheduled Delivery Date	June 2015
Delivered Price:	$75,440,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 6

Vessel Name	CONCORDE
Owner/Upstream Guarantor:	Concorde LPG Transport LLC
Shipyard	Hyundai Heavy Industries Co., Ltd., Ulsan, Korea
Hull Number	2660
Date and Description of Shipbuilding Contract:	Shipbuilding Contract dated February 21, 2014, as amended by an Addendum No. 1, made between Concorde LPG Transport LLC, as buyer, and Hyundai Heavy Industries Co., Ltd., as builder
Scheduled Delivery Date	June 2015
Delivered Price:	$77,360,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 7

Vessel Name	CONSTELLATION
Owner/Upstream Guarantor:	Constellation LPG Transport LLC
Shipyard	Hyundai Heavy Industries Co., Ltd., Ulsan, Korea
Hull Number	2661
Date and Description of Shipbuilding Contract:	Shipbuilding Contract dated February 21, 2014, as amended by an Addendum No. 1, made between Constellation LPG Transport LLC, as buyer , and Hyundai Heavy Industries Co., Ltd., as builder
Scheduled Delivery Date	September 2015
Delivered Price:	$73,400,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 8

Vessel Name	CONSTITUTION
Owner/Upstream Guarantor:	Dorian Ulsan LPG Transport LLC
Shipyard	Hyundai Samho Heavy Industries Co., Ltd., Samho, Korea
Hull Number	S755
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated July 25, 2013, made between Hyundai Samho Heavy Industries Co., Ltd., as builder ("Builder") and STI Ulsan Shipping Company Limited, as buyer ("Original Buyer"), as novated by a Novation Agreement dated November 20, 2013, made by and between Builder, Original Buyer, and Dorian Ulsan LPG Transport LLC, as new buyer

Scheduled Delivery Date	June 2015
Delivered Price:	$75,440,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 9

Vessel Name	COMMODORE
Owner/Upstream Guarantor:	Dorian Amsterdam LPG Transport LLC
Shipyard	Hyundai Samho Heavy Industries Co., Ltd., Samho, Korea
Hull Number	S751
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated July 22, 2013, as amended and supplemented by the Amendment Agreement No. 1 dated September 3, 2013, made between Hyundai Samho Heavy Industries Co., Ltd., as builder ("Builder"), and STI Amsterdam Shipping Company Limited, as buyer ("Original Buyer"), and as further novated by a Novation Agreement dated November 20, 2013 made by and between Builder, Original Buyer, and Dorian Amsterdam LPG Transport LLC, as new buyer

Scheduled Delivery Date	July 2015
Delivered Price:	$75,440,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 10

Vessel Name	CHEYENNE
Owner/Upstream Guarantor:	Dorian Monaco LPG Transport LLC
Shipyard	Hyundai Samho Heavy Industries Co., Ltd., Samho, Korea
Hull Number	S756
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated July 25, 2013, made between Hyundai Samho Heavy Industries Co., Ltd., as builder ('Builder") and STI Monaco Shipping Company Limited, as buyer ("Original Buyer"), as novated by a Novation Agreement dated November 20, 2013, made by and between Builder, Original Buyer, and Dorian Monaco LPG Transport LLC, as new buyer

Scheduled Delivery Date	October 2015
Delivered Price:	$75,440,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 11

Vessel Name	CLERMONT
Owner/Upstream Guarantor:	Dorian Barcelona LPG Transport LLC
Shipyard	Hyundai Samho Heavy Industries Co., Ltd., Samho, Korea
Hull Number	S752
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated July 22, 2013, as amended and supplemented by the Amendment Agreement No. 1 dated September 3, 2013, made between Hyundai Samho Heavy Industries Co., Ltd., as builder ("Builder"), and STI Barcelona Shipping Company Limited, as buyer ("Original Buyer"), and as further novated by a Novation Agreement dated November 20, 2013 made by and between Builder, Original Buyer, and Dorian Barcelona LPG Transport LLC, as new buyer

Scheduled Delivery Date	October 2015
Delivered Price:	$75,440,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 12

Vessel Name	COPERNICUS
Owner/Upstream Guarantor:	Dorian Tokyo LPG Transport LLC
Shipyard	Daewoo Shipbuilding & Marine Engineering Co., Ltd., Okpo, Korea
Hull Number	2338
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated August 1, 2013, made between Daewoo Shipbuilding & Marine Engineering Co., Ltd., as builder ("Builder") and STI Tokyo Shipping Company Limited, as buyer ("Original Buyer"), as novated by a Shipbuilding Contract Novation Agreement dated December 18, 2013, made by and between Builder, Original Buyer, and Dorian Tokyo LPG Transport LLC, as new buyer

Scheduled Delivery Date	November 2015
Delivered Price:	$77,460,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 13

Vessel Name	CRESQUES
Owner/Upstream Guarantor:	Dorian Dubai LPG Transport LLC
Shipyard	Daewoo Shipbuilding & Marine Engineering Co., Ltd., Okpo, Korea
Hull Number	2336
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated August 1, 2013, made between Daewoo Shipbuilding & Marine Engineering Co., Ltd., as builder ("Builder") and STI Dubai Shipping Company Limited, as buyer ("Original Buyer"), as novated by a Shipbuilding Contract Novation Agreement dated December 18, 2013, made by and between Builder, Original Buyer, and Dorian Dubai LPG Transport LLC, as new buyer

Scheduled Delivery Date	August 2015
Delivered Price:	$77,460,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 14

Vessel Name	CRATIS
Owner/Upstream Guarantor:	Dorian Geneva LPG Transport LLC
Shipyard	Daewoo Shipbuilding & Marine Engineering Co., Ltd., Okpo, Korea
Hull Number	2337
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated August 1, 2013, made between Daewoo Shipbuilding & Marine Engineering Co., Ltd., as builder ("Builder") and STI Geneva Shipping Company Limited, as buyer ("Original Buyer"), as novated by a Shipbuilding Contract Novation Agreement dated December 18, 2013, made by and between Builder, Original Buyer, and Dorian Geneva LPG Transport LLC, as new buyer

Scheduled Delivery Date	October 2015
Delivered Price:	$77,460,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 15

Vessel Name	CHAPARRAL
Owner/Upstream Guarantor:	Dorian Cape Town LPG Transport LLC
Shipyard	Hyundai Samho Heavy Industries Co., Ltd., Samho, Korea
Hull Number	S754
Date and Description of Shipbuilding Contract:
Shipbuilding Contract dated October 18, 2013, as amended and supplemented by the Addendum No. 1 dated October 18, 2013 and the Amendment Agreement No. 1 dated October 31, 2013, made between Hyundai Samho Heavy Industries Co., Ltd., as builder ("Builder"), and STI Cape Town Shipping Company Limited, as buyer ("Original Buyer"), as further novated by a Novation Agreement dated November 20, 2013 made by and between Builder, Original Buyer, and Dorian Cape Town LPG Transport LLC, as new buyer

Scheduled Delivery Date	November 2015
Delivered Price:	$75,440,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 16

Vessel Name	COMMANDER
Owner/Upstream Guarantor:	Commander LPG Transport LLC
Shipyard	Hyundai Heavy Industries Co., Ltd., Ulsan, Korea
Hull Number	2662
Date and Description of Shipbuilding Contract:	Shipbuilding Contract dated February 21, 2014, as amended by an Addendum No. 1, made between Commander LPG Transport LLC, as buyer, and Hyundai Heavy Industries Co., Ltd., as builder
Scheduled Delivery Date	December 2015
Delivered Price:	$73,400,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 17

Vessel Name	CHALLENGER
Owner/Upstream Guarantor:	Dorian Explorer LPG Transport LLC
Shipyard	Hyundai Samho Heavy Industries Co., Ltd., Samho, Korea
Hull Number	S757
Date and Description of Shipbuilding Contract:	Shipbuilding Contract dated November 20, 2013, as amended by an Addendum No. 1, made between Dorian Explorer LPG Transport LLC, as buyer, and Hyundai Samho Heavy Industries Co., Ltd., as builder
Scheduled Delivery Date	December 2015
Delivered Price:	$75,440,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Ship 18

Vessel Name	CARAVEL
Owner/Upstream Guarantor:	Dorian Exporter LPG Transport LLC
Shipyard	Hyundai Samho Heavy Industries Co., Ltd., Samho, Korea
Hull Number	S758
Date and Description of Shipbuilding Contract:	Shipbuilding Contract dated November 20, 2013, as amended by an Addendum No. 1, made between Dorian Exporter LPG Transport LLC, as buyer, and Hyundai Samho Heavy Industries Co., Ltd., as builder
Scheduled Delivery Date	January 2016
Delivered Price:	$75,440,000 plus Contingent Extras
Major Casualty Amount:	$1,000,000

Schedule 3
 Conditions precedent

Part 1
Conditions precedent to Closing Date
1.            Original Obligors' corporate documents
(a)	A copy of the Constitutional Documents of each Original Obligor.
(b)	A copy of a resolution of the board of directors and/or managers, members or managing members, as applicable, of each Original Obligor (or any committee of such board empowered to approve and authorize the following matters):
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents and any Charter Documents (to the extent that they are in place) (the "Relevant Documents" and each a "Relevant Document") to which it is a party and resolving that it execute the Relevant Documents;
(ii)	authorizing a specified person or persons to execute the Relevant Documents on its behalf; and
(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilization Request) to be signed and/or dispatched by it under or in connection with the Relevant Documents to which it is a party.
(c)	If applicable, a copy of a resolution of the board of directors and/or managers, managing members or members, as applicable, of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.
(d)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above, who will sign any Relevant Document, and a copy of each such person's passport or other government identification.
(e)	A copy of a resolution signed by all the holders of the issued shares and/or membership interests in each Upstream Guarantor and the Borrower, approving the terms of, and the transactions contemplated by, the Relevant Documents to which such Upstream Guarantor and the Borrower is a party (if required).
(f)	A certificate of each Original Obligor (signed by an officer, member or manager as applicable) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.
(g)	A certified copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Original Obligor.
(h)	A certificate of an authorized signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect as at a date no earlier than the Closing Date and that any such resolutions or power of attorney have not been revoked.

(i)	A certificate of good standing with respect to each Original Obligor, issued in the 30 days prior to the Closing Date.
2.            Legal opinions
(a)	A legal opinion of counsel to the Obligors addressed to the Finance Parties and K-sure on matters of New York law, substantially in the form approved by all the Lenders prior to signing this Agreement and subject to the Required Lenders' instructions.
(b)	A legal opinion of counsel to the Obligors addressed to the Finance Parties and K-sure in each jurisdiction in which an Obligor is incorporated or formed, substantially in the form approved by all the Lenders prior to signing this Agreement and subject to the Required Lenders' instructions.
(c)	Any and all other legal opinions that may be required by the Lenders, subject to the Required Lenders' instructions.
3.            Other documents and evidence
(a)	A copy of any other authorization or other document, opinion or assurance which the Administrative Agent considers to be reasonably necessary (if it has notified the Borrower accordingly) and subject to the Required Lenders' instructions in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
(b)	The Original Financial Statements.
(c)	Evidence that the fees, commissions, costs and expenses then due from the Obligors pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the Utilization Date.
(d)	A list identifying all litigation, arbitration or administrative, regulatory or criminal proceedings or investigations (if any) of, or before, any court, arbitral body or agency which have, to the best of any Obligor's knowledge and belief having made due and careful inquiries, been started against the Facility Guarantor.
4.            Subordination
Evidence that any indebtedness of the Borrower incurred pursuant to any shareholder or member loan(s) has been subordinated in all respects to the Borrower's obligations under the Finance Documents, in the form set out in Schedule 6 (Form of Subordination Letter).
5.            "Know your customer" information
Such documentation and information as the Administrative Agent may reasonably request to comply with "know your customer" or similar identification procedures, anti-corruption rules and regulations and anti-money laundering rules and regulations, including the Patriot Act, under all laws and regulations applicable to the Finance Parties.
6.            Executed Documents
(a)	This Agreement.
(b)	A Guaranty from each Guarantor.

(c)	Evidence that any Account required to be established under Clause 25 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder in favor of the Security Agent and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.
(d)	The Share Security, together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.
(e)	Copies of the Shipbuilding Contracts.

Part 2
Conditions precedent to each Utilization Date
1.            Corporate documents
(a)	A certificate of an authorized signatory of the Borrower certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.
(b)	A certificate of an authorized signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before the relevant Utilization Date certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.
(c)	A certificate of an authorized signatory of each Obligor certifying that the representations and warranties of such Obligor in this Agreement and/or any other Finance Document is true and correct as of the Delivery Date, except to the extent such representation or warranty relates to an earlier date, in which case such representation or warranty shall have been true as of such earlier date.
(d)	A certificate of good standing with respect to the relevant Upstream Guarantor who will be the Owner of the Ship being financed in the relevant Advance, issued in the 30 days prior to the Utilization Date.
2.            Initial Valuations
Initial Valuations in respect of the relevant Ship obtained and determined in accordance with Clause 24 (Minimum security value).
3.            Fees and expenses
Evidence that the fees, commissions, costs and expenses that are due from the Obligors pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) (including, but not limited to, the KEXIM Premium and the K-sure Premium) have been paid or will be paid by the relevant Utilization Date (provided that in case any fees, commissions, costs and expenses have been paid on the first Utilization Date and evidence has been produced to that effect, this condition precedent shall be considered as satisfied for the purposes of future Advances).
4.            No Default
No Default has occurred and is continuing under the Facility Documents or will occur following the making of the relevant Utilization.
5.            Payments to Shipyard
Evidence satisfactory to the Administrative Agent that all payments due to the respective Shipyard have been made and that the Shipyard does not have any lien against the Ship.

6.            Ownership of Entities
(a)	A certificate of the Borrower (signed by an officer, member or manager as applicable), confirming that each of the Upstream Guarantors is 100% legally and beneficially owned by the Borrower.
(b)	A certificate of the Facility Guarantor (signed by a director, officer or manager as applicable), confirming that the Borrower is 100% legally and beneficially owned by the Facility Guarantor.
7.            Establishment of Accounts
Each of the Accounts has been duly established, continues to remain open, is subject to an Account Security in full force and effect, and, if applicable, has been funded to its then-required balance (including, without limitation, in the case of the Earnings Account holding the Liquidity Reserve Required Balance, the amount standing to the credit of the such Earnings Account on the date of the relevant Advance is at least equal to the Liquidity Reserve Required Balance immediately after the Advance is made).
8.            No Material Adverse Change
In the determination of the Required Lenders, no Material Adverse Change has occurred.
9.            Contingent Extras
Evidence of Contingent Extras for the relevant Ship acceptable to the Administrative Agent.
10.            K-sure Insurance Policy
The K-sure Insurance Policy in respect of the relevant Advance, in full force and effect as at the date of the Advance.
11.        KEXIM Guarantee
The executed KEXIM Guarantee, provided that such document has not already been provided to the Administrative Agent pursuant to a prior Advance.

Part 3
Conditions precedent to each Release Date

1.        Security
(a)	The Mortgage in respect of the relevant Ship, each duly executed by the relevant Upstream Guarantor, as applicable.
(b)	The General Assignment in respect of the relevant Ship, each duly executed by the relevant Upstream Guarantor, as applicable.
(c)	The Charter Assignment duly executed by the relevant Upstream Guarantor if applicable.
(d)	The Manager's Undertaking and Subordinations duly executed by the relevant parties.
(e)	Duly executed notices of assignment and acknowledgments of those notices as required by any of the above Security Documents (using commercially reasonable efforts, if applicable).
(f)	The Hedging Contract Security in respect of the Hedging Contracts (if any) entered into with the Swap Bank(s).
2.        Legal opinions
(a)	A legal opinion of counsel to the Obligors addressed to the Finance Parties and K-sure on matters of New York law, substantially in the form approved by all the Lenders prior to signing this Agreement and subject to the Required Lenders' instructions.
(b)	A legal opinion of counsel to the Obligors addressed to the Finance Parties and K-sure in each jurisdiction in which an Obligor is incorporated or formed and/or which is or is to be the Flag State of the relevant Ship, substantially in the form approved by all the Lenders prior to signing this Agreement and subject to the Required Lenders' instructions.
(c)	A legal opinion of counsel to the Lenders addressed to the KEXIM Lenders and K-sure Lenders on matters of Korean law, substantially in the form approved by the KEXIM Lenders and the K-sure Lenders prior to signing this Agreement and subject to the Required Lenders' instructions.
(d)	A legal opinion of counsel to the Lenders addressed to the KEXIM Lenders and the ECA Agent on matters of New York law with respect to the KEXIM Guarantee, substantially in the form approved by the KEXIM Lenders prior to signing this Agreement and subject to the Required Lenders' instructions.
(e)	Any and all other legal opinions that may be required by the Lenders, subject to the Required Lenders' instructions.
3.        Transfer of Ship Ownership
True and complete copies of all documentation evidencing the transfer of ownership in each Ship to the relevant Upstream Guarantor not already owning such a Ship (including without limitation, the bill of sale, the protocol of delivery and acceptance, the builder's certificate (if applicable), the certificate of non-registration (if applicable), the certificate of freedom from encumbrances other than the Mortgage in favor of the Security Agent).

4.        Delivery and registration of Ship
Evidence that the relevant Ship:
(a)	is legally and beneficially owned by the relevant Upstream Guarantor and registered in the name of the relevant Upstream Guarantor through the relevant Registry as a ship under the laws and flag of the relevant Flag State and that such Ship is free of any Security Interest (other than Permitted Security Interests);
(b)	is classed with the relevant Classification free of all overdue conditions of class of the relevant Classification Society;
(c)	is insured in the manner required by the Finance Documents;
(d)	if applicable, has been delivered, and accepted for service, under its Long Term Charter (with a certified true copy of such Long Term Charter being delivered to the Administrative Agent);
(e)	if applicable, is free of any other charter commitment which would require approval under the Finance Documents; and
(f)	any prior registration (other than through the relevant Registry in the relevant Flag State) of the relevant Ship has been or will (within such period as may be approved) be cancelled.
5.        Mortgage registration
Evidence that the Mortgage has been registered against the Ship through the relevant Registry under the laws and flag of the relevant Flag State.
6.        Insurance
In relation to the Ship's Insurances:
(a)	an insurance opinion (in accordance with Clause 23.15 (Insurance correspondence)) for the first Ship to be delivered after the date of this Agreement; provided that if the insurance arrangements for the remaining Ships are the same as for the first Ship to be delivered after the date of this Agreement, no further insurance reports will be provided;
(b)	evidence that such Insurances have been placed in accordance with Clause 23 (Insurance) and details of such Insurances provided no later than 7 days prior to Delivery; and
(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favor of the Finance Parties in an approved form in relation to the Insurances.
7.        ISM and ISPS Code
Copies of:
(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Ship for the purposes of that code;
(b)	the safety management certificate in respect of the Ship issued in accordance with the ISM Code to be delivered within five (5) days after the Utilization Date;

(c)	the international ship security certificate in respect of the Ship issued under the ISPS Code to be delivered within five (5) days after the Utilization Date; and
(d)	if so requested by the Administrative Agent, any other certificates issued under any applicable code required to be observed by the Ship or in relation to its operation under any applicable law.
8.        Environmental matters
Copies of the relevant Ship's certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity or an undertaking from the Borrower that the Ship will not trade to the United States of America without such documentation being obtained.
9.        Management Agreement
Where a manager has been approved in accordance with Clause 21.5 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the relevant Upstream Guarantor and the manager relating to the appointment of the manager.
10.        Classification Letter
The Classification Letter in respect of the relevant Ship, duly executed by the relevant Upstream Guarantor.
11.        Charter / Pool Employment
Proof of employment of the relevant Ship, to consist of, as applicable, either (a) evidence of its employment in the Approved Pooling Arrangement, or (b) its Charter Documents, or (c) confirmation that such Ship is operating on the spot market.
12.        Survey report
The initial survey report pursuant to Clause 22.16 (Survey report) delivered to the Administrative Agent and the Security Agent and acceptable to all the Lenders from approved third-party surveyors or inspectors acceptable to the Security Agent, which survey must be conducted not more than 30 days prior to the delivery of the report, and which report must be provided not less than 5 Business Days prior to the Utilization Date for each Advance evidencing that the relevant Ship is seaworthy and capable of operation.
13.        Ship Certificate
A copy of a certificate that the Ships are free from Asbestos, Glass Wool and nuclear products (if available).

Schedule 4
 Utilization Request
From:                          [•]
To:                          ABN AMRO CAPITAL USA LLC
[•]
Dated:                          [•]
Dear Sirs
$758,105,296 Facility Agreement dated [●] (the Agreement)
1.	We refer to the Agreement. This is a Utilization Request. Terms defined in the Agreement have the same meaning in this Utilization Request unless given a different meaning in this Utilization Request.
2.	We wish to borrow the [Ship 1 Advance][Ship 2 Advance][Ship 3 Advance][Ship 4 Advance][Ship 5 Advance][Ship 6 Advance][Ship 7 Advance][Ship 8 Advance][Ship 9 Advance][Ship 10 Advance][Ship 11 Advance][Ship 12 Advance][Ship 13 Advance][Ship 14 Advance][Ship 15 Advance][Ship 16 Advance][Ship 17 Advance][Ship 18 Advance] on the following terms:
Proposed Utilization Date:	[•] (or, if that is not a Business Day, the next Business Day)
Proposed Release Date	[•] (or, if that is not a Business Day, the next Business Day)
Amount:	$[•]
3.	We confirm that each condition specified in Clause 4.5 (Further conditions precedent) is satisfied on the date of this Utilization Request.
4.	The purpose of this Advance is [specify purpose complying with Clause 3 (Purpose) of the Agreement] and its proceeds should be credited to [●] [specify account].
5.	We request that the first Interest Period for the Advance under the Commercial Tranche be [three/six (3)/(6)] months (as determined pursuant to Clause 9 (Interest Periods).
6.	We confirm that the first Interest Period for the Advance under the KEXIM Guaranteed Tranche, the KEXIM Funded Tranche and the K-sure Tranche is three (3) months.
7.	This Utilization Request is irrevocable.
Yours faithfully
…………………………………
authorized signatory for

[•]

Schedule 5
 Form of Classification Letter

Letter of Instruction to Classification Society
To: [insert name and address of Classification Society]
Dated: [●]
Dear Sirs
Name of ship: "[NAME]" (the Ship)
Flag: Bahamas
Name of Owner: [  ] (the Owner)
Name of mortgagee: ABN AMRO Capital USA LLC, as Security Agent (the Mortgagee) acting on behalf of the Lenders
We refer to the Ship, which is registered in the ownership of the Owner, and which has been entered in and classed by [insert name of Classification Society] (the Classification Society).
The Lenders have agreed to provide mortgage secured finance to (among others) the Owner upon condition that among other things, the Owner issues with the Mortgagee this letter of instruction to the Classification Society in the form presented by the Mortgagee.
The Owner and the Mortgagee irrevocably and unconditionally instruct and authorize the Classification Society (notwithstanding any previous instructions whatsoever which the Owner may have given to the Classification Society to the contrary) as follows:
1.	to send to the Mortgagee, following receipt of a written request from the Mortgagee, certified true copies of all original certificates of class held by the Classification Society in relation to the Ship;
2.	to allow the Mortgagee (or its agents), at any time and from time to time, to inspect the original class and related records of the Owner and the Ship at the offices of the Classification Society in [●] and to take copies of them;
3.	to notify the Mortgagee immediately in writing if the Classification Society becomes aware of any facts or matters which have resulted in a suspension or cancellation of the Ship's class under the rules or terms and conditions of the Owner's or the Ship's membership of the Classification Society;
4.	following receipt of a written request from the Mortgagee:
(a)	to confirm that the Owner is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or
(b)	if the Owner is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society.
Notwithstanding the above instructions given for the benefit of the Mortgagee, the Owner shall continue to be responsible to the Classification Society for the performance and discharge of all its obligations and liabilities relating to or arising out of or in connection with the contract it has with the Classification Society, and nothing in this letter should be construed as imposing any obligation or liability of the Mortgagee to the Classification

Society in respect thereof. The instructions and authorizations which are contained in this notice shall remain in full force and effect until the Owner and the Mortgagee together give you notice in writing revoking them.
The Owner undertakes to reimburse the Classification Society in full for any costs or expenses it may incur in complying with the instructions and authorizations referred to in this letter.
This letter and any non-contractual obligations connected with it are governed by New York law.
...............................
For and on behalf of
[●]
...............................
For and on behalf of
ABN AMRO CAPITAL USA LLC

Letter of Undertaking from the Classification Society
To:            [  ]
and
ABN AMRO CAPITAL USA LLC
Dated: [●]
Dear Sirs
Name of ship: "[NAME OF SHIP]" (the Ship)
Flag: [  ]
Name of Owner: [ ] (the Owner)
Name of mortgagee: ABN AMRO Capital USA LLC (the Mortgagee)
We [insert name of Classification Society], hereby acknowledge receipt of a letter (a copy of which is attached hereto) dated                 sent to us by the Owner and the Mortgagee (together the Instructing Parties) with various instructions regarding the Ship.
In consideration of the payment of US$10 by the Instructing Parties and the agreement by the Mortgagee to approve the selection of [insert name of Classification Society] (the receipt and adequacy of which is hereby acknowledged), we undertake:
1.	to send to the Mortgagee, following receipt of a written request from the Mortgagee, certified true copies of all original certificates of class held by us in relation to the Ship;
2.	to allow the Mortgagee (or its agents), at any time and from time to time, to inspect the original class and related records of the Owner and the Ship at our offices in [●] and to take copies of them;
3.	to notify the Mortgagee immediately in writing if we become aware of any facts or matters which have resulted in a suspension or cancellation of the Ship's class under the rules or terms and conditions of the Owner's or the Ship's membership;
4.	following receipt of a written request from the Mortgagee:
a)	to confirm that the Owner is not in default of any of its contractual obligations or liabilities to us and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to us; or
b)	if the Owner is in default of any of its contractual obligations or liabilities to us, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by us.
NEITHER [insert name of Classification Society] NOR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR ASSIGNS, SHALL BE RESPONSIBLE FOR ANY LOSS OR DAMAGE ARISING OR RESULTING FROM ANY ACT, OMISSION, DEFAULT OR NEGLIGENCE WHATSOEVER, IN MAINTAINING ITS RECORDS OR IN RESPONDING TO INQUIRIES FROM THE MORTGAGEE OR ITS AGENTS IN EXCESS OF U.S. $1,000.00 OR TEN TIMES THE AMOUNT CHARGED FOR THE RESPONSE, WHICHEVER IS GREATER.
This letter and any non-contractual obligations connected with it are governed by New York law.

Yours faithfully
...........................
For and on behalf of
[INSERT NAME OF CLASSIFICATION SOCIETY]

Schedule 6
 Form of Subordination Letter
To:
ABN AMRO Capital USA LLC
[●]
Attention:  [●]
Telephone: [●]
Fax:            [●]
Email:     [●]
[Date]
Dear Sirs
$758,105,296 loan to [●] (the "Borrower")
We refer to the facility agreement dated [•] (the Facility Agreement) made among the Borrower, the guarantors listed in Schedule 1 (The original parties) Part B thereto as owners and upstream guarantors, Dorian LPG Ltd., as facility guarantor, ABN AMRO Capital USA LLC, Citibank N.A., London Branch, ING Bank N.V., London Branch and DVB Bank SE, as bookrunners, ABN AMRO Capital USA LLC, Citibank N.A., London Branch, ING Bank N.V., London Branch, DVB Bank SE and the Export-Import Bank of Korea, as mandated lead arrangers, the banks and financial institutions listed in Schedule 1 (The original parties) Part F thereto, as commercial lenders, the banks and financial institutions listed in Schedule 1 (The original parties) Part G thereto, as KEXIM lenders, the Export-Import Bank of Korea, as KEXIM, the banks and financial institutions listed in Schedule 1 (The original parties) Part I thereto, as K-sure lenders, the banks and financial institutions listed in Schedule 1 (The original parties) Part J thereto, as swap banks, ABN AMRO Capital USA LLC, as global coordinator, agent and security agent for and on behalf of the finance parties, Citibank N.A., London Branch or any of its holding companies, subsidiaries or affiliates, as ECA Coordinator, and Citibank N.A., London Branch as ECA agent.
In consideration of the Lenders agreeing to make available the Loan to the Borrower, we hereby irrevocably confirm all our rights as lender of any present and/or future loans to the [Borrower][Guarantor] (the "[Member][Affiliate] Loans]") regarding the repayment of the [Member][Affiliate] Loans shall be subordinated in all respects to the rights of the Lenders under the Facility Agreement and the other Finance Documents. Furthermore, we also confirm that, at any time after the occurrence of an Event of Default which is continuing, shall not accept any repayment of such [Member][Affiliate] Loans (whether in respect of principal or interest or otherwise) or take any steps to recover any such outstanding [Member][Affiliate] Loans without the Lenders' prior written consent.
Words and expressions defined in the Facility Agreement shall, unless otherwise defined herein, have the same meaning when used in this Letter.
This Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Letter.

This Letter and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, New York law.
Yours faithfully
………………………….
For and on behalf of
[  ]
By:
Title:
………………………….
For and on behalf of
[  ]
By:
Title:
In consideration of the Lender agreeing to make available the first Advance to the Borrower, we hereby irrevocably confirm that we:
(a)	have not, at the date hereof incurred, and will not after the date hereof incur, any indebtedness other than [, with respect to the Borrower, the Loan and] any [Member][Affiliate] Loans; and
(b)	shall procure that any part of the purchase price of [Ship name] not advanced by way of loan and borrowed by the Borrower shall be subordinated in all respects to our indebtedness and obligations under the Finance Documents.
Yours faithfully
………………………….
For and on behalf of
[BORROWER][GUARANTOR]
By:
Title:

Schedule 7
 Form of Substitution Certificate
[Note: Banks are advised not to employ Substitution Certificates or otherwise to assign or transfer interests in any Finance Document without first ensuring that the transaction complies with all applicable laws and regulation in all applicable jurisdictions.]
To:	ABN AMRO CAPITAL USA LLC on its own behalf, as agent for the parties to the Agreement defined below and on behalf of [] and [].
Attention: [Date]
Substitution Certificate
This Substitution Certificate relates to a $758,105,296 Facility Agreement (the "Agreement"), dated [●], made among the Borrower, the guarantors listed in Schedule 1 (The original parties) Part B thereto as owners and upstream guarantors, Dorian LPG Ltd., as facility guarantor, ABN AMRO Capital USA LLC, Citibank N.A., London Branch, ING Bank N.V., London Branch and DVB Bank SE, as bookrunners, ABN AMRO Capital USA LLC, Citibank N.A., London Branch, ING Bank N.V., London Branch, DVB Bank SE and the Export-Import Bank of Korea, as mandated lead arrangers, the banks and financial institutions listed in Schedule 1 (The original parties) Part F thereto, as commercial lenders, the banks and financial institutions listed in Schedule 1 (The original parties) Part G thereto, as KEXIM lenders, the Export-Import Bank of Korea, as KEXIM, the banks and financial institutions listed in Schedule 1 (The original parties) Part I thereto, as K-sure lenders, the banks and financial institutions listed in Schedule 1 (The original parties) Part J thereto, as swap banks, ABN AMRO Capital USA LLC, as global coordinator, agent and security agent for and on behalf of the finance parties, Citibank N.A., London Branch or any of its holding companies, subsidiaries or affiliates, as ECA Coordinator, and Citibank N.A., London Branch as ECA agent.
1.	[name of Existing Lender] (the "Existing Lender") (a) confirms the accuracy of the summary of its participation in the Agreement set out in the schedule below; and (b) requests [name of Substitute Bank] (the "Substitute") to accept by way of assignment and/or substitution the portion of such participation specified in the schedule hereto by counter‑signing and delivering this Substitution Certificate to the Administrative Agent at its address for the service of notices specified in the Agreement.
2.	The Substitute hereby requests the Administrative Agent (on behalf of itself, and the other parties to the Agreement to accept this Substitution Certificate as being delivered to the Administrative Agent pursuant to and for the purposes of Clause 30.2 (Substitution) of the Agreement, so as to take effect in accordance with the respective terms thereof on [date of transfer] (the "Effective Date") or on such later date as may be determined in accordance with the respective terms thereof.
3.	The Administrative Agent (on behalf of itself, and all other parties to the Agreement) confirms the assignment and/or substitution effected by this Substitution Certificate pursuant to and for the purposes of Clause 30.2 (Substitution) of the Agreement so as to take effect in accordance with the respective terms thereof.
4.	The Substitute confirms:
(a)	that it has received a copy of the Agreement and each of the other Finance Documents and all other documentation and information required by it in connection with the transactions contemplated by this Substitution Certificate;

(b)	that it has made and will continue to make its own assessment of the validity, enforceability and sufficiency of the Agreement, the other Finance Documents and this Substitution Certificate and has not relied and will not rely on the Existing Lender or the Administrative Agent or any statements made by either of them in that respect;
(c)	that it has made and will continue to make its own credit assessment of the Borrower and has not relied and will not rely on the Existing Lender or the Administrative Agent or any statements made by either of them in that respect; and
(d)	that, accordingly, neither the Existing Lender nor the Administrative Agent shall have any liability or responsibility to the Substitute in respect of any of the foregoing matters.
5.	Execution of this Substitution Certificate by the Substitute constitutes its representation to the Existing Lender and all other parties to the Agreement that it has power to become party to the Agreement and each other Finance Document as a Lender on the terms herein and therein set out and has taken all necessary steps to authorize execution and delivery of this Substitution Certificate.
6.	The Existing Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Agreement or any of the other Finance Documents or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or any other party to the Agreement or any of the other Finance Documents or for the performance and observance by the Borrower or any other such party of any of its obligations under the Agreement or any of the other Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.
7.	The Substitute hereby undertakes to the Existing Lender, the Borrower and the Administrative Agent and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the respective terms of the Agreement will be assumed by it after acceptance of this Substitution Certificate by the Administrative Agent.
8.	All terms and expressions used but not defined in this Substitution Certificate shall bear the meaning given to them in the Agreement.
9.	This Substitution Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York.
Note:            This Substitution Certificate is not a security, bond, note, debenture, investment or similar instrument.
AS WITNESS the hands of the authorized signatories of the parties hereto on the date appearing below.

The Schedule
Commitment: US$	Portion Transferred: US$
Contribution: US$	Portion Transferred: US$
Next Interest Payment Date:

Administrative Details of Substitute
Lending Office:
Account for payments:
Telephone:
Fax:
Attention:
[Existing Lender]                                                                                                                              [Substitute]
By: ......................                                                                                                                              By: ......................
Date:                                                                                                                              Date:
The Administrative Agent
By:
..........................
on its own behalf
and on behalf of [_____]
Date:

Schedule 8
 Form of Increase Confirmation
To:              ABN AMRO Capital USA LLC
and
[●]
From:              [the Increase Lender] (the Increase Lender)
Dated:              [●]
$758,105,296
Facility Agreement dated [●] (the Agreement)
1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.
(b)	We refer to Clause 2.2(a) (Increase).
(c)	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.
(d)	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [●].
(e)	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.
(f)	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.
(g)	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.
(h)	This Increase Confirmation and any non‑contractual obligations arising out of or in connection with it are governed by the laws of the State of New York.
(i)	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

The Schedule
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Administrative Agent and the Increase Date is confirmed as [●].
Administrative Agent (on behalf of itself, the Obligors and the other Finance Parties)
By:

Schedule 9
 Compliance Certificate
To: ABN AMRO Capital USA LLC, as Administrative Agent
From: Dorian LPG Ltd., as Facility Guarantor

Dated [●]

US $758,105,296 Facility Agreement, dated [●], 2015 (the "Agreement")
1.	I/We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.	I/We confirm that, as at the date hereof:
(a)	the Consolidated Liquidity is equal to $[●], which is at least equal to the Liquidity Reserve Required Balance, as more particularly described in Clause 19.2(a) (Minimum Liquidity), and is being maintained in an Earnings Account. The Liquidity Reserve Required Balance is $[●].
(b)	the ratio of Consolidated Net Debt to Consolidated Total Capitalization is not more than 0.60:1.00, as more particularly described in Clause 19.2(b) (Maximum Leverage), as evidenced by the following: [set out (in reasonable detail) computations as to compliance with Clause 19.2(b) (Maximum Leverage)];
(c)	the ratio of Consolidated EBITDA to Consolidated Net Interest Expense is greater than or equal to [1.00/1.50/2.00/2.50] [Insert as appropriate], as more particularly described in Clause 19.2(c) (Minimum Interest Coverage), as evidenced by the following: [set out (in reasonable detail) computations as to compliance with Clause 19.2(c) (Minimum Interest Coverage)];
(d)	stockholder's equity is at least equal to the aggregate of (i) $400,000,000, (ii) 50% of any new equity raised after the Closing Date and (iii) 25% of the positive net income for the immediately preceding financial year, as more particularly described in Clause 19.2(d) (Minimum Stockholder's Equity), as evidenced by the following: [set out (in reasonable detail) computations as to compliance with Clause 19.2(d) (Minimum Stockholder's Equity)]; and
(e)	the ratio of Current Assets to Current Liabilities is greater than 1.00, as more particularly described in Clause 19.2(e) (Current Assets divided by Current Liabilities), as evidenced by the following: [set out (in reasonable detail) computations as to compliance with Clause 19.2(e) (Current Assets divided by Current Liabilities)].
3.	I/We confirm that no Default is continuing.

Signed on behalf of Dorian LPG Ltd.
By:            ……………………………………………………
Name:
Title: [Chief Financial Officer]

Schedule 10
 List of Acceptable Charterers
Statoil
Petredec
Petrobras
Total
Shell
Exxon
BP
Vitol
Geogas
Glencore
Trafigura
Transammonia
Flopec
Mitsui
Mitsubishi
E1
Chevron
Astomos
Gunvor
Idemitsu
Itochu
Kuwait Petroleum Corporation
Lukoil[1]
PTT
SK Energy
Oriental Energy
Sinopec
Unipec
Targa Resources Corp.
Enterprise Products
Energy Transfer Partners

1(subject to the applicable Sanctions regime).

Schedule 11
 Tranches and Commitments
	Commercial Tranche	KEXIM Guaranteed Tranche	KEXIM Funded Tranche	K-sure Tranche
Lenders	Commercial Lenders	KEXIM Lenders	KEXIM	K-sure Lenders
Aggregate Maximum Amount	$249,122,048	$202,087,805	$204,280,079	$102,615,364
Percentage of each Advance	32.862%	26.657%	26.946%	13.535%
ABN AMRO Capital USA LLC Commitment	$61,782,268	$24,912,204	-	$20,523,072
Citibank N.A., London Branch Commitment	$26,905,181	$42,450,397	-	$20,523,073
ING Bank N.V., London Branch Commitment	$61,782,268	-	-	$20,523,073
DVB Bank SE Commitment	$61,782,268	-	-	-
Deutsche Bank AG, Hong Kong Branch Commitment	-	$42,450,397	-	$20,523,073
Santander Bank, N.A. Commitment		$42,450,397	-	$20,523,073
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main Commitment		$49,824,410	-	-
The Export-Import Bank of Korea Commitment	-	-	$204,280,079	-
Commonwealth Bank of Australia, New York Branch Commitment	$36,870,063	-	-	-

Schedule 12
 Margin Certificate
To: ABN AMRO Capital USA LLC, as Administrative Agent
From: Dorian LPG Ltd., as Facility Guarantor

Dated [●]

US $758,105,296 Facility Agreement, dated [●], 2015 (the "Agreement")
1.	I/We refer to the Agreement. Terms defined in the Agreement have the same meaning when used in this Certificate unless given a different meaning in this Certificate.
2.	I/We confirm that, as at the date hereof:
(a)	the following are the names of the Ships and confirmation whether each Ship is on Acceptable Charter:
Comet	[Acceptable Charter/Not Acceptable Charter]
Corvette	[Acceptable Charter/Not Acceptable Charter]
Cobra	[Acceptable Charter/Not Acceptable Charter]
Cougar	[Acceptable Charter/Not Acceptable Charter]
Continental	[Acceptable Charter/Not Acceptable Charter]
Constitution	[Acceptable Charter/Not Acceptable Charter]
Concorde	[Acceptable Charter/Not Acceptable Charter]
Commodore	[Acceptable Charter/Not Acceptable Charter]
Cresques	[Acceptable Charter/Not Acceptable Charter]
Cheyenne	[Acceptable Charter/Not Acceptable Charter]
Constellation	[Acceptable Charter/Not Acceptable Charter]
Clermont	[Acceptable Charter/Not Acceptable Charter]
Cratis	[Acceptable Charter/Not Acceptable Charter]
Chaparral	[Acceptable Charter/Not Acceptable Charter]
Copernicus	[Acceptable Charter/Not Acceptable Charter]
Commander	[Acceptable Charter/Not Acceptable Charter]

Challenger	[Acceptable Charter/Not Acceptable Charter]
Caravel	[Acceptable Charter/Not Acceptable Charter]

(b)	the average remaining tenor on the Acceptable Charters, in the aggregate, is greater than one (1) year; and
(c)	[50% or more but less than 75% of the Ships] [75% or more of the Ships] are employed on Acceptable Charters.
3.	I/We hereby provide notice that the applicable Margin in respect of the Commercial Tranche for the quarter starting [●] shall be [2.50%/2.25%] per annum.

Signed on behalf of Dorian LPG Ltd.
By:            ……………………………………………………
Name:
Title: [Chief Financial Officer]

SIGNATURES
DORIAN LPG FINANCE LLC
As Borrower
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

COMET LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

CORVETTE LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN SHANGHAI LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN HOUSTON LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN SAO PAULO LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

CONCORDE LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

CONSTELLATION LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN ULSAN LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN AMSTERDAM LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN MONACO LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN BARCELONA LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN TOKYO LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN DUBAI LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN GENEVA LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN CAPE TOWN LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

COMMANDER LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN EXPLORER LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN EXPORTER LPG TRANSPORT LLC
As Upstream Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

DORIAN LPG LTD.
As Facility Guarantor
By:	/s/ Theodore Young
Name:	Theodore Young
Title:	President

ABN AMRO CAPITAL USA LLC
As Bookrunner, Mandated Lead Arranger, Global Coordinator, Administrative Agent, Security Agent and Original Lender
By:	/s/ Urvashi Zutshi	By:	/s/ Passchier Veefkind
Name:	Urvashi Zutshi	Name:	Passchier Veefkind
Title:	Managing Director	Title:	Director – Energy Offshore

ABN AMRO BANK N.V.
As Swap Bank
By:	/s/ P.R. Vogelzang	By:	/s/ Thijs Slavenburg
Name:	P.R. Vogelzang	Name:	Thijs Slavenburg
Title:		Title:	Director

CITIBANK N.A., LONDON BRANCH
As Bookrunner, Mandated Lead Arranger, ECA Coordinator, ECA Agent and Original Lender
By:	/s/ Kara Catt	By:
Name:	Kara Catt	Name:
Title:	Vice President	Title:

CITIGROUP GLOBAL MARKETS INC.
As Swap Bank
By:	/s/ Valentino Gallo	By:
Name:	Valentino Gallo	Name:
Title:	Managing Director Export and Agency Finance	Title:
388 Greenwich Street/20th Floor
(212) 816-1008

THE EXPORT-IMPORT BANK OF KOREA
As Mandated Lead Arranger, Swap Bank and Original Lender
By:	/s/ Yang Woon-Sung	By:
Name:	Yang Woon-Sung	Name:
Title:	Senior Loan Officer	Title:

ING CAPITAL MARKETS LLC
As Swap Bank
By:	/s/ Gary E. Kalbaugh	By:
Name:	Gary E. Kalbaugh	Name:
Title:	Director	Title:

ING BANK N.V., LONDON BRANCH
As Bookrunner, Mandated Lead Arranger and Original Lender
By:	/s/ Adam Byrne	By:	/s/ Graham Wallden
Name:	Adam Byrne	Name:	Graham Wallden
Title:	Managing Director	Title:	Director

DVB BANK SE
As Bookrunner, Mandated Lead Arranger, Swap Bank and Original Lender
By:	/s/ Frühauf	By:	/s/ Gőtz
Name:	Frühauf	Name:	Gőtz
Title:	Vice President	Title:	Vice President

COMMONWEALTH BANK OF AUSTRALIA, NEW YORK BRANCH
As Swap Bank and Original Lender
By:	/s/ James M. Miller	By:
Name:	James M. Miller	Name:
Title:	Head of Americas Origination Structured Asset Finance	Title:

DEUTSCHE BANK AG, HONG KONG BRANCH
As Mandated Lead Arranger and Original Lender
By:	/s/ Edward-SL Hul	By:	/s/ Ken-KS Cheng
Name:	Edward-SL Hul	Name:	Ken-KS Cheng
Title:	Vice President	Title:	Associate
	Structured Trade & Export Finance, Hong Kong		Structured Trade & Export Finance, Hong Kong

DZ BANK AG
DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK
FRANKFURT AM MAIN
As Original Lender
By:	/s/ Manfred Fischer	By:	/s/ Oliver Hannusch
Name:	Manfred Fischer	Name:	Oliver Hannusch
Title:	Managing Director	Title:	Associate Director

SANTANDER BANK, N.A.
As Original Lender
By:	/s/ Jean-Baptiste Piette	By:	/s/ Puiki Lok
Name:	Jean-Baptiste Piette	Name:	Puiki Lok
Title:	Executive Director	Title:	Vice President

BANCO SANTANDER, S.A.
As Mandated Lead Arranger
By:	/s/ Remedios Cantalapiedra	By:	/s/ Carmen Velazquez
Name:	Remedios Cantalapiedra	Name:	Carmen Velazquez
Title:	Associate	Title:	Associate